    As filed with the Securities and Exchange Commission on March 10, 2000

                                                      Registration No.      333-
                                                                            811-

                       SECURITIES AND EXCHANGE COMMISSION
                       ----------------------------------
                             WASHINGTON, D.C. 20549

                                PRIVILEGE SELECT

                                    FORM N-4

                        REGISTRATION STATEMENT UNDER THE
                            SECURITIES ACT OF 1933                          X
                         Pre-Effective Amendment No.
                                                     ---
                        Post-Effective Amendment No.
                                                     ---

                                       and

                          REGISTRATION STATEMENT UNDER
                        THE INVESTMENT COMPANY ACT OF 1940                  X
                                  Amendment No.

                       PFL LIFE VARIABLE ANNUITY ACCOUNT E
                           (Exact Name of Registrant)

                           PFL LIFE INSURANCE COMPANY
                               (Name of Depositor)

                             4333 Edgewood Road N.E.
                           Cedar Rapids, IA 52499-0001
              (Address of Depositor's Principal Executive Offices)
                  Depositor's Telephone Number: (319) 297-8468

                               Frank A. Camp, Esq.
                           PFL Life Insurance Company
                            4333 Edgewood Road, N.E.
                           Cedar Rapids, IA 52499-0001
                     (Name and Address of Agent for Service)

                                    Copy to:
                           Frederick R. Bellamy, Esq.
                       Sutherland, Asbill and Brennan LLP
                         1275 Pennsylvania Avenue, N.W.
                           Washington, D.C. 20004-2415

Title of Securities Being Registered: Flexible Premium Variable Annuity Policies
------------------------------------

Approximate Date of Proposed Public Offering:
--------------------------------------------

As soon as practicable after the effective date of the Registration statement.

Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                                PRIVILEGE SELECT

                                                                  Issued Through

                                             PFL LIFE VARIABLE ANNUITY ACCOUNT E

                                                                              by

                                                    PFL LIFE INSURANCE COMPANY -
                                                          A TRANSAMERICA COMPANY


Prospectus
[DATE]


This prospectus and the mutual fund prospectuses give you important information about the policies and the mutual funds. Please read them carefully before you invest and keep them for future reference.

If you would like more information about the Privilege Select variable annuity policy, you can obtain a free copy of the Statement of Additional Information
(SAI) dated             . Please call us at (800) 525-6205 or write us at: PFL
            ------------
Life Insurance Company, Financial Markets Division, Variable Annuity Department, 4333 Edgewood Road N.E., Cedar Rapids, Iowa, 52499-0001. A registration statement, including the SAI, has been filed with the Securities and Exchange Commission (SEC) and is incorporated herein by reference. Information about the separate account can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. You may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains the prospectus, the SAI, material incorporated by reference, and other information. The table of contents of the SAI is included at the end of this prospectus.


Please note that the policies and the mutual funds:
 .    are not bank deposits
 .    are not federally insured
 .    are not endorsed by any bank or government agency
 .    are not guaranteed to achieve their goal
 .    are subject to risks, including loss of premium


The Securities and Exchange Commission has not approved or disapproved these securities, or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This flexible premium annuity policy has many investment choices. There is a fixed account, which offers interest at rates that are guaranteed by PFL Life Insurance Company (PFL), and twenty-nine mutual fund portfolios offered by the underlying funds listed below. You can choose any combination of these investment choices. You bear the entire investment risk for all amounts you put in the mutual fund portfolios.

VARIABLE INSURANCE PRODUCTS FUND
(VIP) - SERVICE CLASS 2
     Fidelity - VIP Money Market Portfolio
     Fidelity - VIP High Income Portfolio
     Fidelity - VIP Equity-Income Portfolio
     Fidelity - VIP Growth Portfolio

VARIABLE INSURANCE PRODUCTS FUND II
(VIP II) - INITIAL CLASS
     Fidelity - VIP II Index 500 Portfolio

VARIABLE INSURANCE PRODUCTS FUND II
(VIP II) - SERVICE CLASS 2
     Fidelity - VIP II Contrafund Portfolio

VARIABLE INSURANCE PRODUCTS FUND III
(VIP III) - SERVICE CLASS 2
     Fidelity - VIP III Mid Cap Portfolio

MFS VARIABLE INSURANCE TRUST
     MFS Bond Series
     MFS Capital Opportunities Series
     MFS Growth Series
     MFS New Discovery Series
     MFS Utilities Series

OPPENHEIMER VARIABLE ACCOUNT FUNDS
     Oppenheimer Capital Appreciation Fund/VA
     Oppenheimer Global Securities Fund/VA
     Oppenheimer Main Street Growth & Income Fund/VA
     Oppenheimer Multiple Strategies Fund/VA
     Oppenheimer Strategic Bond Fund/VA

STI CLASSIC VARIABLE TRUST
     STI Capital Appreciation Fund
     STI Growth & Income Fund
     STI International Equity Fund
     STI Investment Grade Bond Fund
     STI Mid-Cap Equity Fund
     STI Quality Growth Stock Fund
     STI Small Cap Equity Fund
     STI Value Income Stock Fund

WRL SERIES FUND, INC.
     WRL Goldman Sachs Small Cap
     WRL Janus Global
     WRL Janus Growth
     WRL VKAM Emerging Growth

TABLE OF CONTENTS                                               Page

GLOSSARY OF TERMS....................................

SUMMARY..............................................

ANNUITY POLICY FEE TABLE.............................

EXAMPLES

1.   THE ANNUITY POLICY..............................

2.   PURCHASE........................................
     Policy Issue Requirements.......................
     Premium Payments................................
     Initial Premium Requirements....................
     Additional Premium Payments.....................
     Maximum Total Premium Payments..................
     Allocation of Premium Payments..................
     Policy Value....................................

3.   INVESTMENT CHOICES..............................
     The Separate Account............................
     The Fixed Account...............................
     Transfers.......................................

4.   PERFORMANCE.....................................

5.   EXPENSES........................................
     Surrender Charges...............................
     Excess Interest Adjustment......................
     Mortality and Expense Risk Fee..................
     Administrative Charges..........................
     Premium Taxes...................................
     Federal, State and Local Taxes..................
     Transfer Fee....................................
     Family Income Protector.........................
     Portfolio Management Fees.......................

6.   ACCESS TO YOUR MONEY............................
     Surrenders......................................
     Delay of Payment and Transfers..................
     Excess Interest Adjustment......................

7.   ANNUITY PAYMENTS
     (THE INCOME PHASE)..............................
     Annuity Payment Options.........................

8.   DEATH BENEFIT...................................
     When We Pay A Death Benefit.....................
     When We Do Not Pay A Death Benefit..............
     Amount of Death Benefit.........................
     Guaranteed Minimum Death Benefit................
     Adjusted Partial Withdrawal.....................

9.   TAXES
     Annuity Policies in General.....................
     Qualified and Nonqualified  Policies............
     Withdrawals - Qualified Policies................
     Withdrawals - 403(b) Policies...................
     Diversification and Distribution Requirements...
     Withdrawals - Nonqualified Policies.............
     Taxation of Death Benefit Proceeds..............
     Annuity Payments................................
     Transfers, Assignments or Exchanges
       of Policies...................................
     Possible Tax Law Changes........................

10.  ADDITIONAL FEATURES.............................
     Systematic Payout Option........................
     Family Income Protector.........................
     Nursing Care and Terminal Condition
        Withdrawal Option............................
     Unemployment Waiver.............................
     Telephone Transactions..........................
     Dollar Cost Averaging Program...................
     Asset Rebalancing...............................

11.  OTHER INFORMATION...............................
     Ownership.......................................
     Assignment......................................
     PFL Life Insurance Company......................
     The Separate Account............................
     Mixed and Shared Funding........................
     Reinstatements..................................
     Voting Rights...................................
     Distributor of the Policies.....................
     Non-Participating Policy .......................
     Variations in Policy Provisions.................
     IMSA
     Legal Proceedings...............................
     Financial Statements............................

TABLE OF CONTENTS OF THE STATEMENT
OF ADDITIONAL INFORMATION............................

APPENDIX A
Historical Performance Data..........................

GLOSSARY OF TERMS

Accumulation Unit--An accounting unit of measure used in calculating the policy value in the separate account before the annuity commencement date.

Annuitant--The person during whose life any annuity payments involving life contingencies will continue.

Annuity Commencement Date--The date upon which annuity payments are to commence. The annuity commencement date may not be later than the last day of the policy month starting after the annuitant attains age 85, except as expressly allowed by PFL. In no event will this date be later than the last day of the policy month following the month in which the annuitant attains age 95. The annuity commencement date may be required to be earlier for qualified policies.

Annuity Payment Option--A method of receiving a stream of annuity payments selected by the owner.

Cash Value--The policy value increased or decreased by an excess interest adjustment, less the service charge, and less any applicable premium taxes, surrender charge and family income protector rider fee.

Cumulative Free Percentage--The percentage (as applied to the policy value) which is available free of any surrender charge.

Excess Interest Adjustment--A positive or negative adjustment to amounts withdrawn upon partial or full surrenders from the fixed account guaranteed period options, or to amounts applied to annuity payment options. The adjustment reflects changes in the interest rates that PFL declared since the date any payment was received by or an amount was transferred to the guaranteed period option. The excess interest adjustment can either decrease or increase the amount the owner receives upon full surrender or commencement of annuity payments, depending upon whether there has been an increase or decrease in interest rates, respectively.

Fixed Account--One or more investment choices under the policy that are part of PFL's general assets and are not in the separate account.

Guaranteed Period Options--The various guaranteed interest rate periods of the fixed account which may be offered by PFL and into which premium payments may be paid or amounts transferred.

Owner--The person who may exercise all rights and privileges under the policy. The owner during the lifetime of the annuitant and prior to the annuity commencement date is the person designated as the owner or a successor owner in the information that we require to issue a policy.

Policy Value--On or before the annuity commencement date, the policy value is equal to the owner's:
 .    premium payments; minus
 .    partial withdrawals (including the net effect of any applicable excess interest adjustments and/or surrender charges on such withdrawals); plus
 .    interest credited in the fixed account; plus or minus
 .    accumulated gains or losses in the separate account; minus
 .    service charges, premium taxes, rider fees, and transfer fees, if any.

Separate Account--PFL Life Variable Annuity Account E, a separate account established and registered as a unit investment trust under the Investment Company Act of 1940, (the "1940 Act"), as amended, to which premium payments under the policies may be allocated.

Subaccount--A subdivision within the separate account, the assets of which are invested in a specified portfolio of the underlying funds.

               (Note: The SAI contains a more extensive Glossary.)

SUMMARY

The sections in this summary correspond to sections in this prospectus, which discuss the topics in more detail.

1.   THE ANNUITY POLICY

The flexible premium variable annuity policy offered by PFL Life Insurance Company (PFL, we, us or our) provides a way to invest on a tax-deferred basis in the following investment choices: subaccounts of the separate account and a fixed account of PFL. The policy is intended to accumulate money for retirement or other long-term investment purposes.

This policy offers twenty-nine subaccounts that are listed in Section 3. Each subaccount invests exclusively in shares of one of the portfolios of the underlying funds. The policy value may depend on the investment experience of the selected subaccounts. Therefore, you bear the entire investment risk with respect to all policy value in any subaccount. You could lose the amount that you invest.

The fixed account offers an interest rate that PFL guarantees. We guarantee to return your investment with interest credited for all amounts allocated to the fixed account.

You can transfer money between any of the investment choices within certain limits. We reserve the right to impose a $10 fee for each transfer in excess of 12 transfers per policy year.

The policy, like all deferred annuity policies, has two phases: the "accumulation phase" and the "income phase." During the accumulation phase, earnings accumulate on a tax-deferred basis and are taxed as ordinary income when you take them out of the policy. The income phase occurs when you begin receiving regular payments from your policy. The money you can accumulate during the accumulation phase will largely determine the income payments you receive during the income phase.

2.   PURCHASE

You can buy this policy with $2,000 or more under most circumstances. You can add as little as $50 at any time during the accumulation phase.

3.   INVESTMENT CHOICES

You can allocate your premium payments to one or more of the following investment choices described in the underlying fund prospectuses:

Fidelity - VIP Money Market Portfolio
Fidelity - VIP Equity-Income Portfolio
Fidelity - VIP Growth Portfolio
Fidelity - VIP High Income Portfolio
Fidelity - VIP II Index 500 Portfolio
Fidelity - VIP II Contrafund Portfolio
Fidelity - VIP III Mid Cap Portfolio
MFS Bond Series
MFS Capital Opportunities Series
MFS Growth Series
MFS New Discovery Series
MFS Utilities Series
Oppenheimer Capital Appreciation Fund/VA
Oppenheimer Global Securities Fund/VA
Oppenheimer Main Street Growth & Income Fund/VA
Oppenheimer Multiple Strategies Fund/VA
Oppenheimer Strategic Bond Fund/VA
STI Capital Appreciation Fund
STI Growth & Income Fund
STI International Equity Fund
STI Investment Grade Bond Fund
STI Mid-Cap Equity Fund
STI Quality Growth Stock Fund
STI Small Cap Equity Fund
STI Value Income Stock Fund
WRL Goldman Sachs Small Cap
WRL Janus Global
WRL Janus Growth
WRL VKAM Emerging Growth

Depending upon their investment performance, you can make or lose money in any of these subaccounts.

You can also allocate your premium payments to the fixed account.

4.   PERFORMANCE

The value of the policy will vary up or down depending upon the investment performance of the subaccounts you choose. We provide performance information in Appendix

A and in the SAI. This data is not intended to indicate future performance.

5.   EXPENSES

No deductions are made from premium payments at the time you buy the policy so that the full amount of each premium payment is invested in one or more of your investment choices.

We may deduct a surrender charge of up to 6.0% of premium payments withdrawn within five years after the premium is paid. However, after the tenth policy year, no surrender charges apply, regardless of when you made your last premium payment. To calculate surrender charges, we consider the premium you paid to come out before any earnings.

Full surrenders and partial withdrawals from a guaranteed period option of the fixed account may also be subject to an excess interest adjustment, which may increase or decrease the amount you receive. This adjustment may also apply to amounts applied to an annuity payment option from a guaranteed period option of the fixed account.

We deduct daily mortality and expense risk fees and administrative charges of either 1.25% or 1.40% per year from the assets in each subaccount, depending on the guaranteed minimum death benefit you choose.

During the accumulation phase, we deduct an annual service charge of no more than $30 from the policy value on each policy anniversary and at the time of surrender. The charge is waived if either the policy value or the sum of all premium payments, minus all partial withdrawals, is at least $50,000.

We will deduct state premium taxes, which currently range from 0% to 3.50%, upon total surrender, payment of a death benefit, or when annuity payments begin.

If you elect the "family income protector" rider, there is an annual fee during the accumulation phase of 0.30% of the minimum annuitization value. If you receive annuity payments under the rider, then during the income phase there is a guaranteed payment fee at an annual rate of 1.25% of the daily net asset value in the separate account.

The value of the net assets of the subaccounts will reflect the management fee and other expenses incurred by the underlying portfolios.

6.   ACCESS TO YOUR MONEY

You can take money out anytime during the accumulation phase (except under certain qualified policies). You may take out up to 10% of the policy value free of surrender charges each policy year. The percentage that may be taken free of surrender charges is referred to as the cumulative free percentage. Any cumulative free percentage that is not taken in one year is carried forward and is available to be taken in the following policy year free of surrender charges. Amounts withdrawn in excess of the cumulative free percentage may be subject to a surrender charge and excess interest adjustment. You may also have to pay income tax and a tax penalty on any money you take out.

7.   ANNUITY PAYMENTS (THE INCOME PHASE)

The policy allows you to receive income under one of five annuity payment options. You may choose from fixed payment options, variable payment options, or a combination of both. If you select a variable payment option, the dollar amount of your payments may go up or down.

8.   DEATH BENEFIT

If you are both the owner and the annuitant and you die before the income phase begins, then your beneficiary will receive a death benefit.

Naming different persons as owner and annuitant can affect whether the death benefit is payable and to whom amounts will be paid. Use care when naming owners, annuitants and beneficiaries, and consult your agent if you have questions.

You may choose one of the following guaranteed minimum death benefits:
 .    5% Growth through age 80
 .    Annual Step-Up through age 80
 .    Return of Premium

Charges are higher for the 5% Growth through age 80 and Annual Step-Up through age 80 death benefits.

If the owner is not the annuitant, no death benefit is paid if the owner dies.

9.   TAXES

Your earnings, if any, are not taxed until you take them out. If you take money out during the accumulation phase, earnings come out first for federal tax purposes, and are taxed as ordinary income. If you are younger than 59 1/2 when you take money out, you may be charged a 10% federal penalty tax on the earnings. Payments during the income phase may be considered partly a return of your original investment so that part of each payment would not be taxable as income.

10.  ADDITIONAL FEATURES

This policy has additional features that might interest you. These include the following:

 .    You can arrange to have money automatically sent to you monthly, quarterly, semi-annually, or annually while your policy is in the accumulation phase. This feature is referred to as the "systematic payout option." Amounts you receive may be included in your gross income, and in certain circumstances, may be subject to penalty taxes.

 .    You can elect an optional rider that guarantees you a minimum annuitization value. This feature is called the "family income protector." There is an extra charge for this rider and the rider may vary by state.

 .    Under certain medically related circumstances, we will allow you to surrender or partially withdraw your policy value without a surrender charge and excess interest adjustment. This feature is called the "nursing care and terminal condition withdrawal option."

 .    Under certain unemployment circumstances, you may withdraw all or a portion of the policy value free of surrender charges and excess interest adjustments. This feature is called the "unemployment waiver."

 .    You may make transfers and/or change the allocation of additional premium payments by telephone.

 .    You can arrange to have a certain amount of money automatically transferred from the fixed account, either monthly or quarterly, to your choice of subaccounts. This feature is called "dollar cost averaging."

 .    We will, upon your request, automatically transfer amounts among the subaccounts on a regular basis to maintain a desired allocation of the policy value among the various subaccounts. This feature is called "asset rebalancing."

These features are not available in all states and may not be suitable for your particular situation.

11.  OTHER INFORMATION

Right to Cancel Period. You may return your policy for a refund. The amount of time you have to return the policy will depend on the state where the policy was issued. It is generally only 10 days. The amount of the refund will generally be the policy value. PFL will pay the refund within 7 days after it receives written notice of cancellation and the returned policy. The policy will then be deemed void. In some states you may have more than ten days to return a policy, or receive a refund of more (or less) than the policy value.

No Probate. Usually, when the annuitant dies, the person you choose as your beneficiary will receive the death benefit under this policy without going through probate. State laws vary on how the amount that may be paid is treated for estate tax purposes.

Who should purchase the policy? This policy is designed for people seeking long-term tax-deferred accumulation of assets, generally for retirement or other long-term purposes; and for persons who have maximized their use of other retirement savings methods, such as 401(k) plans. The tax-deferred feature is most attractive to people in high federal and state tax brackets. The tax deferral features of variable annuities are unnecessary when purchased to fund a qualified plan. You should not buy this policy if you are looking for a short-term investment or if you cannot take the risk of losing the money that you put in.

There are various fees and charges associated with variable annuities. You should consider whether the features and benefits unique to variable annuities, such as the opportunity for lifetime income payments, a guaranteed death benefit and the guaranteed level of certain charges, are appropriate for your needs.

Financial Statements. Financial statements for PFL are in the SAI.

12.  INQUIRIES

If you need more information, please contact us at:

         Administrative and Service Office
         Financial Markets Division
         Variable Annuity Department
         PFL Life Insurance Company
         4333 Edgewood Road N.E.
         P.O. Box 3183
         Cedar Rapids, IA 52406-3183

================================================================================

                            ANNUITY POLICY FEE TABLE

================================================================================


                        Policy Owner Transaction Expenses

--------------------------------------------------------------------------------
Sales Load On Purchase Payments.............................                 0
Maximum Surrender Charge
     (as a % of Premium Payments Surrendered)(1)(2).........                 6%
Surrender Fees..............................................                 0
Service Charge (2)..........................................     $30 Per Policy
Transfer Fee (2)............................................   Currently No Fee
Family Income Protector (optional) (3)
      Rider Fee.............................................              0.30%


--------------------------------------------------------------------------------
================================================================================

                        Separate Account Annual Expenses
                   (as a percentage of average account value)

--------------------------------------------------------------------------------
Mortality and Expense Risk Fees(4)..........................              1.25%
Administrative Charge.......................................              0.15%

TOTAL SEPARATE ACCOUNT
ANNUAL EXPENSES.............................................              1.40%


================================================================================

                          Portfolio Annual Expenses (5)
    (as a percentage of average net assets and after expense reimbursements)

--------------------------------------------------------------------------------

                                                    Management    Other        Rule       Total Portfolio
                                                       Fees      Expenses   12b-1 Fees    Annual Expenses
---------------------------------------------------------------------------------------------------------
Fidelity - VIP Money Market Portfolio
Fidelity - VIP High Income Portfolio
Fidelity - VIP Equity-Income Portfolio (6)
Fidelity - VIP Growth Portfolio (6)
Fidelity - VIP II Index 500 Portfolio (6)
Fidelity - VIP II Contrafund Portfolio (6)
Fidelity - VIP III Mid Cap Portfolio (6)
MFS Bond Series
MFS Capital Opportunities Series
MFS Growth Series
MFS New Discovery Series
MFS Utilities Series
Oppenheimer Capital Appreciation Fund/VA
Oppenheimer Global Securities Fund/VA
Oppenheimer Main Street Growth & Income Fund/VA
Oppenheimer Multiple Strategies Fund/VA
Oppenheimer Strategic Bond Fund/VA
STI Capital Appreciation Fund
STI Growth & Income Fund
STI International Equity Fund
STI Investment Grade Bond Fund
STI Mid-Cap Equity Fund
STI Quality Growth Stock Fund
STI Small Cap Equity Fund
STI Value Income Stock Fund
WRL Goldman Sachs Small Cap
WRL Janus Global
WRL Janus Growth
WRL VKAM Emerging Growth

================================================================================

(1) The surrender charge is decreased based on the number of years since the premium payment was made, from 6% in the year in which the premium payment was made to 0% in the sixth year after the premium payment was made. However, after the tenth policy year, no surrender charges apply, regardless of when you made your last premium payment. If applicable, a surrender charge will only be applied to withdrawals that exceed the amount available under certain listed exceptions.

(2) The surrender charge and transfer fee, if any are imposed, apply to each policy, regardless of how policy value is allocated among the separate account and the fixed account. The service charge is the lesser of $30 or 2% of the policy value. It applies to both the fixed account and the separate account, and is assessed on a pro rata basis relative to each account's policy value as a percentage of the policy's total policy value. There is no fee for the first 12 transfers per year. For additional transfers, PFL may charge a fee of $10 per transfer, but currently does not charge for any transfers. Separate account annual expenses do not apply to the fixed account.

(3) The annual rider fee for the optional family income protector rider (only deducted during the accumulation phase) is currently equal to 0.30% of the minimum annuitization value on the previous policy anniversary; PFL may, at its discretion, change the rate in the future, but the rate will never be greater than 0.50% per year. The guaranteed payment fee is only charged if you annuitize under the family income protector rider, and then only after annuitization. This fee is reflected in the amount of the variable payments. The guaranteed payment fee is currently equal to an effective annual rate of 1.25% of the daily net asset value in the variable investment options. PFL may, at its discretion, change the rate in the future, but the rate will never be greater than 2.25% per year. Once the family income protector rider is added to your policy, neither the rider fee nor the guaranteed payment fee that is in effect at that time will change during the life of that family income protector rider. They could change if you upgrade.

(4) Mortality and expense risk fees shown (1.25%) are for the "5% Growth through age 80 Death Benefit" and the "Annual Step-Up through age 80 Death Benefit." This reflects a fee that is 0.15% higher than the 1.10% corresponding fee for the "Return of Premium Death Benefit."

(5) The fee table information relating to the underlying funds was provided to PFL by the underlying funds, their investment advisers or managers, and PFL has not independently verified such information. Actual future expenses of the portfolios may be greater or less than those shown in the Table.

(6) A portion of the brokerage commissions that certain funds pay was used to reduce fund expenses. In addition, certain funds, or Fidelity Management & Research Company on behalf of certain funds, have entered into arrangements with their custodian whereby credits realized as a result of uninvested cash balances were used to reduce custodian expenses. The total operating expenses, after reimbursement for the Fidelity - VIP II Index 500 Portfolio and the Fidelity - VIP III Mid Cap Portfolio reflect these reductions in the table above.

EXAMPLES

You would pay the following expenses on a $1,000 investment, assuming a hypothetical 5% annual return on assets, assuming the entire policy value is in the applicable subaccount, and assuming the family income protector rider has been selected:

The expenses reflect different mortality and expense risk fees depending on which death benefit you select:
A = Return of Premium Death Benefit (1.10% charge)
B = 5 % Growth through age 80 Death Benefit or the Annual Step-Up through age 80
    Death Benefit (1.25% charge)


====================================================================================================================================

                                                                                               If the policy is annuitized at
                                                            If the policy is surrendered       the end of the applicable time
                                                            at the end of the applicable       period or if the policy is not
                                                                    time period.                 surrendered or annuitized.
                                                        ----------------------------------------------------------------------------

                                                              1 Year            3 Years           1 Year           3 Years
------------------------------------------------------------------------------------------------------------------------------------

  Fidelity - VIP Money Market Portfolio              A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  Fidelity - VIP High Income Portfolio               A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  Fidelity - VIP Equity-Income Portfolio             A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  Fidelity - VIP Growth Portfolio                    A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  Fidelity - VIP II Index 500 Portfolio              A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  Fidelity - VIP II Contrafund Portfolio             A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  Fidelity - VIP III Mid Cap Portfolio               A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  MFS Bond Series                                    A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  MFS Capital Opportunities Series                   A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  MFS Growth Series                                  A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  MFS New Discovery Series                           A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  MFS Utilities Series                               A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  Oppenheimer Capital Appreciation Fund/VA           A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  Oppenheimer Global Securities Fund/VA              A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  Oppenheimer Main Street Growth & Income Fund/VA    A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  Oppenheimer Multiple Strategies Fund/VA            A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  Oppenheimer Strategic Bond Fund/VA                 A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  STI Capital Appreciation Fund                      A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  STI Growth & Income Fund                           A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  STI International Equity Fund                      A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------


EXAMPLES continued....

====================================================================================================================================

                                                                                               If the policy is annuitized at
                                                            If the policy is surrendered       the end of the applicable time
                                                            at the end of the applicable       period or if the policy is not
                                                                    time period.                 surrendered or annuitized.
                                                        ----------------------------------------------------------------------------

                                                        1 Year            3 Years           1 Year           3 Years
------------------------------------------------------------------------------------------------------------------------------------

  STI Investment Grade Bond Fund                     A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  STI Mid-Cap Equity Fund                            A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  STI Quality Growth Stock Fund                      A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  STI Small Cap Equity Fund                          A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  STI Value Income Stock Fund                        A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  WRL Goldman Sachs Small Cap                        A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  WRL Janus Global                                   A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  WRL Janus Growth                                   A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------

  WRL VKAM Emerging Growth                           A
------------------------------------------------------------------------------------------------------------------------------------

                                                     B
------------------------------------------------------------------------------------------------------------------------------------



The above table will assist you in understanding the costs and expenses that you will bear, directly or indirectly. These include the 1999 expenses of the underlying fund portfolios. In addition to the expenses listed above, premium taxes may be applicable.

The examples should not be considered a representation of past or future expenses, and actual expenses may be greater or lesser than those shown. The assumed 5% annual return is hypothetical and should not be considered a representation of past or future annual returns, which may be greater or less than the assumed rate.

In these examples, the $30 service charge is reflected as a charge of         %
                                                                      --------
based on an anticipated average policy value of $               .
                                                 ---------------

Financial Information. The subaccounts had not commenced operations as of December 31, 1999, therefore there is no condensed financial information to report as of the date of this prospectus.

1.   THE ANNUITY POLICY

This prospectus describes the Privilege Select variable annuity policy offered by PFL Life Insurance Company.

An annuity is a policy between you, the owner, and an insurance company (in this case PFL), where the insurance company promises to pay you an income in the form of annuity payments. These payments begin on a designated date, referred to as the annuity commencement date. Until the annuity commencement date, your annuity is in the accumulation phase and the earnings (if any) are tax deferred. Tax deferral means you generally are not taxed on your annuity until you take money out of your annuity. After the annuity commencement date, your annuity switches to the income phase.

The policy is a flexible premium variable annuity. You can use the policy to accumulate funds for retirement or other long-term financial planning purposes.

This policy is a "flexible premium" policy because after you purchase it, you can generally make additional investments of any amount of $50 or more, until the annuity commencement date. But you are not required to make any additional investments.

The policy is a "variable" annuity because the value of your investments can go up or down based on the performance of your investment choices. If you invest in the variable annuity portion of the policy, the amount of money you are able to accumulate in your policy during the accumulation phase depends upon the performance of your investment choices. The amount of annuity payments you receive during the income phase from the variable annuity portion of your policy also depends upon the investment performance of your investment choices for the income phase. However, if you annuitize under the family income protector rider, then PFL will guarantee a minimum amount of your annuity payments.

The policy also contains a fixed account. The fixed account offers interest at rates that we guarantee will not decrease during the selected guaranteed period. There may be different interest rates for each different guaranteed period that you select.

2.   PURCHASE

Policy Issue Requirements

PFL will not issue a policy unless:
 .    PFL receives all information needed to issue the policy;
 .    PFL receives a minimum initial premium payment; and
 .    You (annuitant and any joint owner) are age 84 or younger.

We reserve the right to reject any application or premium payment.

Premium Payments

You should make checks for premium payments payable only to PFL Life Insurance Company and send them to the administrative and service office. Your check must be honored in order for PFL to pay any associated payments and benefits due under the policy.

Initial Premium Requirements

The initial premium payment for most policies must be at least $2,000. There is no minimum initial premium payment for policies issued under section 403(b) of the Internal Revenue Code; however, your premium must be received within 90 days of the policy date or your policy will be canceled. We will credit your initial premium payment to your policy within two business days after the day we receive it and your complete policy information. If we are unable to credit your initial premium payment, we will contact you within five business days and explain why. We will also return your initial premium payment at that time unless you let us keep it and credit it as soon as possible.

The date on which we credit your initial premium payment to your policy is the policy date. The policy date is used to determine policy years, policy months and policy anniversaries.

Additional Premium Payments

You are not required to make any additional premium payments. However, you can make additional premium payments as often as you like during the lifetime of the annuitant and during the accumulation phase. Additional premium payments must be at least $50. We will credit additional premium payments to your policy as of the business day we receive your premium and required information. Additional premium payments must be received before the New York Stock Exchange closes to get same-day pricing of the premium payment.

Maximum Total Premium Payments

We allow premium payments up to a total of $1,000,000 without prior approval.

Allocation of Premium Payments

When you purchase a policy, we will allocate your premium payment to the investment choices you select. Your allocation must be in whole percentages and must total 100%. We will allocate additional premium payments the same way, unless you request a different allocation.

If you allocate your premium payment to the dollar cost averaging fixed account, you must give us directions regarding the subaccount(s) to which transfers are to be made or we cannot accept your premium payment.

You may change allocations for future additional premium payments by sending us written instructions or by telephone, subject to the limitations described below under "Telephone Transactions." The allocation change will apply to premium payments received after the date we receive the change request.

Policy Value

You should expect your policy value to change from valuation period to valuation period. A valuation period begins at the close of trading on the New York Stock Exchange on each business day and ends at the close of trading on the next succeeding business day. A business day is each day that the New York Stock Exchange is open. The New York Stock Exchange generally closes at 4:00 p.m. eastern time. Holidays are generally not business days.

3.   INVESTMENT CHOICES

The Separate Account

The Privilege Select variable annuity separate account currently consists of twenty-nine subaccounts.

The Underlying Funds Portfolios. The subaccounts invest in shares of the various
-------------------------------
underlying fund portfolios. The companies that provide investment advice and administrative services for the underlying fund portfolios offered through this policy are listed below. The following investment choices are currently offered through this policy:

VARIABLE INSURANCE PRODUCTS FUND
(VIP) - SERVICE CLASS 2
Managed by Fidelity Management & Research Company
     Fidelity - VIP Money Market Portfolio
     Fidelity - VIP Equity-Income Portfolio
     Fidelity - VIP Growth Portfolio
     Fidelity - VIP High Income Portfolio

VARIABLE INSURANCE PRODUCTS FUND II
(VIP II) - INITIAL CLASS
Managed by Fidelity Management & Research Company
     Fidelity - VIP II Index 500 Portfolio

VARIABLE INSURANCE PRODUCTS FUND II
(VIP II) - SERVICE CLASS 2
Managed by Fidelity Management & Research Company
     Fidelity - VIP II Contrafund Portfolio

VARIABLE INSURANCE PRODUCTS FUND III
(VIP III) - SERVICE CLASS 2
Managed by Fidelity Management & Research Company
     Fidelity - VIP III Mid Cap Portfolio

MFS VARIABLE INSURANCE TRUST
Managed by Massachusetts Financial Services Company
     MFS Bond Series
     MFS Capital Opportunities Series
     MFS Growth Series
     MFS New Discovery Series
     MFS Utilities Series

OPPENHEIMER VARIABLE ACCOUNT FUNDS
Managed by OppenheimerFunds, Inc.
     Oppenheimer Capital Appreciation Fund/VA
     Oppenheimer Global Securities Fund/VA
     Oppenheimer Main Street Growth & Income Fund/VA
     Oppenheimer Multiple Strategies Fund/VA
     Oppenheimer Strategic Bond Fund/VA

STI CLASSIC VARIABLE TRUST
Managed by STI Capital Management, N.A.
     STI Capital Appreciation Fund

     STI Growth & Income Fund
     STI International Equity Fund
     STI Investment Grade Bond Fund
     STI Mid-Cap Equity Fund
     STI Quality Growth Stock Fund
     STI Small Cap Equity Fund
     STI Value Income Stock Fund

WRL SERIES FUND, INC.
Subadvised By Goldman Sachs Asset Management
     WRL Goldman Sachs Small Cap
Subadvised By Janus Capital Corporation
     WRL Janus Global
     WRL Janus Growth
Subadvised By Van Kampen Asset Management Inc.
     WRL VKAM Emerging Growth

The general public may not purchase these underlying fund portfolios. The investment objectives and policies may be similar to other portfolios and mutual funds managed by the same investment adviser or manager that are sold directly to the public. You should not expect the investment results of the underlying fund portfolios to be the same as those of other portfolios or mutual funds.

More detailed information, including an explanation of the portfolios' investment objectives, may be found in the current prospectuses for the underlying funds portfolios, which are attached to this prospectus. You should read the prospectuses for the underlying fund portfolios carefully before you invest.

We may receive expense reimbursements or other revenues from the underlying funds or their managers. The amount of these reimbursements or revenues, if any, may be based on the amount of assets that PFL or the separate account invests in the underlying fund portfolios.

We do not guarantee that any of the subaccounts will always be available for premium payments, allocations, or transfers. See the SAI for more information concerning the possible addition, deletion or substitution of investments.

The Fixed Account

Premium payments allocated and amounts transferred to the fixed account become part of PFL's general account. Interests in the general account have not been registered under the Securities Act of 1933 (the "1933 Act"), nor is the general account registered as an investment company under the 1940 Act. Accordingly, neither the general account nor any interests therein are generally subject to the provisions of the 1933 or 1940 Acts. PFL has been advised that the staff of the SEC has not reviewed the disclosures in this prospectus which relate to the fixed account.

We guarantee that the interest credited to the fixed account will not be less than 3% per year. At the end of a guaranteed period option you selected, the value in that guaranteed period option will automatically be transferred into a new guaranteed period option of the same length (or the next shorter period if the same period is no longer offered) at the current interest rate for that period. You can transfer to another investment choice by giving us notice within 30 days before the end of the expiring guaranteed period.

Surrenders or partial withdrawals from a guaranteed period option of the fixed account are subject to an excess interest adjustment. This adjustment may increase or decrease the amount of interest credited to your policy. The excess interest adjustment0 will not decrease the interest credited to your policy below 3% per year, however. You bear the risk that we will not credit interest greater than 3% per year. We determine credited rates, which are guaranteed for at least one year, in our sole discretion.

If you select the fixed account, your money will be placed with the other general assets of PFL. The amount of money you are able to accumulate in the fixed account during the accumulation phase depends upon the total interest credited. The amount of annuity payments you receive during the income phase from the fixed portion of your policy will remain level for the entire income phase.

Transfers

During the accumulation phase, you may make transfers to or from any subaccount or the fixed account as often as you wish within certain limitations.

Transfers from a guaranteed period option of the fixed account are limited to the following:
 .    If at the end of a guaranteed period, you must notify us within 30 days prior to the end of the guaranteed period that you wish to transfer the amount in the guaranteed period option to another investment choice. No excess interest adjustment will apply.

 .    Transfers of amounts equal to interest credited on a monthly, quarterly, semi-annual or annual basis. This may affect your overall interest-crediting rate, because transfers are deemed to come from the oldest premium payment first.

Otherwise, you cannot transfer out of the fixed account.

There are no transfers permitted out of the dollar cost averaging fixed account option except through the dollar cost averaging program.

Each transfer must be at least $500, or the entire subaccount value. Transfers of guaranteed period option amounts equal to interest credited must be at least $50. If less than $500 remains, then we reserve the right to include that amount in the transfer. Transfers must be received while the New York Stock Exchange is open to get same-day pricing of the transaction.

During the income phase of your policy, you may transfer values out of any subaccount up to four times per policy year. However, you cannot transfer values out of the fixed account in this phase. The minimum amount that can be transferred during this phase is the lesser of $10 of monthly income, or the entire monthly income of the annuity units in the subaccount from which the transfer is being made.

Transfers may be made by telephone, subject to the limitations described below under "Telephone Transactions."

Currently, there is no charge for transfers or limit on the number of transfers during the accumulation phase. However, in the future, the number of transfers permitted may be limited and a $10 charge per transfer may apply. We reserve the right to prohibit transfers to the fixed account if we are crediting an effective annual interest rate of 3.0% (the guaranteed minimum).

The policy you are purchasing was not designed for professional market timing organizations or other persons that use programmed, large, or frequent transfers. The use of such transfers may be disruptive to an underlying fund portfolio. We reserve the right to reject any premium payment or transfer request from any person, if, in our judgment, an underlying fund portfolio would be unable to invest effectively in accordance with its investment objectives and policies or would otherwise be potentially adversely affected.

4.   PERFORMANCE

PFL periodically advertises performance of the various investment portfolios. We may disclose at least four different kinds of performance. First, we may calculate performance by determining the percentage change in the value of an accumulation unit by dividing the increase (decrease) for that unit by the value of the accumulation unit at the beginning of the period. This performance number reflects the deduction of the mortality and expense risk fees and administrative charges. It does not reflect the deduction of any applicable premium taxes or surrender charges. The deduction of any applicable premium taxes or surrender charges would reduce the percentage increase or make greater any percentage decrease.

Second, any advertisement will also include total return figures, which reflect the deduction of the mortality and expense risk fees, administrative charges and surrender charges.

Third, for periods starting prior to the date the policies were first offered, the performance will be based on the historical performance of the corresponding investment portfolios for the periods commencing from the date on which the particular investment portfolio was made available through the separate account.

Fourth, in addition, for certain investment portfolios, performance may be shown for the period commencing from the inception date of the investment portfolio. These figures should not be interpreted to reflect actual historical performance of the separate account.

We also may, from time to time, include in our advertising and sales materials, tax deferred compounding charts and other hypothetical illustrations, which may include comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets.

Appendix A contains performance information that you may find useful. It is divided into various parts, depending upon the type of performance information shown. Future performance will vary and future results will not be the same as the results shown.

5.   EXPENSES

There are charges and expenses associated with your policy that reduce the return on your investment in the policy.

Surrender Charges

During the accumulation phase, you can withdraw part or all of the cash value. Cash value is the policy value increased or decreased by any excess interest adjustment, less the annual service charge, and less any applicable surrender charge, premium taxes and family income protector rider fees. We may deduct a surrender charge to compensate us for expenses relating to policy sales, including commissions to registered representatives and other promotional expenses.

You can withdraw up to 10% of your policy value each year free of surrender charges. This free amount is cumulative and is referred to as the cumulative free percentage and is determined at the time of the withdrawal. If you withdraw money in excess of the cumulative free percentage, you might have to pay a surrender charge, which is a contingent deferred sales charge, on the excess amount. The following schedule shows the surrender charges that apply during the five years following each premium payment:

------------------------------------------------------
                                 Surrender Charge
     Number of Years Since      (as a percentage of
     Premium Payment Date       premium withdrawn)
------------------------------------------------------
             0-1                        6%
------------------------------------------------------
             1-2                        6%
------------------------------------------------------
             2-3                        6%
------------------------------------------------------
             3-4                        4%
------------------------------------------------------
             4-5                        2%
------------------------------------------------------
          5 or more                     0%
------------------------------------------------------

For example, assume your policy value is $100,000 at the beginning of policy year 2 and you withdraw $30,000. Since that amount is more than your cumulative free percentage of 20% that is available at that time, you would pay a surrender charge of $600 on the remaining $10,000 (6% of $30,000-$20,000).

You receive the full amount of a requested partial withdrawal because we deduct any surrender charge and any applicable excess interest adjustment from your remaining policy value. You receive your cash value upon full surrender.

For surrender charge purposes, the oldest premium is considered to be withdrawn first. After the tenth policy year, no surrender charges apply, regardless of when you made your last premium payment.

Keep in mind that withdrawals may be taxable, and if made before age 59 1/2, may be subject to a 10% federal penalty tax. For tax purposes, withdrawals are considered to come from earnings first.

Surrender charges are waived if you withdraw money under the nursing care and terminal condition withdrawal option or the unemployment waiver.

Excess Interest Adjustment

Withdrawals of cash value from the fixed account may be subject to an excess interest adjustment. This adjustment could retroactively reduce the interest credited in the fixed account to the guaranteed minimum of 3% per year. See "Excess Interest Adjustment" in Section 7 of this prospectus.

Mortality and Expense Risk Fee

We charge a fee as compensation for bearing certain mortality and expense risks under the policy. Examples include a guarantee of annuity rates, the death benefits, certain expenses of the policy, and assuming the risk that the current charges will be insufficient in the future to cover costs of administering the policy. For the Return of Premium Death Benefit the mortality and expense risk fee is at an annual rate of 1.10% of assets. During the accumulation phase, for the 5% Growth through age 80 Death Benefit and the Annual Step-Up through age 80 Death Benefit, the mortality and expense risk fee is at an annual rate of 1.25% of assets. During the income phase, the mortality and expense risk fee for these benefits is at an annual rate of 1.10% of assets. This annual fee is assessed daily based on the et asset value of each subaccount.

If this charge does not cover our actual costs, we absorb the loss. Conversely, if the charge more than covers actual costs, the excess is added to our surplus. We expect to profit from this charge. We may use our profit or surplus for any proper purpose, including distribution expenses.

Administrative Charges

We deduct an annual administrative charge to cover the costs of administering the policies. This charge is equal to an annual rate of 0.15% of the daily net asset value of the separate account.

In addition, an annual service charge of $30 (but not more than 2% of the policy value) is charged on each policy anniversary and at surrender. The service charge is waived if your policy value or the sum of your premiums, less all partial withdrawals, is at least $50,000.

Premium Taxes

Some states assess premium taxes on the premium payments you make. We currently do not deduct for these taxes at the time you make a premium payment. However, we will deduct the total amount of premium taxes, if any, from the policy value when:
 .    you elect to begin receiving annuity payments;
 .    you surrender the policy; or
 .    you die and a death benefit is paid (you must also be the annuitant for the death benefit to be paid).

Generally, premium taxes range from 0% to 3.50%, depending on the state.

Federal, State and Local Taxes

We may in the future deduct charges from the policy for any taxes we incur because of the policy. However, no deductions are being made at the present time.

Transfer Fee

Currently there is no charge for transfers. However, if you make more than 12 transfers per year before the annuity commencement date, we reserve the right to charge $10 for each additional transfer. Premium payments, asset rebalancing and dollar cost averaging transfers are not considered transfers. All transfer requests made at the same time are treated as a single request.

Family Income Protector

If you elect the family income protector, there is an annual rider fee during the accumulation phase of 0.30% of the minimum annuitization value, and a guaranteed payment fee during the income phase of 1.25% of the daily net asset value if you annuitize under the rider. The annual rider fee is also deducted if you surrender the policy. We may raise these fees in the future.

Portfolio Management Fees

The value of the assets in each subaccount will reflect the fees and expenses paid by the underlying fund. A list of these expenses is found in the "Fee Table" section of this prospectus. See the prospectuses for the underlying funds for more information.

6.   ACCESS TO YOUR MONEY

Surrenders

During the accumulation phase, you can have access to the money in your policy in several ways:
 .    by making a withdrawal (either a complete or partial withdrawal);
 .    by taking systematic payouts; or
 .    by taking annuity payments.

If you want to make a complete withdrawal, you will receive:
 .    the value of your policy; plus or minus
 .    any excess interest adjustment; minus
 .    any applicable surrender charges, premium taxes, service charges, and family income protector rider fees.

If you want to take a partial withdrawal, in most cases it must be for at least $500. Unless you tell us otherwise, we will take the withdrawal from each of the investment choices in proportion to the policy value.

Remember that any withdrawal you take will reduce the policy value, and might reduce the amount of the death benefit. See Section 8, Death Benefit, for more details.

Withdrawals may be subject to an excess interest adjustment. Withdrawals from the fixed account may also be subject to an excess interest adjustment. Income taxes, federal tax penalties and certain restrictions may apply to any withdrawals you make.

Withdrawals from qualified policies may be restricted or prohibited.

During the income phase, you will receive annuity payments under the annuity payment option you select; however, you generally may not take any other withdrawals, either complete or partial.

Delay of Payment and Transfers

Payment of any amount due from the separate account for a surrender, a death benefit, or the death of the owner of a nonqualified policy, will generally occur within seven business days from the date all required information is received by PFL. PFL may be permitted to defer such payment from the separate account if:
 .    the New York Stock Exchange is closed other than for usual weekends or holidays or trading on the Exchange is otherwise restricted; or
 .    an emergency exists as defined by the SEC or the SEC requires that trading be restricted; or
 .    the SEC permits a delay for the protection of owners.

In addition, transfers of amounts from the subaccounts may be deferred under these circumstances.

Pursuant to the requirements of certain state laws, we reserve the right to defer payment of the cash value from the fixed account for up to six months. We may also defer payment of any amount until your premium check has cleared your bank.

Excess Interest Adjustment

Money that you withdraw from a guaranteed period option of the fixed account before the end of its guaranteed period (the number of years you specified the money would remain in a guaranteed period option of the fixed account) may be subject to an excess interest adjustment. At the time you request a withdrawal, if interest rates set by PFL have risen since the date of the initial guarantee, the excess interest adjustment will result in a lower cash value on surrender. However, if interest rates have fallen since the date of the initial guarantee, the excess interest adjustment will result in a higher cash value on surrender.

Generally, all withdrawals from a guaranteed payment option during the first policy year are subject to an excess interest adjustment. Any amount withdrawn during a subsequent policy year in excess of 10% of your cumulative free percentage is also generally subject to an excess interest adjustment. Beginning in the second policy year, you can, however, withdraw up to 10% of your cumulative free percentage each policy year, in one or more withdrawals, without an excess interest adjustment.

There will be no excess interest adjustment on any of the following:
 .    lump sum withdrawals of the cumulative free percentage available;
 .    nursing care and terminal condition withdrawals;
 .    unemployment withdrawals;
 .    periodic withdrawals of cumulative interest credited;
 .    withdrawals to satisfy any minimum distribution requirements; and
 .    systematic payout option payments, which do not exceed the cumulative interest credited.

Please note that in these circumstances you will not receive a higher cash value if interest rates have fallen nor will you receive a lower cash value if interest rates have risen.

7.   ANNUITY PAYMENTS
     (THE INCOME PHASE)

You choose the annuity commencement date. You can change this date by giving us 30 days written notice before the current annuity commencement date. The new annuity commencement date must be at least 30 days after we receive notice of the change. The latest annuity commencement date generally cannot be after the policy month following the month in which the annuitant attains age 85. We may allow a later annuity commencement date, but in no event will that date be later than the last day of the policy month following the month in which the annuitant attains age 95.

Election of Annuity Payment Option. Before the annuity commencement date, if the
----------------------------------
annuitant is alive, you may choose an annuity payment option or change your election. If the annuitant dies before the annuity commencement date, the beneficiary may elect to receive the death benefit in a lump sum or under one of the annuity payment options.

Unless you specify otherwise, the annuitant will receive the annuity payments. After the annuitant's death, the beneficiary will receive any remaining guaranteed payments.

Annuity Payment Options

The policy provides five annuity payment options that are described below. You may chose any combination of annuity payment options. We will use your "adjusted policy value" to provide these annuity payments. The adjusted policy value is the policy value increased or decreased by any applicable excess interest adjustment. If the adjusted policy value on the annuity commencement date is less than $2,000, PFL reserves the right to pay it in one lump sum in lieu of applying it under an annuity payment option. You can receive payments monthly, quarterly, semi-annually, or annually. (We reserve the right to change the frequency if payments would be less than $50.)

Unless you choose to receive variable payments under annuity payment options 3 or 5, the amount of each payment will be set on the annuity commencement date and will not change. You may, however, choose to receive variable payments under payment options 3 and 5. The dollar amount of the first variable payment will be determined in accordance with the annuity payment rates set forth in the applicable table contained in the policy. The dollar amount of additional variable payments will vary based on the investment performance of the subaccount(s) that you select.

The dollar amount of each variable payment after the first may increase, decrease or remain constant. If the actual investment performance exactly matched the assumed investment return of 5% at all times, the amount of each variable annuity payment would remain equal. If actual investment performance exceeds the assumed investment return, the amount of the variable annuity payments would increase. Conversely, if actual investment performance is lower than the assumed investment return, the amount of the variable annuity payments would decrease.

A charge for premium taxes and an excess interest adjustment may be made when annuity payments begin.

The annuity payment options are explained below. Options 1, 2, and 4 are fixed only. Options 3 and 5 can be fixed or variable.

Payment Option 1--Interest Payments. We will pay the interest on the amount we
-----------------------------------
use to provide annuity payments in equal payments, or this amount may be left to accumulate for a period of time you and PFL agree to. You and PFL will agree on withdrawal rights when you elect this option.

Payment Option 2--Income for a Specified Period. We will make level payments
-----------------------------------------------
only for the fixed period you choose. No funds will remain at the end.

Payment Option 3--Life Income. You may choose between:
-----------------------------
Fixed Payments
 .    No Period Certain --We will make level payments only during the annuitant's lifetime.
 .    10 Years Certain--We will make level payments for the longer of the annuitant's lifetime or ten years.
 .    Guaranteed Return of Policy Proceeds--We will make level payments for the longer of the annuitant's lifetime or until the total dollar amount of payments we made to you equals the amount applied to this option.
Variable Payments
 .    No Period Certain--Payments will be made only during the lifetime of the annuitant.
 .    10 Years Certain--Payments will be made for the longer of the annuitant's lifetime or ten years.

Payment Option 4--Income of a Specified Amount. Payments are made for any
----------------------------------------------
specified amount until the amount applied to this option, with interest, is exhausted. This will be a series of level payments followed by a smaller final payment.

Payment Option 5--Joint and Survivor Annuity. You may choose between:
--------------------------------------------
Fixed Payments
 .    Payments are made during the joint lifetime of the payee and a joint payee of your selection. Payments will be made as long as either person is living.
Variable Payments
 .    Payments are made as long as either the payee or the joint payee is living.

Other annuity payment options may be arranged by agreement with PFL. Certain annuity payment options may not be available in all states.

NOTE CAREFULLY:
---------------

IF:
 .    you choose Life Income with No Period Certain or a Joint and Survivor
     Annuity; and
 .    the annuitant(s) dies before the due date of the second annuity payment;
THEN:
 .    we may make only one annuity payment.

IF:
 .    you choose Income for a Specified Period, Life Income with 10 Years
     Certain, Life Income with Guaranteed Return of Policy Proceeds, or Income of a Specified Amount; and
 .    the person receiving payments dies prior to the end of the guaranteed period;
THEN:
 .    the remaining guaranteed payments will be continued to that person's beneficiary, or their present value may be paid in a single sum.

We will not pay interest on amounts represented by uncashed annuity payment checks if the postal or other delivery service is unable to deliver checks to the payee's address of record. The person receiving payments is responsible to keep PFL informed of their current address.

8.   DEATH BENEFIT

We will pay a death benefit to your beneficiary, under certain circumstances, if the annuitant dies during the accumulation phase and the annuitant was also an owner. (If the annuitant was not an owner, a death benefit may or may not be paid. See below.) The beneficiary may choose an annuity payment option, or may choose to receive a lump sum.

When We Pay A Death Benefit

Before the Annuity Commencement Date
------------------------------------
We will pay a death benefit to your beneficiary IF:
 .    you are both the annuitant and the owner of the policy; and
 .    you die before the annuity commencement date.

If the only beneficiary is your surviving spouse, then he or she may elect to continue the policy as the new annuitant and owner, instead of receiving the death benefit. All future surrender charges will be waived.

We will also pay a death benefit to your beneficiary IF:
 .    you are not the annuitant; and
 .    the annuitant dies before the annuity commencement date; and
 .    you specifically requested that the death benefit be paid upon the annuitant's death.

Distribution requirements apply to the policy value upon the death of any owner. These requirements are detailed in the SAI.

After the Annuity Commencement Date
-----------------------------------
The death benefit payable, if any, on or after the annuity commencement date depends on the annuity payment option selected.

IF:
 .    you are not the annuitant; and
 .    you die on or after the annuity commencement date; and
 .    the entire interest in the policy has not been paid to you;
THEN:
 .    the remaining portion of such interest in the policy will be distributed at least as rapidly as under the method of distribution being used as of the date of your death.

When We Do Not Pay A Death Benefit

No death benefit is paid in the following cases:
------------------------------------------------
IF:
 .    you are not the annuitant; and
 .    the annuitant dies prior to the annuity commencement date; and
 .    you did not specifically request that the death benefit be paid upon the annuitant's death;
THEN:
 .    you will become the new annuitant and the policy will continue.

IF:
 .    you are not the annuitant; and
 .    you die prior to the annuity commencement date;
THEN:
 .    the new owner must surrender the policy within five years of your death for the policy value increased or decreased by an excess interest adjustment.

Note carefully. If the owner does not name a contingent owner, the owner's
--------------
estate will become the new owner. If no probate estate is opened (because, for example, the owner has precluded the opening of a probate estate by means of a trust or other instrument), and PFL has not received written notice of the trust as a successor owner signed prior to the owner's death, then that trust may not exercise ownership rights to the policy. It may be necessary to open a probate estate in order to exercise ownership rights to the policy if no contingent owner is named in a written notice PFL receives.

Amount of Death Benefit

Death benefit provisions may differ from state to state. The death benefit may be paid as a lump sum or as annuity payments. The amount of the death benefit depends on the guaranteed minimum death benefit option you chose when you bought the policy. The death benefit will be the greatest of:
 .    policy value on the date we receive the required information; or
 .    cash value on the date we receive the required information (this could be more than the policy value if there is a positive excess interest adjustment that exceeds the surrender charge); or
 .    guaranteed minimum death benefit, if any (discussed below), plus premium payments, less partial withdrawals from the date of death to the date the death benefit is paid.

Guaranteed Minimum Death Benefit

On the policy application, you generally may choose one of the three guaranteed minimum death benefit options listed below.

After the policy is issued, you cannot make an election and the death benefit cannot be changed.

A.   Return of Premium Death Benefit
------------------------------------

     The Return of Premium Death Benefit is the total premium payments, less any adjusted partial withdrawals (discussed below) as of the date of death.

     The Return of Premium Death Benefit will be in effect if you do not choose one of the other options on the policy application. After the policy is issued, you cannot make an election and the death benefit cannot be changed.

B.   5% Growth through age 80 Death Benefit
-------------------------------------------

     The 5% Growth through age 80 Death Benefit is the total premium payments, less any adjusted partial withdrawals, plus interest at an effective annual rate of 5% from the premium payment date or withdrawal date to the date of death (but not later than your 81st birthday). There is an extra charge for this death benefit.

     The 5% Growth through age 80 Death Benefit is not available if the owner or annuitant is 81 or older on the policy date.

C.   Annual Step-Up through age 80 Death Benefit
------------------------------------------------

     On each policy anniversary before your 81st birthday, a new "stepped-up" death benefit is determined and becomes the guaranteed minimum death benefit for that policy year. The death benefit is equal to:
     . the largest policy value on the policy date or on any policy anniversary before you reach age 81; plus
     .    any premium payments you have made since then; minus
     .    any adjusted partial withdrawals we have paid to you since then.

     There is an extra charge for this death benefit.

     The Annual Step-Up through age 80 Death Benefit is not available if the owner or annuitant is 81 or older on the policy date.

IF, under all three death benefit options:
 .    the surviving spouse elects to continue the policy instead of receiving the death benefit; and
 .    the guaranteed minimum death benefit is greater than the policy value;
THEN:
 .    we will increase the policy value to be equal to the guaranteed minimum death benefit. This increase is made only at the time the surviving spouse elects to continue the policy.

Adjusted Partial Withdrawal

When you request a partial withdrawal, your guaranteed minimum death benefit will be reduced by an amount called the adjusted partial withdrawal. Under certain circumstances, the adjusted partial withdrawal may be more than the amount of your withdrawal request. It is also possible that if a death benefit is paid after you have made a partial withdrawal, then the total amount paid could be less than the total premium payments. We have included a detailed explanation of this adjustment in the SAI.

9.   TAXES

NOTE: PFL has prepared the following information on federal income taxes as a general discussion of the subject. It is not intended as tax advice to any individual. You should consult your own tax adviser about your own circumstances. PFL has included an additional discussion regarding taxes in the SAI.

Annuity Policies in General

Deferred annuity policies are a way of setting aside money for future needs like retirement. Congress recognized how important saving for retirement is and provided special rules in the Internal Revenue Code for annuities. Simply stated, these rules provide that generally you will not be taxed on the earnings, if any, on the money held in your annuity policy until you take the money out. This is referred to as tax deferral. There are different rules as to how you will be taxed depending on how you take the money out and the type of policy - qualified or nonqualified (discussed below).

You will not be taxed on increases in the value of your policy until a distribution occurs - either as a withdrawal or as annuity payments.

When a non-natural person (e.g., corporation or certain other entities other than tax-qualified trusts) owns a nonqualified policy, the policy will generally not be treated as an annuity for tax purposes.

Qualified and Nonqualified Policies

If you purchase the policy under an individual retirement annuity, a pension plan, or specially sponsored program, your policy is referred to as a qualified policy.

Qualified policies are issued in connection with the following plans:
 .    Individual Retirement Annuity (IRA): A traditional IRA allows individuals to make contributions, which may be deductible, to the policy. A Roth IRA also allows individuals to make contributions to the policy, but it does not allow a deduction for contributions, and distributions may be tax-free if the owner meets certain rules.
 .    Tax-Sheltered Annuity (403(b) Plan): A 403(b) Plan may be made available to employees of certain public school systems and tax-exempt organizations and permits contributions to the policy on a pre-tax basis.
 .    Corporate Pension and Profit-Sharing and H.R. 10 Plans: Employers and
     self-employed individuals can establish pension or profit-sharing plans for their employees or themselves and make contributions to the policy on a pre-tax basis.
 .    Deferred Compensation Plan (457 Plan): Certain governmental and tax-exempt organizations can establish a plan to defer compensation on behalf of their employees through contributions to the policy.

If you purchase the policy as an individual and not under an individual retirement annuity, 403(b) plan, 457 plan, or pension or profit sharing plan, your policy is referred to as a nonqualified policy.

Withdrawals - Qualified Policies

The above information describing the taxation of nonqualified policies does not apply to qualified policies.

There are special rules that govern with respect to qualified policies. Generally, these rules restrict:
 .    the amount that can be contributed to the policy during any year; and
 .    the time when amounts can be paid from the policies.

In addition, a penalty tax may be assessed on amounts withdrawn from the policy prior to the date you reach age 59 1/2, unless you meet one of the exceptions to this rule. You may also be required to begin taking minimum distributions from the policy by a certain date. The terms of the plan may limit the rights otherwise available to you under the policies. We have provided more information in the SAI.

You should consult your legal counsel or tax adviser if you are considering purchasing a policy for use with any retirement plan.

Withdrawals - 403(b) Policies

The Internal Revenue Code limits the withdrawal of premium payments from certain 403(b) policies. Withdrawals can generally only be made when an owner:
 .    reaches age 59 1/2;
 .    leaves his/her job;
 .    dies;

 .    becomes disabled (as that term is defined in the Internal Revenue Code); or
 .    in the case of hardship. However, in the case of hardship, the owner can only withdraw the premium payments and not any earnings.

Diversification and Distribution Requirements

The Internal Revenue Code provides that the underlying investments for a variable annuity must satisfy certain diversification requirements in order to be treated as an annuity policy. The policy must also meet certain distribution requirements at the death of an owner in order to be treated as an annuity policy. These diversification and distribution requirements are discussed in the SAI. PFL may modify the policy to attempt to maintain favorable tax treatment.

Withdrawals - Nonqualified Policies

If you make a withdrawal from your policy before the annuity commencement date, the Internal Revenue Code treats that withdrawal as first coming from earnings and then from your premium payments. When you make a withdrawal you are taxed on the amount of the withdrawal that is earnings. (The excess interest adjustment resulting from the withdrawal may affect the amount on which you are taxed.) Different rules apply for annuity payments. See "Annuity Payments" below.

The Internal Revenue Code also provides that withdrawn earnings may be subject to a penalty. The amount of the penalty is equal to 10% of the amount that is includable in income. Some withdrawals will be exempt from the penalty. They include any amounts:
 .    paid on or after the taxpayer reaches age 59 1/2;
 .    paid after the taxpayer dies;
 .    paid if the taxpayer becomes totally disabled (as that term is defined in the Internal Revenue Code);
 .    paid in a series of substantially equal payments made annually (or more frequently) under a lifetime annuity;
 .    paid under an immediate annuity; or
 .    which come from premium payments made prior to August 14, 1982.

All deferred non-qualified policies that are issued by PFL (or its affiliates) to the same owner during any calendar year are treated as one annuity for purposes of determining the amount includable in the owner's income when a taxable distribution occurs.

Taxation of Death Benefit Proceeds

Amounts may be distributed from the policy because of the death of an owner or the annuitant. Generally, such amounts are includable in the income of the recipient IF:
 .    distributed in a lump sum, these amounts are taxed in the same manner as a full surrender; or
 .    distributed under an annuity payment option, these amounts are taxed in the same manner as annuity payments.

For these purposes, the "investment in the contract" is not affected by the owner's or annuitant's death. That is, the "investment in the policy" remains generally the total premium payments (less amounts received which were not includable in gross income). The same tax treatment applies to any amounts distributed after an owner's death.

Annuity Payments

Although the tax consequences may vary depending on the annuity payment option you select, in general, for nonqualified and certain qualified policies, only a portion of the annuity payments you receive will be includable in your gross income.

In general, the excludable portion of each annuity payment you receive will be determined as follows:
 .    Fixed payments - by dividing the "investment in the policy" on the annuity commencement date by the total expected value of the annuity payments for the term of the payments. This is the percentage of each annuity payment that is excludable.
 .    Variable payments - by dividing the "investment in the policy" on the annuity commencement date by the total number of expected periodic payments. This is the amount of each annuity payment that is excludable.

The remainder of each annuity payment is includable in gross income. Once the "investment in the policy" has been fully recovered, the full amount of any additional annuity payments is includable in gross income.

If you select more than one annuity payment option, special rules govern the allocation of the policy's entire "investment in the policy" to each such option, for purposes of determining the excludable amount of each payment received under that option. We advise you to consult a competent tax adviser as to the potential tax effects of allocating amounts to any particular annuity payment option.

If, after the annuity commencement date, annuity payments stop because an annuitant died, the excess (if any) of the "investment in the policy" as of the annuity commencement date, over the aggregate amount of annuity payments received that was excluded from gross income, is generally allowable as a deduction for your last taxable year.

Transfers, Assignments or Exchanges of Policies

A transfer of ownership or assignment of a policy, the designation of an annuitant or other beneficiary who is not also the owner, the selection of certain annuity commencement dates, or a change of annuitant, may result in certain income or gift tax consequences to the owner that are beyond the scope of this discussion. An owner contemplating any such transfer, assignment, selection, or change should contact a competent tax adviser with respect to the potential tax effects of such a transaction.

Possible Tax Law Changes

Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the policy could change by legislation or otherwise. You should consult a tax adviser with respect to legal developments and their effect on the policy.

10.  ADDITIONAL FEATURES

Systematic Payout Option

You can select at any time (during the accumulation phase) to receive regular payments from your policy by using the systematic payout option. Under this option, you can receive up to 10% (annually) of your policy value free of surrender charges. Payments can be made monthly, quarterly, semi-annually, or annually. Each payment must be at least $50, and cannot exceed the cumulative free percentage divided by the number of payments per year. Monthly and quarterly payments must be made by electronic funds transfer directly to your checking or savings account. There is no charge for this benefit.

Family Income Protector

The optional "family income protector" rider assures you of a minimum level of income in the future by guaranteeing a minimum annuitization value (discussed below) after 10 years. You may elect to purchase this benefit, which guarantees the total amount you will have to apply to a family income protector payment option and which guarantees a minimum level of those payments once you begin to receive them. By electing this benefit, you can participate in the gains of the underlying variable investment options you select while knowing that you are guaranteed a minimum level of income in the future, regardless of the performance of the underlying variable investment options.

You can annuitize under the family income protector (subject to the conditions described below) at the greater of the adjusted policy value or the minimum annuitization value.

Minimum Annuitization Value. The minimum annuitization value is:
---------------------------
 .    the policy value on the date the rider is issued; plus
 .    any additional premium payments; minus
 .    an adjustment for any withdrawals made after the date the rider is issued;
 .    accumulated at the annual growth rate written on page one of the rider;
     minus
 .    any premium taxes.

The annual growth rate is currently 6% per year. PFL may, at its discretion, change the rate in the future, but the rate will never be less than 3% per year. Once the rider is added to your policy, the annual growth rate will not vary during the life of that rider. Withdrawals may reduce the minimum annuitization value on a basis greater than dollar-for-dollar. See the SAI for more information.

The minimum annuitization value may only be used to annuitize using the family income protector payment options and may not be used with any of the annuity payment options listed in Section 7 of this prospectus. The family income protector payment options are:
 .    Life Income--An election may be made for "No Period Certain" or "10 Years
     Certain". In the event of the death of the annuitant prior to the end of the chosen period certain, the remaining period certain payments will be continued to the beneficiary.

 .    Joint and Full Survivor--An election may be made for "No Period Certain" or
     "10 Years Certain". Payments will be made as long as either the annuitant or joint annuitant is living. In the event of the death of both the annuitant and joint annuitant prior to the end of the chosen period certain, the remaining period certain payments will be continued to the beneficiary.

The minimum annuitization value is used to calculate the family income protector payment and does not establish or guarantee a policy value or guarantee performance of any investment option.

In addition to the annual growth rate, other benefits and fees under the rider (the rider fee, the fee waiver threshold, guaranteed payment fee, and the waiting period before the family income protector can be exercised) are also guaranteed not to change after the rider is added. However, all of these benefit specifications may change if you elect to upgrade the minimum annuitization value.

Minimum Annuitization Value Upgrade. You can upgrade your minimum annuitization
-----------------------------------
value to the policy value within 30 days after any policy anniversary before your 85th birthday (earlier if required by state law). For your convenience, we will put the last date to upgrade on page one of the rider.

If you upgrade:
 .    the current rider will terminate and a new one will be issued with its own specified guaranteed benefits and fees;
 .    the new rider's specified benefits and fees may not be as advantageous as before; and
 .    you will have a new ten year waiting period before you can exercise the family income protector.

It generally will not be to your advantage to upgrade unless your policy value exceeds your minimum annuitization value on the applicable policy anniversary.

Conditions of Exercise of the Family Income Protector. You can only annuitize
-----------------------------------------------------
using the family income protector within the 30 days after the tenth or later policy anniversary after the family income protector is elected or, in the case of an upgrade of the minimum annuitization value, the tenth or later policy anniversary following the upgrade. PFL may, at its discretion, change the waiting period before the family income protector can be exercised in the future. You cannot, however, annuitize using the family income protector after the policy anniversary after your 94th birthday (earlier if required by state law). For your convenience, we will put the first and last date to annuitize using the family income protector on page one of the rider.

Note Carefully--If you annuitize at any time other than indicated above, you cannot use the family income protector.

Guaranteed Minimum Stabilized Payments. Annuity payments under the family income
--------------------------------------
protector are guaranteed to never be less than the initial payment. See the SAI for information concerning the calculation of the initial payment. The payments will also be "stabilized" or held constant during each policy year.

During the first policy year after annuitizing using the family income protector, each stabilized payment will equal the initial payment. On each policy anniversary thereafter, the stabilized payment will increase or decrease depending on the performance of the investment options you selected, and then be held constant at that amount for that policy year. The stabilized payment on each policy anniversary will equal the greater of the initial payment or the payment supportable by the annuity units in the selected investment options. See the SAI for additional information concerning stabilized payments.

Family Income Protector Rider Fee. A rider fee, currently 0.30% of the minimum
---------------------------------
annuitization value on the policy anniversary, is charged annually prior to annuitization. We will also charge this fee if you make a complete withdrawal. PFL may change the rider fee percentage in the future, but it will never be greater than 0.50%. The rider fee is deducted from each variable investment option in proportion to the amount of policy value in each subaccount.

The rider fee on any given policy anniversary will be waived if the policy value exceeds the fee waiver threshold. The fee waiver threshold currently is two times the minimum annuitization value. PFL may, at its discretion, change the fee waiver threshold in the future, but it will never be greater than two and one-half times the minimum annuitization value.

Guaranteed Payment Fee. A guaranteed payment fee, currently equal to an
----------------------
effective annual rate of 1.25% of the daily net asset value in the separate account, is reflected in the amount of the variable payments you receive if you annuitize under the family income protector rider. PFL may change the guaranteed payment fee in the future, but it will never be greater than 2.25%. The guaranteed payment fee is included on page one of the rider.

Termination. The family income protector is irrevocable. You have the option not
-----------
to use the benefit but you will not receive a refund of any fees you have paid. The family income protector will terminate upon the earliest of the following:
 .    annuitization (you will still get guaranteed minimum stabilized payments if you annuitize using the minimum annuitization value under the family income protector),
 .    upgrade of the minimum annuitization value (although a new rider will be issued),
 .    termination of your policy, or
 .    30 days after the policy anniversary after your 94th birthday (earlier if required by state law).

The family income protector does not establish or guarantee policy value or guarantee performance of any investment option. Because this benefit is based on conservative actuarial factors, the level of lifetime income that it guarantees may be less than the level that would be provided by application of the policy value at otherwise applicable adjusted annuity factors. Therefore, the family income protector should be regarded as a safety net. The costs of annuitizing under the family income protector include the guaranteed payment fee, and also the lower payout levels inherent in the annuity tables used for those minimum payouts.

The family income protector may vary by state and may not be available in all states.

Nursing Care and Terminal Condition
Withdrawal Option

No surrender charges or excess interest adjustment will apply if you or your spouse has been:
 .    confined in a hospital or nursing facility for 30 days in a row; or
 .    diagnosed with a terminal condition (usually a life expectancy of 12 months or less).

This benefit is also available to the annuitant or annuitant's spouse if the owner is not a natural person. This benefit is not available if the confinement or condition existed when you purchased the policy.

You may select this benefit at any time (during the accumulation phase) and there is no charge for this benefit.

This benefit may not be available in all states. See the policy or endorsement for details and conditions.

Unemployment Waiver

No surrender charges or excess interest adjustment will apply to withdrawals if you or your spouse is unemployed. In order to qualify, you (or your spouse, whichever is applicable) must have been:
 .    employed full time for at least two years prior to becoming unemployed; and
 .    employed full time on the policy date; and
 .    unemployed for at least 60 days in a row at the time of withdrawal; and
 .    must have a minimum cash value at the time of withdrawal of $5,000.

You must provide written proof from your State's Department of Labor, which verifies that you qualify for and are receiving unemployment benefits at the time of withdrawal.

You can select this benefit at any time (during the accumulation phase) and there is no charge for this benefit.

This benefit is also available to the annuitant or annuitant's spouse if the owner is not a natural person. This benefit may not be available in all states. See the policy for details.

Telephone Transactions

You may make transfers and change the allocation of additional premium payments by telephone IF:
 .    you select the "Telephone Transfer/Reallocation Authorization" box in the
     policy application or enrollment information; or
 .    you later make this request in writing.

You will be required to provide certain information for identification purposes when requesting a transaction by telephone and we may record your telephone call. We may also require written confirmation of your request. We will not be liable for following telephone requests that we believe are genuine.

Telephone requests must be received while the New York Stock Exchange is open to get same-day pricing of the transaction. We may discontinue this option at any time.

Dollar Cost Averaging Program

During the accumulation phase, you may instruct us to automatically transfer money from the dollar cost averaging fixed account option into one or more variable subaccounts. You may specify the dollar amount to be transferred either monthly or quarterly; however each transfer must be at least $500. A minimum of 6 monthly or 4 quarterly transfers are required and a maximum of 24 monthly or 8 quarterly transfers are allowed. Transfers must begin within 30 days. We will make the transfers on the 28th day of the applicable month.

If you choose to allocate additional premium payments to the dollar cost averaging program, you must complete a separate request for each additional premium payment. There is no charge for this program.

Dollar cost averaging buys more accumulation units when prices are low and fewer accumulation units when prices are high. It does not guarantee profits or assure that you will not experience a loss. You should consider your ability to continue the dollar cost averaging program during all economic conditions.

We may credit different interest rates for dollar cost averaging programs of varying time periods. If you discontinue the dollar cost averaging program before its completion, then the interest credited on amounts in the dollar cost averaging fixed account may be adjusted downward, but not below the minimum guaranteed effective annual interest rate of 3%.

Asset Rebalancing

During the accumulation phase you can instruct us to automatically rebalance the amounts in your subaccounts to maintain your desired asset allocation. This feature is called asset rebalancing and can be started and stopped at any time free of charge. However, we will not rebalance if you are in the dollar cost averaging program or if any other transfer is requested. If a transfer is requested, we will honor the requested transfer and discontinue asset rebalancing. Asset rebalancing ignores amounts in the fixed account. You can choose to rebalance monthly, quarterly, semi-annually, or annually.

11.  OTHER INFORMATION

Ownership

You, as owner of the policy, exercise all rights under the policy. You can change the owner at any time by notifying us in writing. An ownership change may be a taxable event.

Assignment

You can also assign the policy any time during your lifetime. PFL will not be bound by the assignment until we receive written notice of the assignment. We will not be liable for any payment or other action we take in accordance with the policy before we receive notice of the assignment. There may be limitations on your ability to assign a qualified policy. An assignment may have tax consequences.

PFL Life Insurance Company

PFL Life Insurance Company was incorporated under the laws of the State of Iowa on April 19, 1961 as NN Investors Life Insurance Company, Inc. It is engaged in the sale of life and health insurance and annuity policies. PFL is a Transamerica Company and a wholly-owned indirect subsidiary of AEGON USA, Inc. which conducts most of its operations through subsidiary companies engaged in the insurance business or in providing non-insurance financial services. All of the stock of AEGON USA, Inc. is indirectly owned by AEGON N.V. of The Netherlands, the securities of which are publicly traded. AEGON N.V., a holding company, conducts its business through subsidiary companies engaged primarily in the insurance business. PFL is licensed in the District of Columbia, Guam, and in all states except New York.

All obligations arising under the policies, including the promise to make annuity payments, are general corporate obligations of PFL.

The Separate Account

PFL established a separate account, called the PFL Life Variable Annuity Account E, under the laws of the State of

Iowa on February 20, 1997. The separate account receives and currently invests the premium payments that are allocated to the separate account for investment in shares of the underlying fund portfolios.

The separate account is registered with the SEC as a unit investment trust under the 1940 Act. However, the SEC does not supervise the management, the investment practices, or the policies of the separate account or PFL. Income, gains, and losses, whether or not realized, from assets allocated to the separate account are, in accordance with the policies, credited or charged against the separate account without regard to PFL's other income, gains or losses.

The assets of the separate account are held in PFL's name on behalf of the separate account and belong to PFL. However, those assets that underlie the policies are not chargeable with liabilities arising out of any other business PFL may conduct. The separate account includes other subaccounts that are not available under these policies.

Mixed and Shared Funding

Before making a decision concerning the allocation of premium payments to a particular subaccount, please read the prospectuses for the underlying funds. The underlying funds are not limited to selling their shares to this separate account and can accept investments from any separate account or qualified retirement plan. Since the underlying fund portfolios are available to registered separate accounts offering variable annuity products of PFL, as well as variable annuity and variable life products of other insurance companies, and qualified retirement plans, there is a possibility that a material conflict may arise between the interests of this separate account and one or more of the other accounts of another participating insurance company. In the event of a material conflict, the affected insurance companies, including PFL, agree to take any necessary steps to resolve the matter. This includes removing their separate accounts from the underlying funds. See the prospectuses for the underlying fund for more details.

Reinstatements

You may surrender your policy and transfer your money directly to another life insurance company (sometimes referred to as a 1035 Exchange or a trustee-to-trustee transfer). You may also request us to reinstate your policy after such a transfer by returning the same total dollar amount of funds to the applicable investment choices. The dollar amount will be used to purchase new accumulation units at the then current price. Because of changes in market value, your new accumulation units may be worth more or less than the units you previously owned. We recommend that you consult a tax professional to explain the possible tax consequences of exchanges and/or reinstatements.

Voting Rights

PFL will vote all shares of the underlying funds in accordance with instructions we receive from you and other owners that have voting interests in the portfolios. We will send you and other owners written requests for instructions on how to vote those shares. When we receive those instructions, we will vote all of the shares in proportion to those instructions. If, however, we determine that we are permitted to vote the shares in our own right, we may do so.

Each person having a voting interest will receive proxy material, reports, and other materials relating to the appropriate portfolio.

Distributor of the Policies

AFSG Securities Corporation is the principal underwriter of the policies. Like PFL, it is a Transamerica Company and an indirect wholly-owned subsidiary of AEGON USA, Inc. It is located at 4333 Edgewood Road N.E., Cedar Rapids, IA 52499-0001. AFSG Securities Corporation is registered as a broker/dealer under the Securities Exchange Act of 1934. It is a member of the National Association of Securities Dealers, Inc.

Commissions of up to 6% of premium payments will be paid to broker/dealers who sell the policies under agreements with AFSG Securities Corporation. These commissions are not deducted from premium payments. In addition, certain production, persistency and managerial bonuses may be paid. PFL may also pay compensation to banks and other financial institutions for their services in connection with the sale and servicing of the policies.

Non-participating Policy

The policy does not participate or share in the profits or surplus earnings of PFL. No dividends are payable on the policy.

Variations in Policy Provisions

Certain provisions of the policies may vary from the descriptions in this prospectus in order to comply with different state laws. See your policy for variations since any such state variations will be included in your policy or in riders or endorsements attached to your policy.

IMSA

PFL is a charter member of the Insurance Marketplace Standards Association
(IMSA). IMSA is an independent, voluntary organization of life insurance companies. It promotes high ethical standards in the sales, advertising and servicing of individual life insurance and annuity products. Companies must undergo a rigorous self and independent assessment of their practices to become a member of IMSA. The IMSA logo in our sales literature shows our ongoing commitment to these standards.

Legal Proceedings

There are no legal proceedings to which the separate account is a party or to which the assets of the account are subject. PFL, like other life insurance companies, is involved in lawsuits. In some class action and other lawsuits involving other insurers, substantial damages have been sought and/or material settlement payments have been made. Although the outcome of any litigation cannot be predicted with certainty, PFL believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse impact on the separate account or PFL.

Financial Statements

The financial statements for PFL are included in the SAI. There are no financial statements for the separate account because as of December 31, 1999, it had not commenced operations.

TABLE OF CONTENTS OF THE STATEMENT
OF ADDITIONAL INFORMATION

Glossary of Terms
The Policy - General Provisions
Certain Federal Income Tax Consequences
Investment Experience
Family Income Protector - Additional Information
Historical Performance Data
Published Ratings
State Regulation of PFL
Administration
Records and Reports
Distribution of the Policies
Voting Rights
Other Products
Custody of Assets
Legal Matters
Independent Auditors
Other Information
Financial Statements

                                  APPENDIX A

                          HISTORICAL PERFORMANCE DATA

Standardized Performance Data

PFL may advertise historical yields and total returns for the subaccounts of the separate account. These figures are based on historical earnings and are calculated according to guidelines from the SEC. They do not indicate future performance.

Fidelity - VIP Money Market Subaccount. The yield of the Fidelity - VIP Money
--------------------------------------
Market Subaccount for a policy refers to the annualized income generated by an investment under a policy in the subaccount over a specified seven-day period. The yield is calculated by assuming that the income generated for that seven-day period is generated each seven-day period over a 52-week period and is shown as a percentage of the investment. The effective yield is calculated similarly but, when annualized, the income earned by an investment under a policy in the subaccount is assumed to be reinvested. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment.

Other Subaccounts. The yield of a subaccount of the separate account (other than
-----------------
the Fidelity -VIP Money Market Subaccount) for a policy refers to the annualized income generated by an investment under a policy in the subaccount over a specified 30-day period. The yield is calculated by assuming that the income generated by the investment during that 30-day period is generated each 30-day period over a 12-month period and is shown as a percentage of the investment.

The total return of a subaccount of the separate account refers to return quotations assuming an investment under a policy has been held in the subaccount for various periods of time including a period measured from the date the subaccount commenced operations. When a subaccount has been in operation for 1, 5, and 10 years, respectively, the total return for these periods will be provided. The total return quotations for a subaccount will represent the average annual compounded rates of return that equate an initial investment of $1,000 in the subaccount to the redemption value of that investment as of the last day of each of the periods for which total return quotations are provided.

The yield and total return calculations for a subaccount do not reflect the effect of any premium taxes that may be applicable to a particular policy, and they do not reflect the rider charge for the optional family income protector. The yield calculations also do not reflect the effect of any surrender charge that may be applicable to a particular policy. To the extent that any or all of a premium tax and/or surrender charge is applicable to a particular policy, the yield and/or total return of that policy will be reduced. For additional information regarding yields and total returns calculated using the standard formats briefly summarized above, please refer to the SAI, a copy of which may be obtained from the administrative and service office upon request.

Non-Standardized Performance Data

In addition to the standardized data discussed above, similar performance data for other periods may also be shown.

PFL may also advertise or disclose average annual total return or other performance data in non-standardized formats for a subaccount of the separate account. The non-standardized performance data may assume that no surrender charge is applicable, and may also make other assumptions such as the amount invested in a subaccount, differences in time periods to be shown, or the effect of partial withdrawals or annuity payments.

All non-standardized performance data will be advertised only if the standardized performance data is also disclosed. For additional information regarding the calculation of other performance data, please refer to the SAI.

Adjusted Historical Performance Data. The following performance data is historic
------------------------------------
performance data for the underlying portfolios since their inception reduced by some or all of the fees and charges under the policy. Such adjusted historic performance includes data that precedes the inception dates of the subaccounts. This data is designed to show the performance that would have resulted if the policy had been in existence during that time, based on the performance of the applicable portfolio and the assumption that the applicable subaccount was in existence for the same period as the portfolio with a level of charges equal to those currently assessed under the policies. This data is not intended to indicate future performance.

For instance, as shown in Table 1 and Table 2 below, PFL may disclose average annual total returns for the portfolios reduced by all fees and charges under the policy, as if the policy had been in existence since the inception of the portfolio. Such fees and charges include the mortality and expense risk fee, administrative charge and surrender charges. Table 1 assumes a complete surrender of the policy at the end of the period, and therefore the surrender charge is deducted. Table 2 assumes that the policy is not surrendered, and therefore the surrender charge is not deducted. Also, Table 1 and Table 2 do reflect the rider charge for the optional family income protector.

The following information is also based on the method of calculation described in the SAI. The adjusted historical average annual total returns for periods ended December 31, 1999, were as follows:


------------------------------------------------------------------------------------------------------------------------------------
                                                         TABLE 1 - A
                                     Adjusted Historical Average Annual Total Returns(1)
------------------------------------------------------------------------------------------------------------------------------------
                    5% Growth through age 80 Death Benefit or Annual Step-Up through age 80 Death Benefit
                                       (Total Separate Account Annual Expenses: 1.40%)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Corresponding
                                                                                           10 Year            Portfolio
                                                               1 Year        5 Year      or Inception      Inception Date
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP High Income Portfolio                                                                     September 19, 1985
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP Equity-Income Portfolio                                                                     October 9, 1986
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP Growth Portfolio                                                                            October 9, 1986
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP II Index 500 Portfolio                                                                      August 27, 1992
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP II Contrafund Portfolio                                                                     January 3, 1995
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP III Mid Cap Portfolio                                                                      December 28, 1998
------------------------------------------------------------------------------------------------------------------------------------
MFS Bond Series
------------------------------------------------------------------------------------------------------------------------------------
MFS Capital Opportunities Series
------------------------------------------------------------------------------------------------------------------------------------
MFS Growth Series
------------------------------------------------------------------------------------------------------------------------------------
MFS New Discovery Series
------------------------------------------------------------------------------------------------------------------------------------
MFS Utilities Series                                                                                       January 3, 1995
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Capital Appreciation Fund/VA                                                                    April 3, 1985
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Global Securities Fund/VA                                                                     November 12, 1990
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Growth & Income Fund/VA                                                             July 5, 1995
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Multiple Strategies Fund/VA                                                                   February 9, 1987
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Strategic Bond Fund/VA                                                                           May 3, 1993
------------------------------------------------------------------------------------------------------------------------------------
STI Capital Appreciation Fund                                                                              October 2, 1995
------------------------------------------------------------------------------------------------------------------------------------
STI Growth & Income Fund
------------------------------------------------------------------------------------------------------------------------------------
STI International Equity Fund                                                                             November 7, 1996
------------------------------------------------------------------------------------------------------------------------------------
STI Investment Grade Bond Fund                                                                             October 2, 1995
------------------------------------------------------------------------------------------------------------------------------------
STI Mid-Cap Equity Fund                                                                                    October 2, 1995
------------------------------------------------------------------------------------------------------------------------------------
STI Quality Growth Stock Fund
------------------------------------------------------------------------------------------------------------------------------------
STI Small Cap Equity Fund                                                                                 October 22, 1997
------------------------------------------------------------------------------------------------------------------------------------
STI Value Income Stock Fund                                                                                October 2, 1995
------------------------------------------------------------------------------------------------------------------------------------
WRL Goldman Sachs Small Cap                                                                                  May 3, 1999
------------------------------------------------------------------------------------------------------------------------------------
WRL Janus Global                                                                                          December 3, 1992
------------------------------------------------------------------------------------------------------------------------------------
WRL Janus Growth                                                                                           October 2, 1986
------------------------------------------------------------------------------------------------------------------------------------
WRL VKAM Emerging Growth                                                                                    March 1, 1993
------------------------------------------------------------------------------------------------------------------------------------
+   Ten Year Date
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                          TABLE 1 - B
                                      Adjusted Historical Average Annual Total Returns(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                Return of Premium Death Benefit
                                        (Total Separate Account Annual Expenses: 1.25%)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Corresponding
                                                                                           10 Year            Portfolio
Portfolio                                                     1 Year        5 Year      or Inception       Inception Date
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP High Income Portfolio                                                                     September 19, 1985
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP Equity-Income Portfolio                                                                     October 9, 1986
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP Growth Portfolio                                                                            October 9, 1986
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP II Index 500 Portfolio                                                                      August 27, 1992
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP II Contrafund Portfolio                                                                     January 3, 1995
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP III Mid Cap Portfolio                                                                      December 28, 1998
------------------------------------------------------------------------------------------------------------------------------------
MFS Bond Series
------------------------------------------------------------------------------------------------------------------------------------
MFS Capital Opportunities Series
------------------------------------------------------------------------------------------------------------------------------------
MFS Growth Series
------------------------------------------------------------------------------------------------------------------------------------
MFS New Discovery Series
------------------------------------------------------------------------------------------------------------------------------------
MFS Utilities Series                                                                                       January 3, 1995
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Capital Appreciation Fund/VA                                                                    April 3, 1985
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Global Securities Fund/VA                                                                     November 12, 1990
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Growth & Income Fund/VA                                                             July 5, 1995
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Multiple Strategies Fund/VA                                                                   February 9, 1987
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Strategic Bond Fund/VA                                                                           May 3, 1993
------------------------------------------------------------------------------------------------------------------------------------
STI Capital Appreciation Fund                                                                              October 2, 1995
------------------------------------------------------------------------------------------------------------------------------------
STI Growth & Income Fund
------------------------------------------------------------------------------------------------------------------------------------
STI International Equity Fund                                                                             November 7, 1996
------------------------------------------------------------------------------------------------------------------------------------
STI Investment Grade Bond Fund                                                                             October 2, 1995
------------------------------------------------------------------------------------------------------------------------------------
STI Mid-Cap Equity Fund                                                                                    October 2, 1995
------------------------------------------------------------------------------------------------------------------------------------
STI Quality Growth Stock Fund
------------------------------------------------------------------------------------------------------------------------------------
STI Small Cap Equity Fund                                                                                 October 22, 1997
------------------------------------------------------------------------------------------------------------------------------------
STI Value Income Stock Fund                                                                                October 2, 1995
------------------------------------------------------------------------------------------------------------------------------------
WRL Goldman Sachs Small Cap                                                                                  May 3, 1999
------------------------------------------------------------------------------------------------------------------------------------
WRL Janus Global                                                                                          December 3, 1992
------------------------------------------------------------------------------------------------------------------------------------
WRL Janus Growth                                                                                           October 2, 1986
------------------------------------------------------------------------------------------------------------------------------------
WRL VKAM Emerging Growth                                                                                    March 1, 1993
------------------------------------------------------------------------------------------------------------------------------------
+   Ten Year Date
------------------------------------------------------------------------------------------------------------------------------------

(1) The calculation of total return performance for periods prior to inception of the subaccounts reflects deductions for the mortality and expense risk fee and administrative charge on a monthly basis, rather than a daily basis. The monthly deduction is made at the beginning of each month and generally approximates the performance that would have resulted if the subaccounts had actually been in existence since the inception of the portfolio.

------------------------------------------------------------------------------------------------------------------------------------
                                                          TABLE 2 - A
                                     Adjusted Historical Average Annual Total Returns (1)
                                                (Assuming No Surrender Charge)
------------------------------------------------------------------------------------------------------------------------------------
                     5% Growth through age 80 Death Benefit or Annual Step-Up through age 80 Death Benefit
                                        (Total Separate Account Annual Expenses: 1.40%)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Corresponding
                                                                                           10 Year            Portfolio
Portfolio                                                      1 Year        5 Year      or Inception       Inception Date
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP High Income Portfolio                                                                    September 19, 1985
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP Equity-Income Portfolio                                                                    October 9, 1986
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP Growth Portfolio                                                                           October 9, 1986
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP II Index 500 Portfolio                                                                     August 27, 1992
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP II Contrafund Portfolio                                                                    January 3, 1995
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP III Mid Cap Portfolio                                                                     December 28, 1998
------------------------------------------------------------------------------------------------------------------------------------
MFS Bond Series
------------------------------------------------------------------------------------------------------------------------------------
MFS Capital Opportunities Series
------------------------------------------------------------------------------------------------------------------------------------
MFS Growth Series
------------------------------------------------------------------------------------------------------------------------------------
MFS New Discovery Series
------------------------------------------------------------------------------------------------------------------------------------
MFS Utilities Series                                                                                      January 3, 1995
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Capital Appreciation Fund/VA                                                                   April 3, 1985
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Global Securities Fund/VA                                                                    November 12, 1990
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Growth & Income Fund/VA                                                            July 5, 1995
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Multiple Strategies Fund/VA                                                                  February 9, 1987
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Strategic Bond Fund/VA                                                                          May 3, 1993
------------------------------------------------------------------------------------------------------------------------------------
STI Capital Appreciation Fund                                                                             October 2, 1995
------------------------------------------------------------------------------------------------------------------------------------
STI Growth & Income Fund
------------------------------------------------------------------------------------------------------------------------------------
STI International Equity Fund                                                                            November 7, 1996
------------------------------------------------------------------------------------------------------------------------------------
STI Investment Grade Bond Fund                                                                            October 2, 1995
------------------------------------------------------------------------------------------------------------------------------------
STI Mid-Cap Equity Fund                                                                                   October 2, 1995
------------------------------------------------------------------------------------------------------------------------------------
STI Quality Growth Stock Fund
------------------------------------------------------------------------------------------------------------------------------------
STI Small Cap Equity Fund                                                                                October 22, 1997
------------------------------------------------------------------------------------------------------------------------------------
STI Value Income Stock Fund                                                                               October 2, 1995
------------------------------------------------------------------------------------------------------------------------------------
WRL Goldman Sachs Small Cap                                                                                 May 3, 1999
------------------------------------------------------------------------------------------------------------------------------------
WRL Janus Global                                                                                         December 3, 1992
------------------------------------------------------------------------------------------------------------------------------------
WRL Janus Growth                                                                                          October 2, 1986
------------------------------------------------------------------------------------------------------------------------------------
WRL VKAM Emerging Growth                                                                                   March 1, 1993
------------------------------------------------------------------------------------------------------------------------------------
+   Ten Year Date
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                          TABLE 2 - B
                                     Adjusted Historical Average Annual Total Returns (1)
                                                (Assuming No Surrender Charge)
------------------------------------------------------------------------------------------------------------------------------------
                                                Return of Premium Death Benefit
                                        (Total Separate Account Annual Expenses: 1.25%)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Corresponding
                                                                                           10 Year            Portfolio
Portfolio                                                      1 Year        5 Year      or Inception       Inception Date
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP High Income Portfolio                                                                    September 19, 1985
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP Equity-Income Portfolio                                                                    October 9, 1986
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP Growth Portfolio                                                                           October 9, 1986
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP II Index 500 Portfolio                                                                     August 27, 1992
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP II Contrafund Portfolio                                                                    January 3, 1995
------------------------------------------------------------------------------------------------------------------------------------
Fidelity - VIP III Mid Cap Portfolio                                                                     December 28, 1998
------------------------------------------------------------------------------------------------------------------------------------
MFS Bond Series
------------------------------------------------------------------------------------------------------------------------------------
MFS Capital Opportunities Series
------------------------------------------------------------------------------------------------------------------------------------
MFS Growth Series
------------------------------------------------------------------------------------------------------------------------------------
MFS New Discovery Series
------------------------------------------------------------------------------------------------------------------------------------
MFS Utilities Series                                                                                      January 3, 1995
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Capital Appreciation Fund/VA                                                                   April 3, 1985
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Global Securities Fund/VA                                                                    November 12, 1990
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Growth & Income Fund/VA                                                            July 5, 1995
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Multiple Strategies Fund/VA                                                                  February 9, 1987
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Strategic Bond Fund/VA                                                                          May 3, 1993
------------------------------------------------------------------------------------------------------------------------------------
STI Capital Appreciation Fund                                                                             October 2, 1995
------------------------------------------------------------------------------------------------------------------------------------
STI Growth & Income Fund
------------------------------------------------------------------------------------------------------------------------------------
STI International Equity Fund                                                                            November 7, 1996
------------------------------------------------------------------------------------------------------------------------------------
STI Investment Grade Bond Fund                                                                            October 2, 1995
------------------------------------------------------------------------------------------------------------------------------------
STI Mid-Cap Equity Fund                                                                                   October 2, 1995
------------------------------------------------------------------------------------------------------------------------------------
STI Quality Growth Stock Fund
------------------------------------------------------------------------------------------------------------------------------------
STI Small Cap Equity Fund                                                                                October 22, 1997
------------------------------------------------------------------------------------------------------------------------------------
STI Value Income Stock Fund                                                                               October 2, 1995
------------------------------------------------------------------------------------------------------------------------------------
WRL Goldman Sachs Small Cap                                                                                 May 3, 1999
------------------------------------------------------------------------------------------------------------------------------------
WRL Janus Global                                                                                         December 3, 1992
------------------------------------------------------------------------------------------------------------------------------------
WRL Janus Growth                                                                                          October 2, 1986
------------------------------------------------------------------------------------------------------------------------------------
WRL VKAM Emerging Growth                                                                                   March 1, 1993
------------------------------------------------------------------------------------------------------------------------------------
+   Ten Year Date
------------------------------------------------------------------------------------------------------------------------------------

(1) The calculation of total return performance for periods prior to inception of the subaccounts reflects deductions for the mortality and expense risk fee and administrative charge on a monthly basis, rather than a daily basis. The monthly deduction is made at the beginning of each month and generally approximates the performance that would have resulted if the subaccounts had actually been in existence since the inception of the portfolio.

                       STATEMENT OF ADDITIONAL INFORMATION

                                PRIVILEGE SELECT

                                 Issued through

                       PFL LIFE VARIABLE ANNUITY ACCOUNT E

                                   Offered by
                          PFL LIFE INSURANCE COMPANY -
                             A TRANSAMERICA COMPANY

                            4333 Edgewood Road, N.E.
                          Cedar Rapids, Iowa 52499-0001

This Statement of Additional Information expands upon subjects discussed in the current prospectus for the Privilege Select variable annuity offered by PFL Life Insurance Company. You may obtain a copy of the prospectus dated____________, by calling 1-800-525-6205, or by writing to the Administrative and Service Office, Financial Markets Division-Variable Annuity Dept., 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499-0001. The prospectus sets forth information that a prospective investor should know before investing in a policy. Terms used in the current prospectus for the policy are incorporated in this Statement of Additional Information.

This Statement of Additional Information (SAI) is not a prospectus and should be read only in conjunction with the prospectuses for the policy and the underlying fund portfolios.


Dated: ________________

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
GLOSSARY OF TERMS........................................................
THE POLICY--GENERAL PROVISIONS...........................................
     Owner...............................................................
     Entire Policy.......................................................
     Misstatement of Age or Sex..........................................
     Addition, Deletion, or Substitution of Investments..................
     Excess Interest Adjustment..........................................
     Reallocation of Policy Values After the Annuity Commencement Date...
     Annuity Payment Options.............................................
     Death Benefit.......................................................
     Death of Owner......................................................
     Assignment..........................................................
     Evidence of Survival................................................
     Non Participating...................................................
     Amendments..........................................................
     Employee and Agent Purchases........................................
CERTAIN FEDERAL INCOME TAX CONSEQUENCES..................................
     Tax Status of the Policy............................................
     Taxation of PFL.....................................................
INVESTMENT EXPERIENCE....................................................
     Accumulation Units..................................................
     Annuity Unit Value and Annuity Payment Rates........................
FAMILY INCOME PROTECTOR--ADDITIONAL INFORMATION..........................
HISTORICAL PERFORMANCE DATA..............................................
     Money Market Yields.................................................
     Other Subaccount Yields.............................................
     Total Returns.......................................................
     Other Performance Data..............................................
     Adjusted Historical Performance Data................................
PUBLISHED RATINGS........................................................
STATE REGULATION OF PFL..................................................
ADMINISTRATION...........................................................
RECORDS AND REPORTS......................................................
DISTRIBUTION OF THE POLICIES.............................................
VOTING RIGHTS............................................................
OTHER PRODUCTS...........................................................
CUSTODY OF ASSETS........................................................
LEGAL MATTERS............................................................
INDEPENDENT AUDITORS.....................................................
OTHER INFORMATION........................................................
FINANCIAL STATEMENTS.....................................................

                                GLOSSARY OF TERMS

Accumulation Unit--An accounting unit of measure used in calculating the policy value in the separate account before the annuity commencement date.

Adjusted Policy Value--An amount equal to the policy value increased or decreased by any excess interest adjustments applied on the annuity commencement date.

Administrative and Service Office--Financial Markets Division Variable Annuity Department, 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499-0001.

Annuitant--The person during whose life any annuity payments involving life contingencies will continue.

Annuity Commencement Date--The date upon which annuity payments are to commence. The annuity commencement date may not be later than the last day of the policy month starting after the annuitant attains age 85, except as expressly allowed by PFL, but in no event later than the last day of the policy month following the month in which the annuitant attains age 95. The annuity commencement date may be required to be earlier for qualified policies.

Annuity Payment Option--A method of receiving a stream of annuity payments selected by the owner.

Annuity Unit--An accounting unit of measure used in the calculation of the amount of the second and each subsequent variable annuity payment.

Application--A written application, order form, or any other information received electronically or otherwise upon which the policy is issued and/or is reflected on the data or specifications page.

Beneficiary--The person who has the right to the death benefit set forth in the policy.

Business Day--A day when the New York Stock Exchange is open for business.

Cash Value--The policy value increased or decreased by an excess interest adjustment, less the service charge, and less any applicable premium taxes, surrender charge, and family income protector rider fee.

Code--The Internal Revenue Code of 1986, as amended.

Cumulative Free Percentage--The percentage (as applied to the policy value) which is available free of any surrender charge.

Excess Interest Adjustment--A positive or negative adjustment to amounts withdrawn upon partial or full surrenders from the fixed account guaranteed period options, or to amounts applied to annuity payment options. The adjustment reflects changes in the interest rates declared by PFL since the date any payment was received by or an amount was transferred to the guaranteed period option. The excess interest adjustment can either decrease or increase the amount to be received by the owner upon full surrender or commencement of annuity payments, depending upon whether there has been an increase or decrease in interest rates, respectively.

Excess Partial Withdrawal--The portion of a partial withdrawal (surrender) that exceeds the cumulative free percentage.

Fixed Account--One or more investment choices under the policy that are part of the general assets of PFL and are not in the separate accounts.

Guaranteed Period Options--The various guaranteed interest rate periods of the fixed account which may be offered by PFL and into which premium payments may be paid or amounts transferred.

Nonqualified Policy--A policy other than a qualified policy.

Owner--The person who may exercise all rights and privileges under the policy. The owner during the lifetime of the annuitant and prior to the annuity commencement date is the person designated as the owner or a successor owner in the information that we require to issue a policy.

Policy Value--On or before the annuity commencement date, the policy value is equal to the owner's:

 .    premium payments; minus
 .    partial withdrawals (including any applicable excess interest adjustments and/or surrender charges on such withdrawals); plus
 .    interest credited in the fixed account; plus or minus
 .    accumulated gains or losses in the separate account; minus
 .    service charges, premium taxes, rider fees, and transfer fees, if any.

Policy Year--A policy year begins on the policy date in which the policy becomes effective and on each anniversary thereof.

Premium Payment--An amount paid to PFL by the owner or on the owner's behalf as consideration for the benefits provided by the policy.

Qualified Policy--A policy issued in connection with retirement plans that qualify for special federal income tax treatment under the Code.

Separate Account--PFL Life Variable Annuity Account E, a separate account established and registered as a unit investment trust under the Investment Company Act of 1940, as amended (the "1940 Act"), to which premium payments under the policies may be allocated.

Service Charge--There is an annual service charge on each policy anniversary (and a charge at the time of surrender during any policy year) for policy maintenance and related administrative expenses. This annual charge is $30, but in no event will this charge be more than 2% of the policy value.

Subaccount--A subdivision within the separate account, the assets of which are invested in a specified portfolio of the underlying funds.

Successor Owner--A person appointed by the owner to succeed to ownership of the policy in the event of the death of the owner who is not the annuitant before the annuity commencement date.

Surrender Charge--The applicable contingent deferred sales charge, assessed on certain full surrenders or partial withdrawals of premium payments to cover expenses relating to the sale of the policies.

Underlying Funds--The designated portfolios of: (1) Variable Insurance Products Fund (Service Class 2), Variable Insurance Products Fund II (Initial and Service Class 2), and Variable Insurance Products Fund III (Service Class 2), managed by Fidelity Management & Research Company; (2) MFS Variable Insurance Trust, managed by Massachusetts Financial Services Company; (3) Oppenheimer Variable Account Funds, managed by OppenheimerFunds, Inc.; (4) STI Class Variable Trust, managed by STI Capital Management, N.A.; and (5) WRL Series Fund, Inc. - WRL Goldman Sachs Small Cap, subadvised by Goldman Sachs Asset Management - WRL Janus Global and WRL Janus Growth, subadvised by Janus Capital Corporation - and WRL VKAM Emerging Growth, subadvised by Van Kampen Asset Management Inc.

Valuation Period--The period of time from one determination of accumulation unit and annuity unit values to the next subsequent determination of values. Such determinations shall be made on each business day.

Variable Annuity Payment(s)--Payment(s) made pursuant to an annuity payment option which fluctuate as to dollar amount or payment term in relation to the investment performance of the specified subaccounts within the separate account.

Written Notice--Written notice, signed by the owner, that gives PFL the information it requires and is received at the administrative and service office. For some transactions, PFL may accept an electronic notice such as telephone instructions. Such electronic notice must meet the requirements PFL establishes for such notices.

In order to supplement the description in the prospectus, the following provides additional information about PFL and the policy, which may be of interest to a prospective purchaser.

                         THE POLICY--GENERAL PROVISIONS

Owner

The policy shall belong to the owner upon issuance of the policy after completion of an application and delivery of the initial premium payment. While the annuitant is living, the owner may: (1) assign the policy; (2) surrender the policy; (3) amend or modify the policy with PFL's consent; (4) receive annuity payments or name a payee to receive the payments; and (5) exercise, receive and enjoy every other right and benefit contained in the policy. The exercise of these rights may be subject to the consent of any assignee or irrevocable beneficiary; and of the owner's spouse in a community or marital property state.

Unless PFL has been notified of a community or marital property interest in the policy, it will rely on its good faith belief that no such interest exists and will assume no responsibility for inquiry.

A successor owner can be named in the application or in a written notice. The successor owner will become the new owner upon your death, if you predecease the annuitant. If no successor owner survives you and you predecease the annuitant, your estate will become the owner.

Note Carefully. If the owner does not name a successor owner, the owner's estate
--------------
will become the new owner. If no probate estate is opened because the owner has precluded the opening of a probate estate by means of a trust or other instrument, unless PFL has received written notice of the trust as a successor owner signed prior to the owner's death, that trust may not exercise ownership rights to the policy. It may be necessary to open a probate estate in order to exercise ownership rights to the policy if no successor owner is named in a written notice received by PFL.

The owner may change the ownership of the policy in a written notice. When this change takes effect, all rights of ownership in the policy will pass to the new owner. A change of ownership may have tax consequences.

When there is a change of owner or successor owner, the change will not be effective until it is recorded in our records. Once recorded, it will take effect as of the date the owner signs the written notice, subject to any payment PFL has made or action PFL has taken before recording the change. Changing the owner or naming a new successor owner cancels any prior choice of successor owner, but does not change the designation of the beneficiary or the annuitant.

If ownership is transferred (except to the owner's spouse) because the owner dies before the annuitant, the adjusted policy value generally must be distributed to the successor owner within five years of the owner's death, or if the first payment begins within one year of the owner's death, payments must be made for a period certain which does not exceed that successor owner's life expectancy.

Entire Policy

The policy, any endorsements thereon, the application, and information provided in lieu thereof constitute the entire contract between PFL and the owner. All statements in the application are representations and not warranties. No statement will cause the policy to be void or to be used in defense of a claim unless contained in the application or information provided in lieu thereof.

Misstatement of Age or Sex

If the age or sex of the annuitant has been misstated, PFL will change the annuity benefit payable to that which the premium payments would have purchased for the correct age or sex. The dollar amount of any underpayment made by PFL shall be paid in full with the next payment due such person or the beneficiary. The dollar amount of any overpayment made by PFL due to any misstatement shall be deducted from payments subsequently accruing to such person or beneficiary. Any underpayment or overpayment will include interest at 5% per year, from the date of the wrong payment to the date of the adjustment. The age of the annuitant may be established at any time by the submission of proof satisfactory to PFL.

Addition, Deletion, or Substitution of Investments

PFL cannot and does not guarantee that any of the subaccounts or portfolios will always be available for premium payments, allocations, or transfers. PFL retains the right, subject to any applicable law, to make certain changes in the separate account and its investments. PFL reserves the right to eliminate the shares of any portfolio held by a subaccount and/or to substitute shares of another portfolio of the underlying funds, or of another registered open-end management investment company for the shares of any portfolio, if the shares of the portfolio are no longer available for investment or if, in PFL's judgment, investment in any portfolio would be inappropriate in view of the purposes of the separate account. To the extent required by the 1940 Act, substitutions of shares attributable to an owner's interest in a subaccount will not be made without prior notice to the owner and the prior approval of the Securities and Exchange Commission (SEC). Nothing contained herein shall prevent the separate account from purchasing other securities for other series or classes of variable annuity policies, or from effecting an exchange between series or classes of variable annuity policies on the basis of your requests.

New subaccounts may be established when, in the sole discretion of PFL, marketing, tax, investment or other conditions warrant. Any new subaccounts may be made available to existing owners on a basis to be determined by PFL. Each additional subaccount will purchase shares in a mutual fund portfolio or other investment vehicle. PFL may also eliminate one or more subaccounts if, in its sole discretion, marketing, tax, investment or other conditions warrant such change. In the event any subaccount is eliminated, PFL will notify owners and request a reallocation of the amounts invested in the eliminated subaccount. If no such reallocation is provided by the owner, PFL will reinvest the amounts invested in the eliminated subaccount in the subaccount that invests in the Fidelity - VIP Money Market portfolio (or in a similar portfolio of money market instruments) or in another subaccount, if appropriate.

In the event of any such substitution or change, PFL may, by appropriate endorsement, make such changes in the policies as may be necessary or appropriate to reflect such substitution or change. Furthermore, if deemed to be in the best interests of persons having voting rights under the policies, the separate account may be (i) operated as a management company under the 1940 Act or any other form permitted by law, (ii) deregistered under the 1940 Act in the event such registration is no longer required or (iii) combined with one or more other separate accounts. To the extent permitted by applicable law, PFL also may
(1) transfer the assets of the separate account associated with the policies to another account or accounts, (2) restrict or eliminate any voting rights of owners or other persons who have voting rights as to the separate account, (3) create new separate accounts, (4) add new subaccounts to or remove existing subaccounts from the separate account, or combine subaccounts, or (5) add new underlying funds, or substitute a new fund for an existing fund.

Excess Interest Adjustment

Money that you withdraw from or apply to an annuity payment option from a guaranteed period option of the fixed account before the end of its guaranteed period (the number of years you specified the money would remain in the guaranteed period option) may be subject to an excess interest adjustment. At the time you request a withdrawal, if interest rates PFL set have risen since the date of the initial guarantee, the excess interest adjustment will result in a lower cash value. However, if interest rates have fallen since the date of the initial guarantee, the excess interest adjustment will result in a higher cash value.

Excess interest adjustments will not reduce the adjusted policy value for a guaranteed period option below the amount paid into it, less any prior partial withdrawals and transfers from that guaranteed period option, plus interest at the policy's minimum guaranteed effective annual interest rate of 3%. This is referred to as the excess interest adjustment floor.

The formula which will be used to determine the excess interest adjustment is:

                                S*(G - C)*(M/12)

S = Gross amount being withdrawn that is subject to the excess interest adjustment

G = Guaranteed Interest Rate applicable to S.

C = Current Guaranteed Interest Rate then being offered on new premium payments for the next longer guaranteed period than "M". If this policy form or such a guaranteed period is no longer offered, "C" will be the U.S. Treasury rate for the next longer maturity (in whole years) than "M" on the 25th day of the previous calendar month, plus up to 2%.

M = Number of months remaining in the current guaranteed period, rounded up to the next higher whole number of months.

* = multiplication

/\= exponentiation

                Example 1 (Full Surrender, rates increase by 3%):
-------------------------------------------------------------------------------------------------------------------------------
  Single premium:                                              $50,000
-------------------------------------------------------------------------------------------------------------------------------
  Guarantee period:                                            5 Years
-------------------------------------------------------------------------------------------------------------------------------
  Guarantee rate:                                              5.50% per annum
-------------------------------------------------------------------------------------------------------------------------------
  Full surrender:                                              middle of contract year 3
-------------------------------------------------------------------------------------------------------------------------------
  Policy value at middle of contract year 3                    = 50,000* (1.055) /\ 2.5 = 57,161.18
-------------------------------------------------------------------------------------------------------------------------------
  Surrender charge free amount at middle of policy year 3      = 57,161.18* .30 = 17,148.35
-------------------------------------------------------------------------------------------------------------------------------
  Excess interest adjustment free amount at middle of policy   = 57,161.18 -50,000 = 7,161.18
  year 3
-------------------------------------------------------------------------------------------------------------------------------
  Amount subject to excess interest adjustment                 = 57,161.18 -7,161.18 = 50,000.00
-------------------------------------------------------------------------------------------------------------------------------
  Excess interest adjustment floor                             = 50,000* (1.03) /\ 2.5 = 53,834.80
-------------------------------------------------------------------------------------------------------------------------------
  Excess interest adjustment

  G = .055
  C = .085
  M = 30
-------------------------------------------------------------------------------------------------------------------------------
  Excess interest adjustment                                   = S* (G - C)* (M/12)
                                                               = 50,000.00* (.055 - .085)* (30/12)
                                                               = -3,750.00, but excess interest adjustment cannot cause the adjusted policy value to fall below the excess interest
                                                               adjustment floor, so the adjustment is limited to 53,834.80
                                                               - 57,161.18 = -3,326.38
-------------------------------------------------------------------------------------------------------------------------------
  Adjusted policy value                                        = policy value + excess interest adjustment
                                                               = 57,161.18 - 3,326.38 = 53,834.80
-------------------------------------------------------------------------------------------------------------------------------
  Surrender charge                                             = (50,000 - 17,148.35)* .06 = 1,971.10
-------------------------------------------------------------------------------------------------------------------------------
  Cash value at middle of policy year 3                        = policy value + excess interest adjustment -surrender charge
                                                               = 57,161.18 - 3,326.38 - 1,971.10
                                                               = 51,863.70
-------------------------------------------------------------------------------------------------------------------------------


                        Example 2 (Full Surrender, rates decrease by 1%):
-------------------------------------------------------------------------------------------------------------------------------
  Single premium:                                              $50,000
-------------------------------------------------------------------------------------------------------------------------------
  Guarantee period:                                            5 Years
-------------------------------------------------------------------------------------------------------------------------------
  Guarantee rate:                                              5.50% per annum
-------------------------------------------------------------------------------------------------------------------------------
  Full surrender:                                              middle of contract year 3
-------------------------------------------------------------------------------------------------------------------------------
  Policy value at middle of policy year 3                      = 50,000* (1.055) /\ 2.5 = 57,161.18
-------------------------------------------------------------------------------------------------------------------------------
  Surrender charge free amount at middle of policy year 3      = 57,161.18* .30 = 17,148.35
-------------------------------------------------------------------------------------------------------------------------------
  Excess interest adjustment free amount at middle of policy   = 57,161.18 - 50,000 = 7,161.18
  year 3
-------------------------------------------------------------------------------------------------------------------------------
  Amount subject to excess interest adjustment                 = 57,161.18 - 7,161.18 = 50,000.00
-------------------------------------------------------------------------------------------------------------------------------
  Excess interest adjustment floor                             = 50,000* (1.03) /\ 2.5 = 53,834.80
-------------------------------------------------------------------------------------------------------------------------------
  Excess interest adjustment
  G = .055
  C = .045
  M = 30
-------------------------------------------------------------------------------------------------------------------------------
  Excess interest adjustment                                   = S* (G - C)* (M/12)
                                                               = 50,000* (.055 - .045)* (30/12)
                                                               = 1,250.00
-------------------------------------------------------------------------------------------------------------------------------
  Adjusted policy value                                        = policy value + excess interest adjustment
                                                               = 57,161.18 + 1,250.00 = 58,411.18
-------------------------------------------------------------------------------------------------------------------------------
  Surrender charge                                             = (50,000 - 17,148.35)* .06 = 1,971.10
-------------------------------------------------------------------------------------------------------------------------------
  Cash value at middle of policy year 3                        = policy value + excess interest adjustment -surrender charge
                                                               = 57,161.18 + 1,250 - 1,971.10
                                                               = 56,440.08
-------------------------------------------------------------------------------------------------------------------------------

On a partial withdrawal, PFL will pay the owner the full amount of withdrawal requested (as long as the policy value is sufficient). Surrender charge--Free withdrawals will reduce the policy value by the amount withdrawn. Amounts withdrawn in excess of the surrender charge--Free amount will reduce the policy value by an amount equal to:

                                    X - Y + Z

X = excess partial withdrawal = requested withdrawal less cumulative free percentage
Y = excess interest adjustment = (A)*(G - C)*(M/12) where G, C, and M are defined above, with "A" substituted for "S" in the definition of G and M.
A = amount of partial withdrawal which is subject to excess interest adjustment
    = requested withdrawal--excess interest adjustment--cumulative free percentage, where excess interest adjustment--cumulative free percentage = cumulative interest credited at time of, but prior to, withdrawal.
Z = surrender charge on X minus Y.


                                       Example 3 (Partial Withdrawal, rates increase by 1%):
-------------------------------------------------------------------------------------------------------------------------------
  Single premium:                                              $50,000
-------------------------------------------------------------------------------------------------------------------------------
  Guarantee period:                                            5 Years
-------------------------------------------------------------------------------------------------------------------------------
  Guarantee rate:                                              5.50% per annum
-------------------------------------------------------------------------------------------------------------------------------
  Partial surrender:                                           $30,000; middle of contract year 3
-------------------------------------------------------------------------------------------------------------------------------
  Policy value at middle of policy year 3                      = 50,000* (1.055) /\ 2.5 = 57,161.18
-------------------------------------------------------------------------------------------------------------------------------
  Surrender charge free amount at middle of policy year 3      = 57,161.18* .30 = 17,148.35
-------------------------------------------------------------------------------------------------------------------------------
  Excess interest adjustment free amount at middle of policy   = 57,161.18 - 50,000 = 7,161.18
  year 3
-------------------------------------------------------------------------------------------------------------------------------
  Excess interest adjustment / surrender charge
  X = 30,000 -17,148.35 = 12,851.65
  A = 30,000 -7,161.18 = 22,838.82
  G = .055
  C = .065
  M = 30
  Y = 22,838.82* (.055 -.065)* (30/12) = -570.97
  Z = .06* [12,851.65 -(-570.97)] = 805.36
-------------------------------------------------------------------------------------------------------------------------------
  Reduction to policy value due to surrender charge--          = 17,148.35
-------------------------------------------------------------------------------------------------------------------------------
  Reduction to policy value due to excess withdrawal           = X -Y + Z
                                                               = 12,851.65 - (-570.97) + 805.36
                                                               = 14,227.98
-------------------------------------------------------------------------------------------------------------------------------
  Policy value after withdrawal at middle of policy year 3     = 57,161.18 - [17,148.35 + 14,227.98]
                                                               = 57,161.18 - [17,148.35 + 12,851.65 - (-570.97) + 805.36]
                                                               = 57,161.18 - [30,000 - (-570.97) + 805.36]
                                                               = 57,161.18 -31,376.33 = 25,784.85
-------------------------------------------------------------------------------------------------------------------------------

                                       Example 4 (Partial Withdrawal, rates decrease by 1%):

-------------------------------------------------------------------------------------------------------------------------------
  Single premium:                                              $50,000
-------------------------------------------------------------------------------------------------------------------------------
  Guarantee period:                                            5 Years
-------------------------------------------------------------------------------------------------------------------------------
  Guarantee rate:                                              5.50% per annum
-------------------------------------------------------------------------------------------------------------------------------
  Partial surrender:                                           $30,000; middle of contract year 3
-------------------------------------------------------------------------------------------------------------------------------
  Policy value at middle of policy year 3                      = 50,000 (1.055) /\ 2.5 = 57,161.18
-------------------------------------------------------------------------------------------------------------------------------
  Surrender charge free amount at middle of policy year 3      = 57,161.18* .30 = 17,148.35
-------------------------------------------------------------------------------------------------------------------------------
  Excess interest adjustment free amount at middle of policy   = 57,161.18 -50,000 = 7,161.18
  year 3
-------------------------------------------------------------------------------------------------------------------------------
  Excess interest adjustment / surrender charge
  X = 30,000-17,148.35 = 12,851.65
  A = 30,000-7,161.18 = 22,838.82
  G = .055
  C = .045
  M = 30
  Y = 22,838.82* (.055-.045)* (30/12) = 570.97
  Z = .06* [12,851.65-(570.97)] = 736.84
-------------------------------------------------------------------------------------------------------------------------------
  Reduction to policy value due to surrender charge--          = 17,148.35
-------------------------------------------------------------------------------------------------------------------------------
  Reduction to policy value due to excess withdrawal           = X -Y + Z
                                                               = 12,851.65 -570.97 + 736.84
                                                               = 13,017.52
-------------------------------------------------------------------------------------------------------------------------------
  Policy value after withdrawal at middle of policy year 3     = 57,161.18 -[17,148.35 + 13,017.52]
                                                               = 57,161.18 -[17,148.35 + 12,851.65 -570.97 + 736.84]
                                                               = 57,161.18 -[30,000 /\ (570.97) + 736.84]
                                                               = 57,161.18 -30,165.87 = 26,995.31
-------------------------------------------------------------------------------------------------------------------------------

Reallocation of Policy Values After the Annuity Commencement Date

After the annuity commencement date, the owner may reallocate the value of a designated number of annuity units of a subaccount of the separate account then credited to a policy into an equal value of annuity units of one or more other subaccounts of the separate account, or the fixed account. An annuity unit is an accounting unit used in the calculation of the amount of the second and each subsequent variable annuity payment. The reallocation shall be based on the relative value of the annuity units of the account(s) or subaccount(s) at the end of the business day on the next payment date. The minimum amount which may be reallocated is the lesser of (1) $10 of monthly income or (2) the entire monthly income of the annuity units in the account or subaccount from which the transfer is being made. If the monthly income of the annuity units remaining in an account or subaccount after a reallocation is less than $10, PFL reserves the right to include the value of those annuity units as part of the transfer. The request must be in writing to PFL's administrative and service office. There is no charge assessed in connection with such reallocation. A reallocation of policy value may be made up to four times in any given policy year.

After the annuity commencement date, no transfers may be made from the fixed account to the separate account.

Annuity Payment Options

During the lifetime of the annuitant and prior to the annuity commencement date, the owner may choose an annuity payment option or change the election, but written notice of any election or change of election must be received by PFL at its administrative and service office at least thirty (30) days prior to the annuity commencement date. If no election is made prior to the annuity commencement date, annuity payments will be made under (i) Payment Option 3, life income with fixed (level) payments for 10 years certain, using the existing adjusted policy value of the fixed account, or (ii) under Payment Option 3, life income with variable payments for 10 years certain using the existing policy value of the separate account, or (iii) in a combination of (i) and (ii).

The person who elects an annuity payment option can also name one or more successor payees to receive any unpaid amount PFL has at the death of a payee. Naming these payees cancels any prior choice of a successor payee.

A payee who did not elect the annuity payment option does not have the right to advance or assign payments, take the payments in one sum, or make any other change. However, the payee may be given the right to do one or more of these things if the person who elects the option tells PFL in writing and PFL agrees.

Variable Payment Options. The dollar amount of the first variable annuity
-------------------------
payment will be determined in accordance with the annuity payment rates set forth in the applicable table contained in the policy. The tables are based on a 5% effective annual Assumed Investment Return and the "1983 Table a" (male, female, and unisex if required by law) mortality table with projection using Scale G factors, assuming a maturity date in the year 2000. ("The 1983 Table a" mortality rates are adjusted based on improvements in mortality since 1983 to more appropriately reflect increased longevity. This is accomplished using a set of improvement factors referred to as projection scale G.) The dollar amount of additional variable annuity payments will vary based on the investment performance of the subaccount(s) of the separate account selected by the annuitant or beneficiary.

Determination of the First Variable Payment. The amount of the first variable
--------------------------------------------
payment depends upon the sex (if consideration of sex is allowed under state law) and adjusted age of the annuitant. The adjusted age is the annuitant's actual age nearest birthday, on the annuity commencement date, adjusted as follows:

        Annuity Commencement Date                        Adjusted Age
        -------------------------                        ------------
               Before 2001                                Actual Age
                2001-2010                             Actual Age minus 1
                2011-2020                             Actual Age minus 2
                2021-2030                             Actual Age minus 3
                2031-2040                             Actual Age minus 4
               After 2040                            As determined by PFL

This adjustment assumes an increase in life expectancy, and therefore it results in lower payments than without such an adjustment.

Determination of Additional Variable Payments. All variable annuity payments
----------------------------------------------
other than the first are calculated using annuity units which are credited to the policy. The number of annuity units to be credited in respect of a particular subaccount is determined by dividing that portion of the first variable annuity payment attributable to that subaccount by the annuity unit value of that subaccount on the annuity commencement date. The number of annuity units of each particular subaccount credited to the policy then remains fixed, assuming no transfers to or from that subaccount occur. The dollar value of variable annuity units in the chosen subaccount will increase or decrease reflecting the investment experience of the chosen subaccount. The dollar amount of each variable annuity payment after the first may increase, decrease or remain constant, and is equal to the sum of the amounts determined by multiplying the number of annuity units of each particular subaccount credited to the policy by the annuity unit value for the particular subaccount on the date the payment is made.

Death Benefit

Adjusted Partial Withdrawal. The amount of your Guaranteed Minimum Death Benefit
----------------------------
is reduced due to a partial withdrawal called the adjusted partial withdrawal. The reduction amount depends on the relationship between your guaranteed minimum death benefit and policy value. The adjusted partial withdrawal is the sum of
(1) and (2), where:
     (1)  The surrender charge-free withdrawal amount taken; and
     (2) The amount that an excess partial withdrawal (the portion of a withdrawal that can be subject to a surrender charge) reduces the policy value times [(a) divided by (b)] where:
          (a) is the amount of the death benefit prior to the excess partial withdrawal; and
          (b) is the policy value prior to the excess partial withdrawal.

The following examples describe the effect of a withdrawal on the guaranteed minimum death benefit and policy value.

------------------------------------------------------------------------------------------------------------------------------
                                                             EXAMPLE 1
                                                    (Assumed Facts for Example)
------------------------------------------------------------------------------------------------------------------------------
  $75,000          current guaranteed minimum death benefit before withdrawal
------------------------------------------------------------------------------------------------------------------------------
  $50,000          current policy value before withdrawal
------------------------------------------------------------------------------------------------------------------------------
  $75,000          current death benefit (larger of policy value and guaranteed minimum death benefit)
------------------------------------------------------------------------------------------------------------------------------
  6%               current surrender charge percentage
------------------------------------------------------------------------------------------------------------------------------
  $15,000          requested withdrawal
------------------------------------------------------------------------------------------------------------------------------
  $10,000          surrender charge-free amount (assumes 20% cumulative free percentage is available)
------------------------------------------------------------------------------------------------------------------------------
  $5,000           excess partial withdrawal (amount subject to surrender charge)
------------------------------------------------------------------------------------------------------------------------------
  $100             excess interest adjustment--(assumes interest rates have decreased since initial guarantee)
------------------------------------------------------------------------------------------------------------------------------
  $294             surrender charge on (excess partial withdrawal less excess interest adjustment)=0.06*(5000-100)
------------------------------------------------------------------------------------------------------------------------------
  $5,194           reduction in policy value due to excess partial withdrawal = 5000-100+294
------------------------------------------------------------------------------------------------------------------------------
  $17,791          adjusted partial withdrawal = $10,000+ [$5,194 * (75,000/50,000)]
------------------------------------------------------------------------------------------------------------------------------
  $57,209          new guaranteed minimum death benefit (after withdrawal) = 75,000- 17,791
------------------------------------------------------------------------------------------------------------------------------
  $34,806          new policy value (after withdrawal)=50,000-10,000-5,194
------------------------------------------------------------------------------------------------------------------------------

  Summary:
  Reduction in guaranteed minimum death benefit         = $17,791
  Reduction in policy value                             = $15,194

Note, guaranteed minimum death benefit is reduced more than the policy value since the guaranteed minimum death benefit was greater than the policy value just prior to the withdrawal.

------------------------------------------------------------------------------------------------------------------------------
                                                             EXAMPLE 2
                                                    (Assumed Facts for Example)
------------------------------------------------------------------------------------------------------------------------------
  $50,000          current guaranteed minimum death benefit before withdrawal
------------------------------------------------------------------------------------------------------------------------------
  $75,000          current policy value before withdrawal
------------------------------------------------------------------------------------------------------------------------------
  $75,000          current death benefit (larger of policy value and guaranteed minimum death benefit)
------------------------------------------------------------------------------------------------------------------------------
  6%               current surrender charge percentage
------------------------------------------------------------------------------------------------------------------------------
  $15,000          requested withdrawal
------------------------------------------------------------------------------------------------------------------------------
  $11,250          surrender charge-free amount (assumes 15% cumulative free percentage is available)
------------------------------------------------------------------------------------------------------------------------------
  $3,750           excess partial withdrawal (amount subject to surrender charge)
------------------------------------------------------------------------------------------------------------------------------
  $-100            excess interest adjustment--(assumes interest rates have increased since initial guarantee)
------------------------------------------------------------------------------------------------------------------------------
  $  231           surrender charge on (excess partial withdrawal less excess interest adjustment)=0.06*[(3750-(-100))]
------------------------------------------------------------------------------------------------------------------------------
  $4,081           reduction in policy value due to excess partial withdrawal=3750-(-100) +231 =3750 + 100 +231
------------------------------------------------------------------------------------------------------------------------------
  $15,331          adjusted partial withdrawal = $11,250+ [$4,081 * (75,000/75,000)]
------------------------------------------------------------------------------------------------------------------------------
  $34,669          new guaranteed minimum death benefit (after withdrawal) = 50,000-15,331
------------------------------------------------------------------------------------------------------------------------------
  $59,669          new policy value (after withdrawal)=75,000in-11,250-4,081
------------------------------------------------------------------------------------------------------------------------------

  Summary:
  Reduction in guaranteed minimum death benefit         = $15,331
  Reduction in policy value                             = $15,331

Note, guaranteed minimum death benefit and policy value are reduced by the same amount since the policy value was equal to the guaranteed minimum death benefit just prior to the withdrawal.

Due proof of death of the annuitant is proof that the annuitant who is the owner died prior to the commencement of annuity payments. A certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, a written statement by the attending physician, or any other proof satisfactory to PFL, will constitute due proof of death. Upon receipt of this proof and an election of a method of settlement and return of the policy, the death benefit generally will be paid within seven days, or as soon thereafter as PFL has sufficient information about the beneficiary to make the payment. The beneficiary may receive the amount payable in a lump sum cash benefit, or, subject to any limitation under any state or federal law, rule, or regulation, under one of the annuity payment options described above, unless a settlement agreement is effective at the death of the owner preventing such election.

Distribution Requirements. If the annuitant was the owner, and the beneficiary
--------------------------
was not the annuitant's spouse, the death benefit must (1) be distributed within five years of the date of the deceased owner's death, or (2) payments under an annuity payment option must begin no later than one year after the deceased owner's death and must be made for the beneficiary's lifetime or for a period certain (so long as any period certain does not exceed the beneficiary's life expectancy). Death proceeds which are not paid to or for the benefit of a natural person must be distributed within five years of the date of the deceased owner's death. If the sole beneficiary is the deceased owner's surviving spouse, such spouse may elect to continue the policy as the new annuitant and owner instead of receiving the death benefit. (See "Certain Federal Income Tax Consequences.")

If the annuitant is not the owner, and the owner dies prior to the annuity commencement date, a successor owner may surrender the policy at any time for the amount of the adjusted policy value. If the successor owner is not the deceased owner's spouse, however, the adjusted policy value must be distributed:
(1) within five years after the date of the deceased owner's death, or (2) payments under an annuity payment option must begin no later than one year after the deceased owner's death and must be made for the successor owner's lifetime or for a period certain (so long as any period certain does not exceed the successor owner's life expectancy).

Beneficiary. The beneficiary designation in the application will remain in
------------
effect until changed. The owner may change the designated beneficiary by sending written notice to PFL. The beneficiary's consent to such change is not required unless the beneficiary was irrevocably designated or law requires consent. (If an irrevocable beneficiary dies, the owner may then designate a new beneficiary.) The change will take effect as of the date the owner signs the written notice, whether or not the owner is living when the Notice is received by PFL. PFL will not be liable for any payment made before the written notice is received. If more than one beneficiary is designated, and the owner fails to specify their interests, they will share equally.

Death of Owner

Federal tax law requires that if any owner (including any joint owner or any successor owner who has become a current owner) dies before the annuity commencement date, then the entire value of the policy must generally be distributed within five years of the date of death of such owner. Certain rules apply where (1) the spouse of the deceased owner is the sole beneficiary; (2) the owner is not a natural person and the primary annuitant dies or is changed; or (3) any owner dies after the annuity commencement date. See "Certain Federal Income Tax Consequences" below for more information about these rules. Other rules may apply to qualified policies.

Assignment

During the lifetime of the annuitant the owner may assign any rights or benefits provided by the policy if your policy is a nonqualified policy. An assignment will not be binding on PFL until a copy has been filed at its administrative and service office. The rights and benefits of the owner and beneficiary are subject to the rights of the assignee. PFL assumes no responsibility for the validity or effect of any assignment. Any claim made under an assignment shall be subject to proof of interest and the extent of the assignment. An assignment may have tax consequences.

Unless you so direct by filing written notice with PFL, no beneficiary may assign any payments under the policy before they are due. To the extent permitted by law, no payments will be subject to the claims of any beneficiary's creditors.

Ownership under qualified policies is restricted to comply with the Code.

Evidence of Survival

PFL reserves the right to require satisfactory evidence that a person is alive if a payment is based on that person being alive. No payment will be made until PFL receives such evidence.

Non-Participating

The policy will not share in PFL's surplus earnings; no dividends will be paid.

Amendments

No change in the policy is valid unless made in writing by PFL and approved by one of PFL's officers. No registered representative has authority to change or waive any provision of the policy.

PFL reserves the right to amend the policy to meet the requirements of the Code, regulations or published rulings. You can refuse such a change by giving written notice, but a refusal may result in adverse tax consequences.

Employee and Agent Purchases

The policy may be acquired by an employee or registered representative of any broker/dealer authorized to sell the policy or their spouse or minor children, or by an officer, director, trustee or bona-fide full-time employee of PFL or its affiliated companies or their spouse or minor children. In such a case, PFL may credit an amount equal to a percentage of each premium payment to the policy due to lower acquisition costs PFL experiences on those purchases. The credit will be reported to the Internal Revenue Service as taxable income to the employee or registered representative. PFL may offer certain employer sponsored savings plans, in its discretion reduced fees and charges including, but not limited to, the service charge, the surrender charges, the mortality and expense risk fee and the administrative charge for certain sales under circumstances which may result in savings of certain costs and expenses. In addition, there may be other circumstances of which PFL is not presently aware which could result in reduced sales or distribution expenses. Credits to the policy or reductions in these fees and charges will not be unfairly discriminatory against any owner.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following summary does not constitute tax advice. It is a general discussion of certain of the expected federal income tax consequences of investment in and distributions with respect to a policy, based on the Internal Revenue Code of 1986, as amended, proposed and final Treasury Regulations thereunder, judicial authority, and current administrative rulings and practice. This summary discusses only certain federal income tax consequences to "United States Persons," and does not discuss state, local, or foreign tax consequences. United States Persons means citizens or residents of the United States, domestic corporations, domestic partnerships and trusts or estates that are subject to United States federal income tax regardless of the source of their income.

Tax Status of the Policy

The following discussion is based on the assumption that the policy qualifies as an annuity contract for federal income tax purposes.

Diversification Requirements. Section 817(h) of the Code provides that in order
----------------------------
for a variable contract which is based on a segregated asset account to qualify as an annuity contract under the Code, the investments made by such account must be "adequately diversified" in accordance with Treasury regulations. The Treasury regulations issued under Section 817(h) (Treas. Reg. (S) 1.817-5) apply a diversification requirement to each of the subaccounts of the separate account. The separate account, through the underlying funds and their portfolios, intends to comply with the diversification requirements of the Treasury. PFL has entered into agreements regarding participation in the Privilege Select that require the underlying funds and their portfolios to be operated in compliance with the Treasury regulations.

Owner Control. In certain circumstances, owners of variable annuity contracts
-------------
may be considered the owners, for federal income tax purposes, of the assets of the separate account used to support their contracts. In those circumstances, income and gains from the separate account assets would be includable in the variable annuity contractowner's gross income. Several years ago, the Internal Revenue Service stated in published rulings that a variable contractowner will be considered the owner of separate account assets if the contractowner possesses incidents of ownership in those assets, such as the ability to exercise investment control over the assets. More recently, the Treasury Department announced, in connection with the issuance of regulations concerning investment diversification, that those regulations "do not provide guidance concerning the circumstances in which investor control of the investments of a segregated asset account may cause the investor, rather than the insurance company, to be treated as the owner of the assets in the account." This announcement also stated that guidance would be issued by way of regulations or rulings on the "extent to which policyholders may direct their investments to particular subaccounts without being treated as owners of underlying assets."

The ownership rights under the contract are similar to, but different in certain respects from those described by the IRS in rulings in which it was determined that contractowners were not owners of separate account assets. For example, the owner of a policy has the choice of one or more subaccounts in which to allocate premiums and policy values, and may be able to transfer among these accounts more frequently than in such rulings. These differences could result in policyowners being treated as the owners of the assets of the separate account. In addition, PFL does not know what standards will be set forth, if any, in the regulations or rulings which the Treasury Department has stated it expects to issue. PFL therefore reserves the right to modify the policies as necessary to attempt to prevent the policyowners from being considered the owners of a pro rata share of the assets of the separate account.

Distribution Requirements. The Code also requires that nonqualified policies
-------------------------
contain specific provisions for distribution of policy proceeds upon the death of any owner. In order to be treated as an annuity contract for federal income tax purposes, the Code requires that such policies provide that if any owner dies on or after the annuity commencement date and before the entire interest in the policy has been distributed, the remaining portion must be distributed at least as rapidly as under the method in effect on such owner's death. If any owner dies before the annuity commencement date, the entire interest in the policy must generally be distributed within five years after such owner's date of death or be applied to provide an immediate annuity under which payments will begin within one year of such owner's death and will be made for the life of the beneficiary or for a period not extending beyond the life expectancy of the beneficiary. However, if such owner's death occurs prior to the annuity commencement date, and such owner's surviving spouse is named the beneficiary, then the policy may be continued with the surviving spouse as the new owner. If any owner is not a natural person, then for purposes of these distribution requirements, the primary annuitant shall be treated as the owner and any death or change of such primary annuitant shall be treated as the death of an owner. The policy contains provisions intended to comply with these requirements of the Code. No regulations interpreting these requirements of the Code have yet been issued and thus no assurance can be given that the provisions contained in the policies satisfy all such Code requirements. The provisions contained in the policies will be reviewed and modified if necessary to maintain their compliance with the Code requirements when clarified by regulation or otherwise.

Withholding. The portion of any distribution under a policy that is includable
-----------
in gross income will be subject to federal income tax withholding unless the recipient of such distribution elects not to have federal income tax withheld. Election forms will be provided at the time distributions are requested or made. For certain qualified policies, certain distributions are subject to mandatory withholding. The withholding rate varies according to the type of distribution and the owner's tax status. For qualified policies, "eligible rollover distributions" from Section 401(a) plans and Section 403(b) tax-sheltered annuities are subject to a mandatory federal income tax withholding of 20%. An eligible rollover distribution is the taxable portion of any distribution from such a plan, except certain distributions such as distributions required by the Code or distributions in a specified annuity form. The 20% withholding does not apply, however, if the owner chooses a "direct rollover" from the plan to another tax-qualified plan or IRA. Different withholding requirements may apply in the case of non-United States persons.

Qualified Policies. The qualified policy is designed for use with several types
------------------
of tax-qualified retirement plans. The tax rules applicable to participants and beneficiaries in tax-qualified retirement plans vary according to the type of plan and the terms and conditions of the plan. Special favorable tax treatment may be available for certain types of contributions and distributions. Adverse tax consequences may result from contributions in excess of specified limits; distributions prior to age 59 1/2 (subject to certain exceptions); distributions that do not conform to specified commencement and minimum distribution rules; and in other specified circumstances. Some retirement plans are subject to distribution and other requirements that are not incorporated into PFL's policy administration procedures. Owners, participants and beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the policies comply with applicable law.

For qualified plans under Section 401(a), 403(a), 403(b), and 457, the Code requires that distributions generally must commence no later than the later of April 1 of the calendar year following the calendar year in which the owner (or plan participant) (i) reaches age 70 1/2 or (ii) retires, and must be made in a specified form or manner. If the plan participant is a "5 percent owner" (as defined in the Code), or if the policy is a traditional individual retirement annuity, then distributions generally must begin no later than April 1 of the calendar year in which the owner (or plan participant) reaches age 70 1/2. Each owner is responsible for requesting distributions under the policy that satisfy applicable tax rules.

PFL makes no attempt to provide more than general information about use of the policy with the various types of retirement plans. Purchasers of policies for use with any retirement plan should consult their legal counsel and tax adviser regarding the suitability of the policy.

Individual Retirement Annuities. In order to qualify as a traditional individual
-------------------------------
retirement annuity under Section 408(b) of the Code, a policy must contain certain provisions: (i) the owner must be the annuitant; (ii) the policy generally is not transferable by the owner, e.g., the owner may not designate a new owner, designate a successor owner or assign the policy as collateral security; (iii) the total premium payments for any calendar year on behalf of any individual may not exceed $2,000, except in the case of a rollover amount or contribution under Sections 402(c), 403(a)(4), 403(b)(8) or 408(d)(3) of the Code; (iv) annuity payments or partial withdrawals must begin no later than April 1 of the calendar year following the calendar year in which the annuitant attains age 70 1/2; (v) an annuity payment option with a Period Certain that will guarantee annuity payments beyond the life expectancy of the annuitant and the beneficiary may not be selected; (vi) certain payments of death benefits must be made in the event the annuitant dies prior to the distribution of the policy value; and (vii) the entire interest of the owner is non-forfeitable. Policies intended to qualify as traditional individual retirement annuities under Section 408(b) of the Code contain such provisions. Amounts in the IRA (other than nondeductible contributions) are taxed when distributed from the IRA. Distributions prior to age 59 1/2 (unless certain exceptions apply) are subject to a 10% penalty tax.

Section 408 of the Code also indicates that no part of the funds for an individual retirement account or annuity ("IRA") may be invested in a life insurance contract, but the regulations thereunder allow such funds to be invested in an annuity policy that provides a death benefit that equals the greater of the premiums paid or the cash value for the contract. The policy provides an enhanced death benefit that could exceed the amount of such a permissible death benefit, but it is unclear to what extent such an enhanced death benefit could disqualify the policy under Section 408 of the Code. The Internal Revenue Service has not reviewed the policy for qualification as an IRA, and has not addressed in a ruling of general applicability whether an enhanced death benefit provision, such as the provision in the policy, comports with IRA qualification requirements.

Roth Individual Retirement Annuities (Roth IRA). The Roth IRA, under Section
-----------------------------------------------
408A of the Code, contains many of the same provisions as a traditional IRA. However, there are some differences. First, the contributions are not deductible and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA may be subject to tax and other special rules may apply. You should consult a tax adviser before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. The Roth IRA is available to individuals with earned income and whose adjusted gross income is under $110,000 for single filers, $160,000 for married filing jointly, and $10,000 for married filing separately. The amount per individual that may be contributed to all IRAs (Roth and traditional) is $2,000. Secondly, the distributions are taxed differently. The Roth IRA offers tax-free distributions when made from assets which have been held in the account for 5 tax years and are made after attaining age 59 1/2, to pay for qualified first time homebuyer expenses (lifetime maximum of $10,000) or due to death or disability. All other distributions are subject to income tax when made from earnings and may be subject to a premature withdrawal penalty tax unless an exception applies. Unlike the traditional IRA, there are no minimum required distributions during the owner's lifetime; however, required distributions at death are the same.

Section 403(b) Plans. Under Section 403(b) of the Code, payments made by public
--------------------
school systems and certain tax exempt organizations to purchase policies for their employees are excludable from the gross income of the employee, subject to certain limitations. However, such payments may be subject to FICA (Social Security) taxes. The policy includes a death benefit that in some cases may exceed the greater of the premium payments or the policy value. The death benefit could be characterized as an incidental benefit, the amount of which is limited in any tax-sheltered annuity under Section 403(b). Because the death benefit may exceed this limitation, employers using the policy in connection with such plans should consult their tax adviser. Additionally, in accordance with the requirements of the Code, Section 403(b) annuities generally may not permit distribution of (i) elective contributions made in years beginning after December 31, 1988, and (ii) earnings on those contributions and (iii) earnings on amounts attributed to elective contributions held as of the end of the last year beginning before January 1, 1989. Distributions of such amounts will be allowed only upon the death of the employee, on or after attainment of age 59 1/2, separation from service, disability, or financial hardship, except that income attributable to elective contributions may not be distributed in the case of hardship.

Corporate Pension and Profit Sharing Plans and H.R. 10 Plans. Sections 401(a)
------------------------------------------------------------
and 403(a) of the Code permit corporate employers to establish various types of retirement plans for employees and self-employed individuals to establish qualified plans for themselves and their employees. Such retirement plans may permit the purchase of the policies to accumulate retirement savings. Adverse tax consequences to the plan, the participant or both may result if the policy is assigned or transferred to any individual as a means to provide benefit payments. The policy includes a death benefit that in some cases may exceed the greater of the premium payments or the policy value. The death benefit could be characterized as an incidental benefit, the amount of which is limited in an pension or profit sharing plan. Because the death benefit may exceed this limitation, employers using the policy in connection with such plans should consult their tax adviser.

Deferred Compensation Plans. Section 457 of the Code, while not actually
---------------------------
providing for a qualified plan (as that term is not used in the Code), provides for certain deferred compensation plans with respect to service for state governments, local governments, political sub-divisions, agencies, instrumentalities and certain affiliates of such entities, and tax exempt organizations. The policies can be used with such plans. Under such plans a participant may specify the form of investment in which his or her participation will be made. For non-governmental 457 plans, all such investments, however, are owned by, and are subject to, the claims of the general creditors of the sponsoring employer. Depending on the terms of the particular plan, a non-governmental employer may be entitled to draw on deferred amounts for purposes unrelated to its Section 457 plan obligations. In general, all amounts received under a Section 457 plan are taxable and are subject to federal income tax withholding as wages.

Non-natural Persons. Pursuant to Section 72(u) of the Code, an annuity contract
-------------------
held by a taxpayer other than a natural person generally will not be treated as an annuity contract under the Code; accordingly, an owner who is not a natural person will recognize as ordinary income for a taxable year the excess of (i) the sum of the cash value as of the close of the taxable year and all previous distributions under the policy over (ii) the sum of the premium payments paid for the taxable year and any prior taxable year and the amounts includable in gross income for any prior taxable year with respect to the policy. For these purposes, the policy value at year-end may have to be increased by any positive excess interest adjustment which could result from a full surrender at such time. There is, however, no definitive guidance on the proper tax treatment of excess interest adjustments and the owner should contact a competent tax adviser with respect to the potential tax consequences of an excess interest adjustment. Notwithstanding the preceding sentences in that paragraph, Section 72(u) of the Code does not apply to (i) a policy where the nominal owner is not a natural person but the beneficial owner of which is a natural person, (ii) a policy acquired by the estate of a decedent by reason of such decedent's death, (iii) a qualified policy (other than one qualifying under Section 457) or (iv) a single-payment where the annuity the commencement date is no later than one year from the date of the single premium payment; such policies are taxed as described in the prospectus.

Taxation of PFL

PFL at present is taxed as a life insurance company under part I of subchapter L of the Code. The separate account is treated as part of PFL and, accordingly, will not be taxed separately as a "regulated investment company" under subchapter M of the Code. PFL does not expect to incur any federal income tax liability with respect to investment income and net capital gains arising from the activities of the separate account retained as part of the reserves under the policy. Based on this expectation, it is anticipated that no charges will be made against the separate account for federal income taxes. If, in future years, any federal income taxes are incurred by PFL with respect to the separate account, PFL may make a charge to the separate account.

                              INVESTMENT EXPERIENCE

A "Net Investment Factor" is used to determine the value of accumulation units and annuity units, and to determine annuity payment rates.

Accumulation Units

Allocations of a premium payment directed to a subaccount are credited in the form of accumulation units. Each subaccount has a distinct accumulation unit value. The number of units credited is determined by dividing the premium payment or amount transferred to the subaccount by the accumulation unit value of the subaccount as of the end of the valuation period during which the allocation is made. For each subaccount, the accumulation unit value for a given business day is based on the net asset value of a share of the corresponding portfolio of the underlying funds less any applicable charges or fees. The investment performance of the portfolio, expenses, and deductions of certain charges affect the value of an accumulation unit.

Upon allocation to the selected subaccount of the separate account, premium payments are converted into accumulation units of the subaccount. The number of accumulation units to be credited is determined by dividing the dollar amount allocated to each subaccount by the value of an accumulation unit for that subaccount as next determined after the premium payment is received at the administrative and service office or, in the case of the initial premium payment, when the application is completed, whichever is later. The value of an accumulation unit was arbitrarily determined at the inception of each subaccount. Thereafter, the value of an accumulation unit is determined as of the close of trading on each day the New York Stock Exchange is open for business.

An index (the "net investment factor") which measures the investment performance of a subaccount during a valuation period, is used to determine the value of an accumulation unit for the next subsequent valuation period. The net investment factor may be greater or less than or equal to one; therefore, the value of an accumulation unit may increase, decrease or remain the same from one valuation period to the next. The owner bears this investment risk. The net investment performance of a subaccount and deduction of certain charges affect the accumulation unit value.

The net investment factor for any subaccount for any valuation period is determined by dividing (a) by (b) and subtracting (c) from the result, where:
     (a)  is the net result of:
          . the net asset value per share of the shares held in the subaccount determined at the end of the current valuation period; plus
          . the per share amount of any dividend or capital gain distribution made with respect to the shares held in the subaccount if the ex-dividend date occurs during the current valuation period; plus or minus
          . a per share credit or charge for any taxes determined by PFL to have resulted from the investment operations of the subaccount;
     (b) the net asset value per share of the shares held in the subaccount determined as of the end of the immediately preceding valuation period; and
     (c) is the charge for mortality and expense risk during the valuation period (equal on an annual basis to 1.10% for the Return of Premium Death Benefit and 1.25% for both the 5% Growth through age 80 Death Benefit or the Annual Step-Up through age 80 Death Benefit) of the daily net asset value of the subaccount, plus the .15% administrative charge for all three Death Benefit Options.

              Illustration of Accumulation Unit Value Calculations

       Formula and Illustration for Determining the Net Investment Factor

                  (Assume Either the 5% Growth through age 80 Death Benefit or the Annual Step-Up through age 80 Death Benefit is in effect.)

Investment Experience Factor = (A + B - C) - E
                               -----------
                                    D

    Where: A = The net asset value of an underlying fund share as of the end of the current valuation period. Assume...................A = $11.57

           B = The per share amount of any dividend or capital gains
               distribution since the end of the immediately preceding valuation period. Assume..............................................B = 0

           C = The per share charge or credit for any taxes reserved for at the end of the current valuation period. Assume.................C = 0

           D = The net asset value of an underlying fund share at the end of the immediately preceding valuation period. Assume.........D = $11.40

           E = The daily deduction for mortality and expense risk fee and administrative charges, which totals 1.40% on an annual basis.
               On a daily basis................................... = .0000380909

Then, the net investment factor = (11.57 + 0 - 0) - .0000380909 = Z = 1.0148741898
                                  --------------
                                       11.40

        Formula and Illustration for Determining Accumulation Unit Value

Accumulation unit value = A * B

       Where: A = The accumulation unit value for the immediately preceding valuation period. Assume................................. = $X

              B = The net investment factor for the current valuation period.
                  Assume.................................................... = Y

Then, the accumulation unit value = $X * Y = $Z

Annuity Unit Value and Annuity Payment Rates

The amount of variable annuity payments will vary with annuity unit values. Annuity unit values rise if the net investment performance of the subaccount exceeds the assumed interest rate of 5% annually. Conversely, annuity unit values fall if the net investment performance of the subaccount is less than the assumed rate. The value of a variable annuity unit in each subaccount was established at $1.00 on the date operations began for that subaccount. The value of a variable annuity unit on any subsequent business day is equal to (a) multiplied by (b) multiplied by
(c),  where:
(a) is the variable annuity unit value for that subaccount on the immediately preceding business day;
(b)   is the net investment factor for that subaccount for the valuation period;
      and
(c)   is the investment result adjustment factor for the valuation period.

The investment result adjustment factor for the valuation period is the product of discount factors of .99986634 per day to recognize the 5% effective annual Assumed Investment Return. The valuation period is the period from the close of the immediately preceding business day to the close of the current business day.

The net investment factor for the policy used to calculate the value of a variable annuity unit in each subaccount for the valuation period is determined by dividing (i) by (ii) and subtracting (iii) from the result, where:
(i)   is the result of:
      .    the net asset value of a fund share held in that subaccount determined at the end of the current valuation period; plus
      .    the per share amount of any dividend or capital gain distributions made by the fund for shares held in that subaccount if the ex-
           dividend date occurs during the valuation period; plus or minus
      . a per share charge or credit for any taxes reserved for, which PFL determines to have resulted from the investment operations of the subaccount.

(ii) is the net asset value of a fund share held in that subaccount determined as of the end of the immediately preceding valuation period.

(iii) is a factor representing the mortality and expense risk fee and administrative charge. This factor is equal, on an annual basis, to 1.25% (for Death Benefit Option A) or 1.40% (for Death Benefit Options B and C) of the daily net asset value of a fund share held in that subaccount.

The dollar amount of subsequent variable annuity payments will depend upon changes in applicable annuity unit values.

The annuity payment rates vary according to the annuity option elected and the sex and adjusted age of the annuitant at the annuity commencement date. The policy also contains a table for determining the adjusted age of the annuitant.

               Illustration of Calculations for Annuity Unit Value
                          and Variable Annuity Payments

           Formula and Illustration for Determining Annuity Unit Value

Annuity unit value = A * B * C

       Where: A = Annuity unit value for the immediately preceding valuation period. Assume............................................= $X

              B = Investment experience factor for the valuation period for which the annuity unit value is being calculated.
                  Assume....................................................=  Y

              C = A factor to neutralize the assumed interest rate of 5% built into the annuity tables used. Assume......................=  Z

Then, the annuity unit value is:
          $X * Y * Z = $Q

               Formula and Illustration for Determining Amount of
                     First Monthly Variable Annuity Payment

First monthly variable annuity payment = A * B
                                         -----
                                        $1,000

       Where: A = The policy value as of the annuity commencement date.
                  Assume....................................................= $X

              B = The annuity purchase rate per $1,000 based upon the option selected, the sex and adjusted age of the annuitant according to the tables contained in the policy. Assume.............= $Y

Then, the first monthly variable annuity payment = $X * $Y = $Z
                                                   -------
                                                    1,000

      Formula and Illustration for Determining the Number of Annuity Units
              Represented by Each Monthly Variable Annuity Payment

Number of annuity units = A
                          -
                          B

       Where: A = The dollar amount of the first monthly variable annuity payment. Assume...........................................= $X

              B = The annuity unit value for the valuation date on which the first monthly payment is due. Assume......................= $Y

Then, the number of annuity units = $X = Z
                                    --
                                    $Y

                 FAMILY INCOME PROTECTOR--ADDITIONAL INFORMATION

The amounts shown below are hypothetical guaranteed minimum monthly payment amounts under the "family income protector" for a $100,000 premium when annuity payments do not begin until the rider anniversary indicated in the left-hand column. These figures assume the following:

     .    there were no subsequent premium payments or withdrawals;
     .    there were no premium taxes;
     .    the $100,000 premium is subject to the family income protector;
     . the annuitant is (or both annuitants are) 60 years old when the rider is issued;
     . the annual growth rate is 6.0% (once established, an annual growth rate will not change during the life of the family income protector rider); and
     .    there was no upgrade of the minimum annuitization value.

Six different annuity payment options are illustrated: a male annuitant, a female annuitant and a joint and survivor annuity, each on a Life Only and a Life with 10 Year Certain basis. The figures below, which are the amount of the first monthly payment, are based on an assumed investment return of 3%. Subsequent payments will never be less than the amount of the first payment (although subsequent payments are calculated using a 5% assumed investment return).

Illustrations of guaranteed minimum payments based on other assumptions will be provided upon request.

Life Only = Life Annuity with No Period Certain               Life 10 = Life Annuity with 10 Years Certain
------------------------------------------------------------------------------------------------------------------------
    Rider Anniversary at
        Exercise Date                     Male                         Female                   Joint & Survivor
------------------------------------------------------------------------------------------------------------------------
                                Life Only       Life 10       Life Only       Life 10       Life Only       Life 10
------------------------------------------------------------------------------------------------------------------------
         10 (age 70)             $1,135         $1,067          $ 976          $ 949          $ 854          $ 852
------------------------------------------------------------------------------------------------------------------------
             15                   1,833          1,634          1,563          1,469          1,332          1,318
------------------------------------------------------------------------------------------------------------------------
         20 (age 80)              3,050          2,479          2,598          2,287          2,146          2,078
------------------------------------------------------------------------------------------------------------------------

This hypothetical illustration should not be deemed representative of past or future performance of any underlying variable investment option.

Withdrawals will affect the minimum annuitization value as follows: Each policy year, withdrawals up to the limit of the total free amount (the minimum annuitization value on the last policy anniversary multiplied by the annual growth rate) reduce the minimum annuitization value on a dollar-for-dollar basis. Withdrawals over this free amount will reduce the minimum annuitization value on a pro rata basis by an amount equal to the minimum annuitization value immediately prior to the excess withdrawal multiplied by the percentage reduction in the policy value resulting from the excess withdrawal. The free amount will always be a relatively small fraction of the minimum annuitization value.

Examples of the effect of withdrawals on the minimum annuitization value are as follows:

---------------------------------------------------------------------------------------------------
                                          EXAMPLE 1
---------------------------------------------------------------------------------------------------
                                         Assumptions
 .  minimum annuitization value on last policy anniversary:          $10,000
 .  minimum annuitization value at time of distribution:             $10,500
 .  policy value at time of distribution:                            $15,000
 .  distribution amount:                                             $500
 .  prior distribution in current policy year:                       None
---------------------------------------------------------------------------------------------------
                                       Calculations
 .  maximum annual free amount:                                      $10,000 x 6% = $600
 .  policy value after distribution:                                 $15,000 - $500 = $14,500
 .  minimum annual value after distribution:                         $10,500 - $500 = $10,000
---------------------------------------------------------------------------------------------------

                                                    EXAMPLE 2
--------------------------------------------------------------------------------------------------------------------
                                                   Assumptions
 .  minimum annuitization value on last policy anniversary:          $10,000
 .  minimum annuitization value at time of distribution:             $10,500
 .  policy value at time of distribution:                            $15,000
 .  distribution amount:                                             $1,500
 .  prior distribution in current policy year:                       $1,000
--------------------------------------------------------------------------------------------------------------------
                                                   Calculations
 .  maximum annual free amount:                                      $0.0
   (prior distributions have exceeded the current year free amount of $600 [$10,000 x 6% = $600])
 .  policy value after distribution:                                 $15,000 - $1,500 = $13,500
   (since the policy value is reduced 10% ($1,500/$15,000), the minimum annuitization value is also reduced 10%)
 .  minimum annual value after distribution:                         $10,500 - (10% x $10,500) = $9,450
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                    EXAMPLE 3
--------------------------------------------------------------------------------------------------------------------
                                                   Assumptions
 .  minimum annuitization value on last policy anniversary:          $10,000
 .  minimum annuitization value at time of distribution:             $10,500
 .  policy value at time of distribution:                            $7,500
 .  distribution amount:                                             $1,500
 .  prior distribution in current policy year:                       $1,000
--------------------------------------------------------------------------------------------------------------------
                                                   Calculations
 .  maximum annual free amount:                                      $0.0
   (prior distributions have exceeded the current year free amount of $600 [$10,000 x 6% = $600])
 .  policy value after distribution:                                 $7,500 - $1,500 = $6,000
   (since the policy value is reduced 20% ($1,500/$7,500), the minimum annuitization value is also reduced 20%)
 .  minimum annual value after distribution:                         $10,500 - (20% x $10,500) = $8,400
--------------------------------------------------------------------------------------------------------------------

The amount of the first payment provided by the family income protector will be determined by multiplying each $1,000 of minimum annuitization value by the applicable annuity factor shown on Schedule I of the family income protector rider. The applicable annuity factor depends upon the annuitant's (and joint annuitant's, if any) sex (or without regard to gender if required by law), age, and the family income protector payment option selected and is based on a guaranteed interest rate of 3% and the "1983 Table a" mortality table with projection using Scale G factors, assuming a maturity date in the year 2000. Subsequent payments will be calculated as described in the family income protector rider using a 5% assumed investment return. Subsequent payments may fluctuate annually in accordance with the investment performance of the annuity subaccounts. However, subsequent payments are guaranteed to never be less than the initial payment.

The stabilized payment on each subsequent policy anniversary after annuitization using the family income protector will equal the greater of the initial payment or the payment supportable by the annuity units in the selected subaccounts. The supportable payment is equal to the number of variable annuity units in the selected subaccounts multiplied by the variable annuity unit values in those subaccounts on the date the payment is made. The variable annuity unit values used to calculate the supportable payment will assume a 5% assumed investment return. If the supportable payment at any payment date during a policy year is greater than the stabilized payment for that policy year, the excess will be used to purchase additional annuity units. Conversely, if the supportable payment at any payment date during a policy year is less than the stabilized payment for that policy year, there will be a reduction in the number of annuity units credited to the policy to fund the deficiency. In the case of a reduction, you will not participate as fully in the future investment performance of the subaccounts you selected since fewer annuity units are credited to your policy. Purchases and reductions will be allocated to each subaccount on a proportionate basis.

PFL bears the risk that it will need to make payments if all annuity units have been used in an attempt to maintain the stabilized payment at the initial payment level. In such an event, PFL will make all future payments equal to the initial payment. Once all the annuity units have been used, the amount of your payment will not increase or decrease and will not depend upon the performance of any subaccounts. To compensate PFL for this risk, a guaranteed payment fee will be deducted.

                           HISTORICAL PERFORMANCE DATA
Money Market Yields

PFL may from time to time disclose the current annualized yield of the Fidelity
- VIP Money Market Subaccount for a 7-day period in a manner which does not take into consideration any realized or unrealized gains or losses on shares of the portfolio securities. This current annualized yield is computed by determining the net change (exclusive of realized gains and losses on the sale of securities and unrealized appreciation and depreciation and income other than investment income) at the end of the 7-day period in the value of a hypothetical account having a balance of 1 unit at the beginning of the 7-day period, dividing such net change in account value by the value of the account at the beginning of the period to determine the base period return, and annualizing this quotient on a 365-day basis. The net change in account value reflects (i) net income from the portfolio attributable to the hypothetical account; and (ii) charges and deductions imposed under a policy that are attributable to the hypothetical account. The charges and deductions include the per unit charges for the hypothetical account for (i) the administrative charges; and (ii) the mortality and expense risk fee. Current Yield will be calculated according to the following formula:

                    Current Yield = ((NCS * ES)/UV) * (365/7)
Where:
NCS = The net change in the value of the portfolio (exclusive of realized gains and losses on the sale of securities and unrealized appreciation and depreciation and income other than investment income) for the 7-day period attributable to a hypothetical account having a balance of 1 subaccount unit.
ES  = Per unit expenses of the subaccount for the 7-day period.
UV  = The unit value on the first day of the 7-day period.

Because of the charges and deductions imposed under a policy, the yield for the Fidelity - VIP Money Market Subaccount will be lower than the yield for the Fidelity - VIP Money Market Portfolio. The yield calculations do not reflect the effect of any premium taxes or surrender charges that may be applicable to a particular policy. Surrender charges range from 6% to 0% of the amount of premium payments withdrawn based on the number of years since the premium payment was made. However, surrender charges will not be assessed after the tenth policy year.

PFL may also disclose the effective yield of the Fidelity - VIP Money Market Subaccount for the same 7-day period, determined on a compounded basis. The effective yield is calculated by compounding the base period return according to the following formula:

                Effective Yield = (1 + ((NCS - ES)/UV))365/7 - 1

Where:
NCS = The net change in the value of the account (exclusive of realized gains and losses on the sale of securities and unrealized appreciation and depreciation and income other than investment income) for the 7-day period attributable to a hypothetical account having a balance of 1 subaccount unit.
ES  = Per unit expenses of the subaccount for the 7-day period.
UV  = The unit value on the first day of the 7-day period.

The yield on amounts held in the Fidelity - VIP Money Market Subaccount normally will fluctuate on a daily basis. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. The Fidelity - VIP Money Market Subaccount actual yield is affected by changes in interest rates on money market securities, average portfolio maturity of the Fidelity - VIP Money Market Portfolio, the types and quality of portfolio securities held by the Fidelity - VIP Money Market Portfolio and its operating expenses. There was no yield or effective yield for the Fidelity - VIP Money Market Subaccount for the seven days ended December 31, 1999, because the Fidelity - VIP Money Market subaccount had not yet commenced operations.

Other Subaccount Yields

PFL may from time to time advertise or disclose the current annualized yield of one or more of the subaccounts of the separate account (except the Fidelity -VIP Money Market Subaccount) for 30-day periods. The annualized yield of a subaccount refers to income generated by the subaccount over a specific 30-day period. Because the yield is annualized, the yield generated by a subaccount during the 30-day period is assumed to be generated each 30-day period over a 12-month period. The yield is computed by: (i) dividing the net investment income of the subaccount less subaccount expenses for the period, by (ii) the maximum offering price per unit on the last day of the period times the daily average number of units outstanding for the period, compounding that yield for a 6-month period, and (iii) multiplying that result by 2. Expenses attributable to the subaccount include (i) the administrative charge and (ii) the mortality and expense risk fee. The 30-day yield is calculated according to the following formula:

                  Yield = 2 * ((((NI - ES)/(U * UV)) + 1)6 - 1)

Where:
NI = Net investment income of the subaccount for the 30-day period attributable to the subaccount's unit.
ES = Expenses of the subaccount for the 30-day period.
U  = The average number of units outstanding.
UV = The unit value at the close (highest) of the last day in the 30-day period.

Because of the charges and deductions imposed by the separate account, the yield for a subaccount of the separate account will be lower than the yield for its corresponding portfolio. The yield calculations do not reflect the effect of any premium taxes or surrender charges that may be applicable to a particular policy. Surrender charges range from 6% to 0% of the amount of premium payments withdrawn based on the number of years since the premium payment was made. However, surrender charges will not be assessed after the tenth policy year.

The yield on amounts held in the subaccounts of the separate account normally will fluctuate over time. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. The types and quality of its investments and its operating expenses affect a subaccount's actual yield.

Total Returns

PFL may from time to time also advertise or disclose total returns for one or more of the subaccounts of the separate account for various periods of time. One of the periods of time will include the period measured from the date the subaccount commenced operations. When a subaccount has been in operation for 1, 5 and 10 years, respectively, the total return for these periods will be provided. Total returns for other periods of time may from time to time also be disclosed. Total returns represent the average annual compounded rates of return that would equate an initial investment of $1,000 to the redemption value of that investment as of the last day of each of the periods. The ending date for each period for which total return quotations are provided will be for the most recent month end practicable, considering the type and media of the communication and will be stated in the communication.

Total returns will be calculated using subaccount unit values which PFL calculates on each business day based on the performance of the subaccount's underlying portfolio, and the deductions for the mortality and expense risk fee and the administrative charges. Total return calculations will reflect the effect of surrender charges that may be applicable to a particular period. The total return will then be calculated according to the following formula:

                                P (1 + T)N = ERV

Where:
T   = The average annual total return net of subaccount recurring charges.
ERV = The ending redeemable value of the hypothetical account at the end of the period.
P   = A hypothetical initial payment of $1,000.
N   = The number of years in the period.

Other Performance Data

PFL may from time to time also disclose average annual total returns in a non-standard format in conjunction with the standard format described above. The non-standard format will be identical to the standard format except that the surrender charge percentage will be assumed to be 0%.

PFL may from time to time also disclose cumulative total returns in conjunction with the standard format described above. The cumulative returns will be calculated using the following formula assuming that the surrender charge percentage will be 0%.

                                CTR = (ERV/P) -1

Where:
CTR = The cumulative total return net of subaccount recurring charges for the period.
ERV = The ending redeemable value of the hypothetical investment at the end of the period.
P   = A hypothetical initial payment of $1,000.

All non-standardized performance data will only be advertised if the standardized performance data for the same period, as well as for the required period, is also disclosed.

Adjusted Historical Performance Data

From time to time, sales literature or advertisements may quote average annual total returns for periods prior to the date the separate account commenced operations. Such performance information for the subaccounts will be calculated based on the performance of the various portfolios and the assumption that the subaccounts were in existence for the same periods as those indicated for the portfolios, with the level of policy charges that were in effect at the inception of the subaccounts.

                                PUBLISHED RATINGS

PFL may from time to time publish in advertisements, sales literature and reports to owners, the ratings and other information assigned to it by one or more independent rating organizations such as A.M. Best Company, Standard & Poor's Insurance Ratings Services, Moody's Investors Service and Duff & Phelps Credit Rating Co. The purpose of the ratings is to reflect the financial strength and/or claims-paying ability of PFL and they should not be considered as bearing on the investment performance of assets held in the separate account or of the safety or riskiness of an investment in the separate account. Each year the A.M. Best Company reviews the financial status of thousands of insurers, culminating in the assignment of Best's ratings. These ratings reflect their current opinion of the relative financial strength and operating performance of an insurance company in comparison to the norms of the life/health insurance industry. In addition, the claims-paying ability of PFL as measured by Standard & Poor's Insurance Ratings Services, Moody's Investors Service or Duff & Phelps Credit Rating Co. may be referred to in advertisements or sales literature or in reports to owners. These ratings are opinions of an operating insurance company's financial capacity to meet the obligations of its insurance policies in accordance with their terms. Claims-paying ability ratings do not refer to an insurer's ability to meet non-policy obligations such as debt or commercial paper obligations.

                             STATE REGULATION OF PFL

PFL is subject to the laws of Iowa governing insurance companies and to regulation by the Iowa Division of Insurance. An annual statement in a prescribed form is filed with the Division of Insurance each year covering the operation of PFL for the preceding year and its financial condition as of the end of such year. Regulation by the Division of Insurance includes periodic examination to determine PFL's contract liabilities and reserves so that the Division may determine the items are correct. PFL's books and accounts are subject to review by the Division of Insurance at all times and a full examination of its operations is conducted periodically by the National Association of Insurance Commissioners. In addition, PFL is subject to regulation under the insurance laws of other jurisdictions in which it may operate.

                                 ADMINISTRATION

PFL performs administrative services for the policies. These services include issuance of the policies, maintenance of records concerning the policies, and certain valuation services.

                               RECORDS AND REPORTS

All records and accounts relating to the separate account will be maintained by PFL. As presently required by the Investment Company Act of 1940 and regulations promulgated thereunder, PFL will mail to all owners at their last known address of record, at least annually, reports containing such information as may be required under that Act or by any other applicable law or regulation. Owners will also receive confirmation of each financial transaction and any other reports required by law or regulation.

                          DISTRIBUTION OF THE POLICIES

The policies are offered to the public through brokers licensed under the federal securities laws and state insurance laws. The offering of the policies is continuous and PFL does not anticipate discontinuing the offering of the policies, however, PFL reserves the right to do so.

AFSG Securities Corporation, an affiliate of PFL, is the principal underwriter of the policies and may enter into agreements with broker-dealers for the distribution of the policies. Distribution of the policies had not begun as of the date of this SAI.

                                  VOTING RIGHTS

To the extent required by law, PFL will vote the underlying funds' shares held by the separate account at regular and special shareholder meetings of the underlying funds in accordance with instructions received from persons having voting interests in the portfolios, although the underlying funds do not hold regular annual shareholder meetings. If, however, the 1940 Act or any regulation thereunder should be amended or if the present interpretation thereof should change, and as a result PFL determines that it is permitted to vote the underlying fund shares in its own right, it may elect to do so.

Before the annuity commencement date, you hold the voting interest in the selected portfolios. The number of votes that you have the right to instruct will be calculated separately for each subaccount. The number of votes that you have the right to instruct for a particular subaccount will be determined by dividing your policy value in the subaccount by the net asset value per share of the corresponding portfolio in which the subaccount invests. Fractional shares will be counted.

After the annuity commencement date, the person receiving annuity payments has the voting interest, and the number of votes decreases as annuity payments are made and as the reserves for the policy decrease. The person's number of votes will be determined by dividing the reserve for the policy allocated to the applicable subaccount by the net asset value per share of the corresponding portfolio. Fractional shares will be counted.

The number of votes that you or the person receiving income payments has the right to instruct will be determined as of the date established by the underlying fund for determining shareholders eligible to vote at the meeting of the underlying fund. PFL will solicit voting instructions by sending you, or other persons entitled to vote, written requests for instructions prior to that meeting in accordance with procedures established by the underlying fund. Portfolio shares as to which no timely instructions are received and shares held by PFL in which you, or other persons entitled to vote, have no beneficial interest will be voted in proportion to the voting instructions that are received with respect to all policies participating in the same subaccount.

Each person having a voting interest in a subaccount will receive proxy material, reports, and other materials relating to the appropriate portfolio.

                                 OTHER PRODUCTS

PFL makes other variable annuity policies available that may also be funded through the separate account. These variable annuity policies may have different features, such as different investment choices or charges.


                                CUSTODY OF ASSETS

PFL holds assets of each of the subaccounts of the separate account. The assets of each of the subaccounts of the separate account are segregated and held separate and apart from the assets of the other subaccounts and from PFL's general account assets. PFL maintains records of all purchases and redemptions of shares of the underlying funds held by each of the subaccounts. Additional protection for the assets of the separate account is afforded by PFL's fidelity bond, presently in the amount of $5,000,000, covering the acts of officers and employees of PFL.

                                  LEGAL MATTERS

Sutherland Asbill & Brennan LLP, of Washington D.C has provided legal advice to PFL relating to certain matters under the federal securities laws applicable to the issue and sale of the policies.

                              INDEPENDENT AUDITORS

The statutory-basis financial statements and schedules of PFL as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, included in this SAI have been audited by Ernst & Young LLP, Independent Auditors, Suite 3400, 801 Grand Avenue, Des Moines, Iowa 50309. There are no financial statements of the separate account because it had not commenced operations as of December 31, 1999.

                                OTHER INFORMATION

A Registration Statement has been filed with the Securities and Exchange Commission, under the Securities Act of 1933 as amended, with respect to the policies discussed in this SAI. Not all of the information set forth in the Registration Statement, amendments and exhibits thereto has been included in the prospectus or this SAI. Statements contained in the prospectus and this SAI concerning the content of the policies and other legal instruments are intended to be summaries. For a complete statement of the terms of these documents, reference should be made to the instruments filed with the Securities and Exchange Commission.

                              FINANCIAL STATEMENTS

The values of the interest of owners in the separate account will be affected solely by the investment results of the selected subaccount(s). The financial statements of PFL, which are included in this SAI, should be considered only as bearing on the ability of PFL to meet its obligations under the policies. They should not be considered as bearing on the investment performance of the assets held in the separate account.

PART C          OTHER INFORMATION

Item 24.        Financial Statements and Exhibits

           (a)  Financial Statements

                All required financial statements are included in Part B of this Registration Statement.

           (b)  Exhibits:

                (1)  (a)    Resolution of the Board of Directors of PFL Life
                            Insurance Company authorizing establishment of the Mutual Fund Account. Note 8.

                (2)         Not Applicable.


                (3)  (a)    Principal Underwriting Agreement by and between PFL
                            Life Insurance Company, on its own behalf and on the behalf of the Mutual Fund Account, and AFSG
                            Securities Corporation. Note 8.

                     (b) Form of Broker/Dealer Supervision and Sales Agreement by and between AFSG Securities Corporation and the Broker/Dealer. Note 8.

                (4)  (a)    Form of Policy. Note 9.

                (5)  (a)    Form of Application. Note 9.

                (6)  (a)    Articles of Incorporation of PFL Life Insurance
                            Company. Note 1.

                     (b)    ByLaws of PFL Life Insurance Company. Note 1.

                (7)         Not Applicable.

                (8)  (a)(1) Participation Agreement among Variable Insurance
                            Products Fund, Fidelity Distributors Corporation and PFL Life Insurance Company. Note 2.

                     (a)(2) Amended Schedule A to Participation Agreement among
                            Variable Insurance Products Fund, Fidelity
                            Distributors Corporation and PFL Life Insurance Company. Note 8.

                     (b)(1) Participation Agreement among Variable Insurance
                            Products Fund II, Fidelity Distributors Corporation and PFL Life Insurance Company. Note 2.

                     (b)(2) Amended Schedule A to Participation Agreement among
                            Variable Insurance Products Fund II, Fidelity Distributors Corporation and PFL Life Insurance Company. Note 8.

                     (c)(1) Participation Agreement among Variable Insurance
                            Products Fund III, Fidelity Distributors Corporation and PFL Life Insurance Company. Note 3.

                     (c)(2) Amended Schedule A to Participation Agreement among
                            Variable Insurance Products Fund III, Fidelity Distributors Corporation and PFL Life Insurance Company. Note 8.

                     (d)(1) Participation among MFS Variable Insurance Trust,
                            PFL Life Insurance Company and Massachusetts
                            Financial Services Company. Note 4.

                     (d)(2) Partial Termination of Participation Agreement among
                            MFS Variable Insurance Trust, PFL Life Insurance Company and Massachusetts Financial Services Company. Note 5.

                     (d)(3) Amendment to Participation Agreement among MFS
                            Variable Insurance Trust, PFL Life Insurance Company and Massachusetts Financial Services Company. Note 9.

                     (e)(1) Participation Agreement among Putnam Variable Trust,
                            Putnam Mutual Funds Corp., and PFL Life Insurance Company. Note 6.

                     (e)(2) Amendment to Participation Agreement among Putnam
                            Variable Trust, Putnam Mutual Funds Corp., and PFL Life Insurance Company. Note 9.

                     (f) Participation Agreement among Suntrust and PFL Life Insurance Company. Note 9.

                     (g)(1) Participation Agreement among WRL Series Fund, Inc.,
                            PFL Life Insurance Company, AUSA Life Insurance Company, Inc. and Peoples Benefit Life Insurance Company. Note 7.

                     (g)(2) Amendment to Participation Agreement among WRL
                            Series Fund, Inc. PFL Life Insurance Company, AUSA Life Insurance Company, Inc., and Peoples Benefit Life Insurance Company. Note 9.

                (9)         Opinion and Consent of Counsel. Note 9.

                (10) (a)    Consent of Independent Auditors. Note 9.

                     (b)    Opinion and Consent of Actuary. Note 9.

                (11)        Not applicable.

                (12)        Not applicable.

                (13)        Performance Data Calculations. Note 9.

                (14)        Powers of Attorney. (P.S. Baird, C.D. Vermie, W.L.
                            Busler, L.N. Norman, D.C. Kolsrud, R.J. Kontz, B.K. Clancy) Note 8.

Note 1. Incorporated by reference to the Initial Filing to Form N-4 Registration Statement (File No. 333-26209) on April 30, 1997.

Note 2. Incorporated by reference to Post-Effective Amendment No. 8 to Form N-4 Registration Statement (File No. 33-37498) on April 28, 1999.

Note 3. Incorporated by reference to Post-Effective Amendment No. 7 to Form N-4 Registration Statement (File No. 33-37498) on April 29, 1997.

Note 4. Incorporated by reference to Post-Effective Amendment No. 2 to Form N-4 Registration Statement (File No. 333-7509) on December 23, 1997.

Note 5. Incorporated by reference to Post-Effective Amendment No. 8 to Form N-4 Registration Statement (File No. 333-7509) on April 29, 1999.

Note 6. Incorporated by reference to Post-Effective Amendment No. 5 to Form N-4 Registration Statement (File No. 333-7509) on July 16, 1998.

Note 7. Incorporated by reference to Post-Effective Amendment No. 1 to Form N-4 Registration Statement (File No. 333-26209) on April 29, 1998.

Note 8.         Filed herewith

Note 9.         To be filed by Amendment.

Item 25. Directors and Officers of the Depositor (PFL Life Insurance Company)


Name and Business Address         Principal Positions and Offices with Depositor
-------------------------         ----------------------------------------------

William L. Busler                 Director, Chairman of the Board and President
4333 Edgewood Road, N.E.
Cedar Rapids, Iowa 52499-0001

Patrick S. Baird                  Director, Senior Vice President and Chief
4333 Edgewood Road, N.E.          Operating Officer
Cedar Rapids, Iowa 52499-0001

Craig D. Vermie                   Director, Vice President, Secretary and
4333 Edgewood Road, N.E.          General Counsel
Cedar Rapids, Iowa 52499-0001

Douglas C. Kolsrud                Director, Senior Vice President, Chief
4333 Edgewood Road, N.E.          Investment Officer and Corporate Actuary
Cedar Rapids, Iowa 52499-0001

Larry N. Norman                   Director and Executive Vice President
4333 Edgewood Road, N.E.
Cedar Rapids, Iowa 52499-0001

Robert J. Kontz                   Vice President and Corporate Controller
4333 Edgewood Road, N.E.
Cedar Rapids, Iowa 52499-0001

Brenda K. Clancy                  Vice President, Treasurer and Chief Financial
4333 Edgewood Road, N.E.          Officer
Cedar Rapids, Iowa 52499-0001

Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant


                                                 Jurisdiction of        Percent of Voting
Name                                             Incorporation          Securities Owned             Business
----                                             -------------          ----------------             --------
AEGON N.V.                                       Netherlands            51.16% of Vereniging         Holding company
                                                 Corporation            AEGON Netherlands
                                                                        Membership Association

Groninger Financieringen B.V.                    Netherlands            100% of AEGON N.V.           Holding company
                                                 Corporation            Netherlands Corporation

AEGON Netherland N.V.                            Netherlands            100% of AEGON N.V.           Holding company
                                                 Corporation            Netherlands Corporation

AEGON Nevak Holding B.V.                         Netherlands            100% of AEGON N.V.           Holding company
                                                 Corporation            Netherlands Corporation

AEGON International N.V.                         Netherlands            100% of AEGON N.V.           Holding company
                                                 Corporation            Netherlands Corporation

Voting Trust                                     Delaware                                            Voting Trust
Trustees:
K.J. Storm
Donald J. Shepard
H.B. Van Wijk
Dennis Hersch

AEGON U.S. Holding                               Delaware               100% of Voting Trust         Holding company
Corporation

Short Hills Management                           New Jersey             100% of AEGON U.S.           Holding company
Company                                                                 Holding Corporation

CORPA Reinsurance                                New York               100% of AEGON U.S.           Holding company
Company                                                                                              Holding Corporation

AEGON Management                                 Indiana                100% of AEGON U.S.           Holding company
Company                                                                                              Holding Corporation

RCC North America Inc.                           Delaware               100% of AEGON U.S.           Holding company
                                                                                                     Holding Corporation

AEGON USA, Inc.                                  Iowa                   100% AEGON U.S.              Holding company
                                                                                                     Holding Corporation

AUSA Holding Company                             Maryland               100% AEGON USA, Inc.         Holding company

Monumental General Insurance                     Maryland               100% AUSA Holding Co.        Holding company
Group, Inc.

Trip Mate Insurance Agency, Inc.                 Kansas                 100% Monumental General      Sale/admin. of travel

                                                                        Insurance Group, Inc.        insurance

Monumental General                               Maryland               100% Monumental General      Provides management
Administrators, Inc.                                                    Insurance Group, Inc.        srvcs. to unaffiliated
                                                                                                     third party
                                                                                                     administrator

Executive Management and                         Maryland               100% Monumental General      Provides actuarial
Consultant Services, Inc.                                               Administrators, Inc.         consulting services

Monumental General Mass                          Maryland               100% Monumental General      Marketing arm for
Marketing, Inc.                                                         Insurance Group, Inc.        sale of mass marketed
                                                                                                     insurance coverages

Diversified Investment                           Delaware               100% AUSA Holding Co.        Registered investment
Advisors, Inc.                                                                                       advisor

Diversified Investors Securities                 Delaware               100% Diversified Investment  Broker-Dealer
Corp.                                                                                                Advisors, Inc.

AEGON USA Securities, Inc.                       Iowa                   100% AUSA Holding Co.        Broker-Dealer

Supplemental Ins. Division, Inc.                 Tennessee              100% AUSA Holding Co.        Insurance

Creditor Resources, Inc.                         Michigan               100% AUSA Holding Co.        Credit insurance

CRC Creditor Resources                           Canada                 100% Creditor Resources,     Insurance agency
Canadian Dealer Network Inc.                                            Inc.

AEGON USA Investment                             Iowa                   100% AUSA Holding Co.        Investment advisor
Management, Inc.

AEGON USA Realty                                 Iowa                   100% AUSA Holding Co.        Provides real estate
Advisors, Inc.                                                                                       administrative and real
                                                                                                     estate investment
                                                                                                     services

Quantra Corporation                              Delaware               100% AEGON USA Realty        Real estate and financial
                                                                        Advisors, Inc.               software production and
                                                                                                     sales

Quantra Software Corporation                     Delaware               100% Quantra Corporation     Manufacture and sell
                                                                                                     mortgage loan and
                                                                                                     security
                                                                                                     management software

Landauer Realty Advisors, Inc.                   Iowa                   100% AEGON USA Realty        Real estate counseling
                                                                                                     Advisors, Inc.

Landauer Associates, Inc.                        Delaware               100% AEGON USA Realty        Real estate counseling
                                                                                                     Advisors, Inc.

Realty Information Systems, Inc.                 Iowa                   100% AEGON USA Realty        Information Systems for
                                                                        Advisors, Inc.               real estate investment

                                                                                                     management

AEGON USA Realty                                 Iowa                   100% AEGON USA               Real estate management
Management, Inc                                                         Realty Advisors, Inc.

USP Real Estate Investment Trust                 Iowa                   21.89% First AUSA Life       Real estate investment
                                                                        Ins. Co , 13.11% PFL Life    trust
                                                                        Ins. Co.  4.86% Bankers
                                                                        United Life Assurance Co.

RCC Properties Limited                           Iowa                   AEGON USA Realty             Limited Partnership
Partnership                                                             Advisors Inc. is General
                                                                        Partner and 5% owner.

AUSA Financial Markets, Inc.                     Iowa                   100% AUSA Holding Co.        Marketing

Endeavor Investment Advisors                     California             49.9% AUSA Financial         General Partnership
                                                                                                     Markets, Inc.

Universal Benefits Corporation                   Iowa                   100% AUSA Holding Co.        Third party administrator

Investors Warranty of                            Iowa                   100% AUSA Holding Co.        Provider of automobile
America, Inc.                                                                                        extended maintenance
                                                                                                     contracts

Massachusetts Fidelity Trust Co.                 Iowa                   100% AUSA Holding Co.        Trust company

Money Services, Inc.                             Delaware               100% AUSA Holding Co.        Provides financial
                                                                                                     counseling for employees
                                                                                                     and agents of affiliated
                                                                                                     companies

Zahorik Company, Inc.                            California             100% AUSA Holding Co.        Broker-Dealer

ZCI, Inc.                                        Alabama                100% Zahorik Company, Inc.   Insurance agency

AEGON Asset Management                           Delaware               100% AUSA Holding Co.        Registered investment
Services, Inc.                                                                                       advisor

Intersecurities, Inc.                            Delaware               100% AUSA Holding Co.        Broker-Dealer

Associated Mariner  Financial                    Michigan               100% Intersecurities, Inc.   Holding co./management
Group, Inc.                                                                                          services

Mariner Financial
 Services, Inc.                                  Michigan               100% Associated Mariner      Broker/Dealer
                                                                        Financial Group, Inc.

Mariner Planning Corporation                     Michigan               100% Mariner Financial       Financial planning
                                                                        Services, Inc.

Associated Mariner Agency, Inc.                  Michigan               100% Associated Mariner      Insurance agency
                                                                        Financial Group, Inc.

Associated Mariner Agency                        Hawaii                 100% Associated Mariner      Insurance agency
of Hawaii, Inc.                                                         Agency, Inc.

Associated Mariner Ins. Agency                   Massachusetts          100% Associated Mariner      Insurance agency
of Massachusetts, Inc.                                                  Agency, Inc.

Associated Mariner Agency                        Ohio                   100% Associated Mariner      Insurance agency
Ohio, Inc.                                                              Agency, Inc.

Associated Mariner Agency                        Texas                  100% Associated Mariner      Insurance agency
Texas, Inc.                                                             Agency, Inc.

Associated Mariner Agency                        New Mexico             100% Associated Mariner      Insurance agency
New Mexico, Inc.                                                        Agency, Inc.

Mariner Mortgage Corp.                           Michigan               100% Associated Mariner      Mortgage origination
                                                                        Financial Group, Inc.

Idex Investor Services, Inc.                     Florida                100% AUSA Holding Co.        Shareholder services

Idex Management, Inc.                            Delaware               50% AUSA Holding Co.         Investment advisor
                                                                                                     50% Janus Capital Corp.

IDEX Series Fund                                 Massachusetts          Various                      Mutual fund

First AUSA Life Insurance                        Maryland               100% AEGON USA, Inc.         Insurance holding Company
                                                                        company

AUSA Life Insurance                              New York               100% First AUSA Life         Insurance
Company, Inc.                                                           Insurance Company

Life Investors Insurance                         Iowa                   100% First AUSA Life         Insurance
Company of America                                                      Ins. Co.

Life Investors Alliance, LLC                     Delaware               100% LIICA                   Purchases, own, and hold
                                                                                                     the equity interest of
                                                                                                     other
                                                                                                     entities

Bankers United Life                              Iowa                   100% Life Investors Ins.     Insurance
Assurance Company                                                       Company of America


Life Investors Agency                            Iowa                   100% Life Investors Ins.     Marketing
Group, Inc.                                                             Company of America

PFL Life Insurance Company                       Iowa                   100% First AUSA Life         Insurance
                                                                        Ins. Co.

AEGON Financial Services                         Minnesota              100% PFL Life Insurance Co.  Marketing
Group, Inc.

AEGON Assignment Corporation                     Kentucky               100% AEGON Financial         Administrator of
 of Kentucky                                                            Services Group, Inc.         structured
                                                                                                     settlements

AEGON Assignment Corporation                     Illinois               100% AEGON Financial         Administrator of structured
                                                                        Services Group               settlements

Southwest Equity Life Ins. Co.                   Arizona                100% of Common Voting        Insurance
                                                                        Stock
                                                                        First AUSA Life Ins. Co.

Iowa Fidelity Life Insurance Co.                 Arizona                100% of Common Voting        Insurance
                                                                        Stock
                                                                        First AUSA Life Ins. Co.

Western Reserve Life Assurance                   Ohio                   100% First AUSA Life         Insurance
Co. of Ohio                                                             Ins. Co.

WRL Series Fund, Inc.                            Maryland               Various                      Mutual fund

WRL Investment Services, Inc.                    Florida                100% Western Reserve Life    Provides administration for
                                                                        Assurance Co. of Ohio        affiliated mutual fund

WRL Investment                                   Florida                100% Western Reserve Life    Registered investment
Management, Inc.                                                        Assurance Co. of Ohio        advisor

AEGON Equity Group, Inc.                         Florida                100% Western Reserve Life    Insurance agency
                                                                        Assurance Co. of Ohio

ISI Insurance Agency, Inc.                       California             100% Western Reserve Life    Insurance agency
                                                                        Assurance Co. of Ohio

ISI Insurance Agency                             Ohio                   100% ISI Insurance           Insurance agency
of Ohio, Inc.                                                           Agency Inc.

ISI Insurance Agency                             Texas                  100% ISI Insurance           Insurance agency
of Texas, Inc.                                                          Agency Inc.

ISI Insurance Agency                             Massachusetts          100% ISI Insurance           Insurance Agency
of Massachusetts, Inc.                                                  Agency Inc.

Monumental Life Insurance Co.                    Maryland               100% First AUSA Life         Insurance
                                                                        Ins. Co.

AEGON Special Markets                            Maryland               100% Monumental Life         Marketing
Group, Inc.                                                             Ins. Co.

Monumental General Casualty Co.                  Maryland               100% First AUSA Life         Insurance
                                                                        Ins. Co.

United Financial Services, Inc.                  Maryland               100% First AUSA Life         General agency
                                                                        Ins. Co.

Bankers Financial Life Ins. Co.                  Arizona                100% First AUSA Life         Insurance
                                                                        Ins. Co.

The Whitestone Corporation                       Maryland               100% First AUSA Life         Insurance agency
                                                                        Ins. Co.

Cadet Holding Corp.                              Iowa                   100% First AUSA Life         Holding company
                                                                        Ins. Co.

Commonwealth General                             Delaware               100% AEGON USA, Inc.         Holding company
Corporation ("CGC")

PB Series Trust                                  Massachusetts          N/A                          Mutual fund

Monumental Agency Group, Inc.                    Kentucky               100%  CGC                    Provider of srvcs. to
                                                                                                     ins. cos.

Benefit Plans, Inc.                              Delaware               100% CGC                     TPA for Peoples Security
Life Insurance Company

Durco Agency, Inc.                               Virginia               100% Benefit Plans, Inc.     General agent

Commonwealth General.                            Kentucky               100% CGC                     Administrator of
Assignment Corporation                                                                               structured
                                                                                                     settlements

AFSG Securities Corporation                      Pennsylvania           100% CGC                     Broker-Dealer

PB Investment Advisors, Inc.                     Delaware               100% CGC                     Registered investment
                                                                                                     advisor

Diversified Financial Products Inc.              Delaware               100% CGC                     Provider of investment,
                                                                                                     marketing and admin.
                                                                                                     services to ins. cos.

AEGON USA Real Estate                            Delaware               100% Diversified Financial   Real estate and mortgage
Services, Inc.                                                          Products Inc..               holding company

Capital Real Estate                              Delaware               100% CGC                     Furniture and equipment
Development Corporation                                                                              lessor

Capital General Development                      Delaware               100% CGC                     Holding company
Corporation

Ammest Realty Corporation                        Texas                  100% Peoples Security Life   Special purpose
                                                                        Insurance Company            subsidiary

JMH Operating Company, Inc.                      Mississippi            100% Peoples Security Life   Real estate holdings
                                                                        Insurance Company

Independence Automobile                          Florida                100% Capital Security        Automobile Club
Association, Inc.                                                       Life Insurance Company

Independence Automobile                          Georgia                100% Capital Security        Automobile Club
Club, Inc.                                                              Life Insurance Company

Capital 200 Block Corporation                    Delaware               100% CGC                     Real estate holdings

Capital Broadway Corporation                     Kentucky               100% CGC                     Real estate holdings

Southlife, Inc.                                  Tennessee              100% CGC                     Investment subsidiary

Ampac Insurance Agency,                          Pennsylvania           100% CGC                     Provider of management
 Inc. (EIN 23-1720755)                                                                               support services

National Home Life Corporation                   Pennsylvania           100% Ampac Insurance         Special-purpose subsidiary
                                                                        Agency, Inc.

Compass Rose Development                         Pennsylvania           100% Ampac Insurance         Special-purpose subsidiary
Corporation                                                             Agency, Inc.

Frazer Association Consultants,                  Illinois               100% Ampac Insurance         TPA license-holder
Inc.                                                                    Agency, Inc.

Valley Forge Associates, Inc.                    Pennsylvania           100% Ampac Insurance         Furniture & equipment
                                                                        Agency, Inc.                 lessor

Veterans Benefits Plans, Inc.                    Pennsylvania           100% Ampac Insurance         Administrator of group
                                                                        Agency, Inc.                 insurance programs

Veterans Insurance Services, Inc.                Delaware               100% Ampac Insurance         Special-purpose subsidiary
                                                                        Agency, Inc.

Academy Insurance Group, Inc.                    Delaware               100% CGC                     Holding company

Academy Life Insurance Co.                       Missouri               100% Academy Insurance       Insurance company
                                                                        Group, Inc.

Pension Life Insurance                           New Jersey             100% Academy Insurance       Insurance company
Company of America                                                      Group, Inc.

Academy Services, Inc.                           Delaware               100% Academy Insurance       Special-purpose subsidiary
                                                                        Group, Inc.

Ammest Development Corp. Inc.                    Kansas                 100% Academy Insurance       Special-purpose subsidiary
                                                                        Group, Inc.

Ammest Insurance Agency, Inc.                    California             100% Academy Insurance       General agent
                                                                        Group, Inc.


Ammest Massachusetts                             Massachusetts          100% Academy Insurance       Special-purpose subsidiary
Insurance Agency, Inc.                                                  Group, Inc.

Ammest Realty, Inc.                              Pennsylvania           100% Academy Insurance       Special-purpose subsidiary
                                                                        Group, Inc.

Ampac, Inc.                                      Texas                  100% Academy Insurance       Managing general agent
                                                                        Group, Inc.

Ampac Insurance Agency, Inc.                     Pennsylvania           100% Academy Insurance       Special-purpose
(EIN 23-2364438)                                                        Group, Inc.                  subsidiary

Data/Mark Services, Inc.                         Delaware               100% Academy Insurance       Provider of mgmt.
                                                                        Group, Inc.                  services

Force Financial Group, Inc.                      Delaware               100% Academy Insurance       Special-purpose
                                                                        Group, Inc.                  subsidiary


Force Financial Services, Inc.                   Massachusetts          100% Force Fin. Group, Inc.  Special-purpose
                                                                                                     subsidiary

Military Associates, Inc.                        Pennsylvania           100% Academy Insurance       Special-purpose
                                                                        Group, Inc.                  subsidiary

NCOA Motor Club, Inc.                            Georgia                100% Academy Insurance       Automobile club
                                                                        Group, Inc.

NCOAA Management Company                         Texas                  100% Academy Insurance       Special-purpose
                                                                        Group, Inc.                  subsidiary

Unicom Administrative                            Pennsylvania           100% Academy Insurance       Provider of admin.
Services, Inc.                                                          Group, Inc.                  services

Unicom Administrative                            Germany                100% Unicom Administrative   Provider of admin.
Services, GmbH                                                          Services, Inc.               services

Capital Liberty, L.P.                            Delaware               79.2% Commonwealth Life      Holding Company
                                                                        Insurance Company
                                                                        19.8% Peoples Security Life
                                                                        Insurance Company
                                                                        1% CGC

Commonwealth General LLC                         Turks &                100% CGC                     Special-purpose
                                                 Caicos Islands                                      subsidiary


Peoples Benefit Life                             Missouri               3.7% CGC                     Insurance company
Insurance Company                                                       20% Capital Liberty, L.P.
                                                                        76.3% Monumental Life
                                                                        Insurance Co.

Veterans Life Insurance Co.                      Illinois               100% Peoples Benefit         Insurance company
                                                                        Life Insurance Company

Peoples Benefit Services, Inc.                   Pennsylvania           100% Veterans Life Ins. Co.  Special-purpose subsidiary

Item 27. Number of Contract Owners

As of December 31, 1999, there were no Contract owners.

Item 28. Indemnification

The Iowa Code (Sections 490.850 et. seq.) provides for permissive
                                -------
indemnification in certain situations, mandatory indemnification in other situations, and prohibits indemnification in certain situations. The Code also specifies producers for determining when indemnification payments can be made.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Depositor pursuant to the foregoing provisions, or otherwise, the Depositor has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Depositor of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), the Depositor will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29. Principal Underwriters

                 AFSG Securities Corporation
                 4333 Edgewood Road, N.E.
                 Cedar Rapids, Iowa 52499-0001

The directors and officers of AFSG Securities Corporation are as follows:

Larry N. Norman                Thomas R. Moriarty
Director and President         Vice President

Frank A. Camp                  Robert W. Warner
Secretary                      Assistant Compliance Officer

Lisa Wachendorf                Linda Gilmer
Director, Vice President and   Controller and Treasurer
Chief Compliance Officer

                               Priscilla Hechler
Anne M. Spaes                  Assistant Vice President and Assistant Secretary
Director and Vice President

Emily Bates                    Thomas Pierpan
Assistant Treasurer            Assistant Vice President and Assistant Secretary

Clifton Flenniken              Darin D. Smith
Assistant Treasurer            Assistant Vice President and Assistant Secretary

The principal business address of each person listed is AFSG Securities Corporation, 4333 Edgewood Road, N.E., Cedar Rapids, IA 52499-0001.

Commissions and Other Compensation Received by Principal Underwriter.
--------------------------------------------------------------------

AFSG Securities Corporation, the broker/dealer, received $0 from the Registrant for the year ending December 31, 1999, for its services in distributing the Policies. No other commission or compensation was received by the principal underwriter, directly or indirectly, from the Registrant during the fiscal year.

AFSG Securities Corporation serves as the principal underwriter for the PFL Endeavor Variable Annuity Account, the PFL Endeavor Platinum Variable Annuity Account, the PFL Retirement Builder Variable Annuity Account, the PFL Life Variable Annuity Account A, the PFL Life Variable Annuity Account C, the PFL Life Variable Annuity Account D, PFL Life Variable Annuity Account E, the PFL Wright Variable Annuity Account, the AUSA Endeavor Variable Annuity Account, and PFL Endeavor Variable Life Account. These accounts are separate accounts of PFL Life Insurance Company or AUSA Life Insurance Company, Inc. AFSG Securities Corporation also serves as principal underwriter for Separate Account I, Separate Account II, Separate Account IV and Separate Account V of Peoples Benefit Life Insurance Company, and for Separate Account B and Separate Account C of AUSA Life

Insurance Company, Inc.

Item 30.  Location of Accounts and Records

The records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and Rules 31a-1 to 31a-3 promulgated thereunder, are maintained by PFL Life Insurance Company at 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499-0001.

Item 31.  Management Services.

All management Contracts are discussed in Part A or Part B.

Item 32.  Undertakings

(a) Registrant undertakes that it will file a post-effective amendment to this registration statement as frequently as necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as Premiums under the Contract may be accepted.

(b) Registrant undertakes that it will include either (i) a postcard or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information or
     (ii) a space in the Policy application that an applicant can check to request a Statement of Additional Information.

(c) Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to PFL at the address or phone number listed in the Prospectus.

(d) PFL Life Insurance Company hereby represents that the fees and charges deducted under the contracts, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by PFL Life Insurance Company.

                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf, in the City of Cedar Rapids and State of Iowa, on this 10th day of March, 2000


                                                 PFL LIFE VARIABLE
                                                 ANNUITY ACCOUNT E

                                                 PFL LIFE INSURANCE COMPANY
                                                 Depositor

                                                 /s/  William L. Busler
                                                 ----------------------------
                                                 William L. Busler
                                                 President

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the duties indicated.

Signatures                                           Title                           Date
----------                                           -----                           ----
/s/  Patrick S. Baird                                Director                   March 10, 2000
--------------------------------------------                                    --------------
Patrick S. Baird

/s/  Craig D. Vermie                                 Director                   March 10, 2000
--------------------------------------------                                    --------------
Craig D. Vermie

/s/  William L. Busler                               Director                   March 10, 2000
--------------------------------------------   (Principal Executive Officer)    --------------
William L. Busler

/s/  Larry N. Norman                                 Director                   March 10, 2000
--------------------------------------------                                    --------------
Larry N. Norman

/s/  Douglas C. Kolsrud                              Director                   March 10, 2000
------------------------------------                                            --------------
Douglas C. Kolsrud

/s/  Robert J. Kontz                                 Vice President and         March 10, 2000
--------------------------------------------         Corporate Controller       --------------
Robert J. Kontz

/s/  Brenda K. Clancy                                Treasurer                  March 10, 2000
--------------------------------------------                                    --------------
Brenda K. Clancy

                                                                Registration No.
                                                                      333-______




                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                 ---------------

                                    EXHIBITS

                                       TO

                                    FORM N-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                       FOR

                                PRIVILEGE SELECT

                                 ---------------

                                  EXHIBIT INDEX
                                  -------------

Exhibit No. Description of Exhibit                                                 Page No.*
----------- ----------------------                                                 ---------
(1)(a)      Resolution of the Board of Directors

(3)(a)      Principal Underwriting Agreement

(3)(b)      Form of Broker/Dealer Supervision and Sales Agreement

(8)(a)(2)   Amended Schedule A to Participation Agreement among Variable
            Insurance Products Fund, Fidelity Distributors Corporation and PFL
            Life Insurance Company

(8)(b)(2)   Amended Schedule A to Participation Agreement among Variable
            Insurance Products Fund II , Fidelity Distributors Corporation and
            PFL Life Insurance Company

(8)(c)(2)   Amended Schedule A to Participation Agreement among Variable
            Insurance Products Fund III, Fidelity Distributors Corporation and
            PFL Life Insurance Company

(14)        Powers of Attorney




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* Page numbers included only in manually executed original.